UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 4
TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRST TRINITY FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Oklahoma	6311	34-10011436
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number.)

7633 E. 63rd Place
Suite 230
Tulsa, OK 74133
(918) 249-2438
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Mr. Gregg E. Zahn
Chief Executive Officer
First Trinity Financial Corporation
7633 E. 63rd Place
Suite 230
Tulsa, OK 74133
(918) 249-2438
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

P. David Newsome, Jr.
Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C.
320 South Boston Avenue
Suite 200
Tulsa, Oklahoma 74103
(918) 594-0400

Approximate date of commencement of proposed sale to the public: As soon as practicable beginning after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☐  Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class			Proposed maximum	Amount of
of securities to be	Amount to be	Offering price	aggregate offering	registration
registered	registered (1)	per share (2)	price (3)	fee (4)
Common stock, par value $.01 per share	1,466,668	$7.50	$11,000,010	$784.30

(1)	Includes 133,334 shares of common stock to cover over-subscriptions, if any, in excess of the proposed maximum number of shares being offered.

(2)	The common stock is not traded on any national exchange. The offering price was arbitrarily determined by the registrant and bears no relationship to assets, earnings or any other valuation criteria.

(3)	Estimated in accordance with Rule 457 of the Securities Act.

(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post Effective Amendment No. 4 to Form S-1 (this “Post-Effective Amendment) to the registration statement on Form S-1 (Registration No. 333-163901) (the “Registration Statement”) of First Trinity Financial Corporation (the “Company”), which has previously been declared effective by the Securities and Exchange Commission on June 29, 2010, as amended by Post-Effective Amendments No. 1, 2 and 3 effective June 29, 2010, January 13, 2011 and April 7, 2011, respectively, is to update certain information in the Registration Statement.  No additional securities are being registered under this Post-Effective Amendment.  All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed.  The securities covered by this prospectus may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, dated March 30, 2012

PROSPECTUS
FIRST TRINITY FINANCIAL CORPORATION
1,333,334 SHARES OF COMMON STOCK

This prospectus relates to a public offering of 1,333,334 shares of common stock, $.01 par value per share, of First Trinity Financial Corporation for $7.50 per share that commenced on June 29, 2010.  First Trinity Financial Corporation is referred to as “FTFC” or the “Company” and the securities are referred to as shares of “Common Stock.”  The Company will receive $8,500,000 after offering expenses and sales commissions if the additional shares issued hereby are sold.

	Per Share	Total
Public offering price	$7.50	$10,000,000
Less: Estimated offering expenses (excluding selling agent fees and expenses)	(0.38)	(500,000)
Less: Estimated selling agent fees and expenses	(0.75)	(1,000,000)
Estimated net proceeds	$6.37	$8,500,000

Through March 19, 2012, the Company has sold 1,429,937 shares of Common Stock since the offering commenced.  After offering expenses and selling agent fees and expenses, the Company has received net proceeds of approximately $9,115,848  The shares of Common Stock will continue to be offered and sold by our registered securities agents in the State of Oklahoma. The shares will be offered and sold on a best efforts basis. By “best efforts” we mean that we are not required to sell any specific number or dollar amount of shares. For a description of the plan of distribution of these shares, please see page 16 of this prospectus. Our securities are not listed on a national securities exchange or quoted on the Over-the-Counter Bulletin Board. There is no assurance that a market will be established in the future. In addition to the 1,333,334 shares mentioned above, we have registered an additional 133,334 shares of Common Stock to cover subscriptions in excess of 1,333,334 shares.

We will not accept subscriptions from any potential investor who does not meet one of the following standards: (1) a minimum annual gross income of $70,000 and a minimum net worth of $70,000 excluding vehicles, home and home furnishings; or (2) a minimum net worth of $150,000 excluding vehicles, home, and home furnishings. In addition, we will not accept subscriptions from any potential investor who is investing more than 10% of their net worth, excluding vehicles, home and home furnishings.

This offering will end on June 28, 2012, unless all of the Shares are sold before then or the offering is extended.

Our business and an investment in our Common Stock involve significant risks. You should refer to the factors described in the section called “Risk Factors” beginning on page 5 of this prospectus. Among the Risk Factors is a disclosure about our operating results and accumulated earnings.  You should not invest unless you can afford to lose your entire investment.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 30, 2012.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. You should assume that information appearing in this prospectus as well as the information we filed previously with the Securities and Exchange Commission, or SEC, and incorporated herein by reference is accurate only as of the date of the document containing the information.

PROSPECTUS SUMMARY

This summary may not contain all the information that may be important to you. You should read this entire prospectus before making an investment decision.

You should pay special attention to the “Risk Factors” section beginning on page 5 of this prospectus in determining whether an investment in our Common Stock is appropriate for you.

In this prospectus, references to the “Company,” “we,” “us,” “our,” “First Trinity,” “FTFC” and “registrant” refer to First Trinity Financial Corporation. Our life insurance subsidiary, Trinity Life Insurance Company, is referred to as “TLIC.” Our premium finance subsidiary, First Trinity Capital Corporation, is referred to as “FTCC.”

First Trinity Financial Corporation

First Trinity Financial Corporation is an Oklahoma corporation with offices at 7633 E. 63rd Place, Suite 230, Tulsa, Oklahoma 74133. The Company’s telephone number is (918) 249-2438. The Company was incorporated on April 19, 2004 for the purpose of forming and/or acquiring a life insurance company or insurance related companies and the formation of other financial service businesses. We received our Certificate of Authority for TLIC, our life insurance subsidiary (“Old TLIC”), from the Oklahoma Department of Insurance on June 22, 2006. We incorporated our premium finance subsidiary, FTCC, in February of 2006. We have been selling life insurance since March of 2007, and making premium finance loans since January of 2007. On December 23, 2008, we purchased First Life America Corporation (“FLAC”) from Brooke Capital Corporation to increase our insurance business. On August 31, 2009, we merged Old TLIC into FLAC with FLAC being the surviving company, and we then changed the name of FLAC to TLIC.  On December 28, 2011, we completed the purchase of Family Benefit Life Insurance (“Family Benefit Life”) from its shareholders to further increase our insurance business.

We are a holding company for an insurance company and a premium finance company. We operate our insurance company in eight states and develop and market individual life insurance and annuity products. We serve middle-income consumers with a focus on seniors. We believe this is an attractive, underserved, high growth market. We sell our products through independent producers (some of whom sell one or more of our product lines exclusively). We operate our premium finance company in three states and finance casualty insurance premiums through general insurance agencies.

State insurance holding company statutes applicable to us generally provide that no person may acquire control of us, and thus indirect control of our insurance subsidiary, without prior approval of the relevant state insurance commissioners. Generally, any person who acquires beneficial ownership of 10% or more of our outstanding voting securities would be presumed to have acquired such control unless the relevant state insurance commissioners upon application determine otherwise. Beneficial ownership includes the acquisition, directly or indirectly (by revocable proxy or otherwise), of our voting shares. If any person acquires 10% or more of the outstanding shares of common stock in violation of such provisions, our insurance subsidiary or the state insurance commissioner is entitled to injunctive relief, including enjoining any proposed acquisition, or seizing shares of common stock owned by such person, and such shares of common stock would not be entitled to be voted.

The Offering

Securities Offered	1,333,334 shares of Common Stock, all of which have been sold. The Company has registered an additional 133,334 shares for sale to cover subscriptions in excess of 1,333,334 shares.

Common Stock Outstanding Before Offering	6,095,250 shares (includes the impact of a 5% stock dividend declared on January 10, 2011 and payable on March 10, 2011).

Common Stock Outstanding After Offering (if maximum sold)
The company has registered an additional 133,334 shares of Common stock for sale to cover subscriptions in excess of 1,333,334 shares.  If all of the additional shares are sold, the Company will have approximately 7,973,000 shares issued and outstanding after the offering (including stock dividends of approximately 702,000 shares).

Results of Offering to Date
As of March 26, 2012, the Company has received gross proceeds of $10,747,245from the sale of 1,432,966 shares of its common stock in this offering and incurred $1,612,086 in offering expenses and selling agent fees and expenses.

Minimum Subscription
Subscriptions will be subject to a minimum purchase of 200 shares of Common Stock ($1,500) and a maximum purchase of 10,000 shares ($75,000), unless management of the Company in its sole discretion permits the purchase of a larger number of shares.

Plan of Distribution
Shares will be sold on a “best efforts” basis through agents of the Company registered in Oklahoma who will receive a direct commission based upon such sales not to exceed 10%. See “Plan of Distribution” below for additional information.

Use of Proceeds
We estimate that our net proceeds from the sale of shares in this offering, after deducting commissions and offering expenses, will be approximately $9,350,000 if all the additional shares of Common Stock are sold.  We intend to use the net proceeds for general corporate purposes, including working capital, to increase the capital and/or surplus of our insurance subsidiary as needed to maintain adequate capital and for potential acquisitions of insurance companies or life insurance business.

Term of Offering	The offering will continue until June 28, 2012 unless all of the shares are sold before then. We may extend this offering for one additional year by a future amendment to our registration statement.

Risk Factors	See “Risk Factors” beginning on page 5 of this prospectus for a discussion of the risk factors you should carefully consider before deciding to invest in our common stock.

Suitability	We will not accept subscriptions from any potential investor who does not meet one of the following standards: (1) a minimum annual gross income of $70,000 and a minimum net worth of $70,000 excluding vehicles, home and home furnishings; or (2) a minimum net worth of $150,000 excluding vehicles, home, and home furnishings. In addition, we will not accept subscriptions from any potential investor who is investing more than 10% of their net worth, excluding vehicles, home and home furnishings.

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Also, whenever we use words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate” or similar expressions, we are making forward looking statements. For example, when we discuss in this prospectus or any of the documents incorporated by reference future trends in the life insurance or premium finance industries and our expectations based on such trends, we are using forward looking statements. These forward looking statements are based upon our present intent, beliefs or expectations, but forward looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by our forward looking statements as a result of various factors.

Important factors that could cause actual results to differ materially from those in our forward looking statements include, among others, general market conditions, including the recent downturn in the economy and the growth in consumer debt, regulatory developments and other conditions which are not within our control. Other risks may adversely impact us, as described more fully in the section called “Risk Factors”. You should not place undue reliance upon forward looking statements. Except as required by law, we undertake no obligation to update or revise any forward looking statements as a result of new information, future events or otherwise.

RISK FACTORS

Your investment in our Common Stock involves risk. You should carefully consider the risks described below, as well as other information included or incorporated by reference in this prospectus, before making a decision to buy our Common Stock. If any of the following risks actually occurs, our business could be materially harmed. In that case, the value of our Common Stock could decline, and you may lose all or part of your investment. You also should refer to the other information in this prospectus, including our financial statements and the related notes.

Risks Related To Our Business

We have suffered operating losses for the years prior to this offering but have accumulated earnings  of approximately $1,542,000 as of December 31, 2011.

The Company was a development stage company until commencing operations in 2007.  Net losses of $3,480,907 occurred from 2004 through 2009.  Those losses resulted primarily from costs incurred while raising capital and establishing the subsidiary companies as well as losses resulting from issuing and administering new and renewal life insurance policies.  The Company’s operations produced combined net income of $7,451,329 in 2010 and 2011.  The Company has therefore had cumulative net income since inception of $3,850,422.  The Company issued 323,777 shares in connection with a stock dividend paid to shareholders of record as of March 10, 2011, however, that resulted in accumulated earnings (deficit) being charged $2,428,328 with an offsetting credit of $2,428,328 to common stock and additional paid-in capital.  The impact of this stock dividend charge of $2,428,328 to accumulated earnings (deficit) decreased the balance as of December 31, 2011 to $1,542,094.

In addition, although we are under no obligation to do so, we may elect to contribute additional capital to strengthen the surplus of our insurance subsidiary for regulatory purposes or to provide the capital necessary for growth. Any election regarding the contribution of additional capital to our insurance subsidiary could affect the ability of our insurance subsidiary to pay dividends.

We are a holding company and our liquidity and ability to meet our obligations may be constrained by the ability of our insurance subsidiary to distribute cash to us.

We are a holding company with no business operations of our own. We depend on our initial capital, the proceeds of this offering and operating subsidiaries for cash to pay administrative expenses. We receive interest payments on surplus debentures from our insurance subsidiary, as well as cash from our non-insurance subsidiary consisting of principal and interest payments.  A deterioration in the financial condition, earnings or cash flow of our subsidiaries for any reason could hinder the ability of our subsidiaries to make disbursements to us. In addition, we may elect to contribute additional capital to our insurance subsidiary to strengthen its surplus for regulatory purposes or to provide the capital necessary for growth, in which case it is less likely that our insurance subsidiary would pay dividends to us. Accordingly, this could limit our ability to satisfy holding company financial obligations.

Payments from our non-insurance subsidiary do not require approval by any regulatory authority or other third party. However, the payment of dividends or surplus debenture interest by our insurance subsidiary is subject to state insurance department regulations and may be prohibited by insurance regulators if they determine that such dividends or other payments could be adverse to our policyholders or contract holders. Oklahoma Insurance Department and Missouri Department of Insurance regulations permit dividends to be paid from statutory earned surplus of the insurance company without regulatory approval for any 12-month period in amounts equal to the lesser of statutory net gain from operations, excluding realized capital gains, or 10% of insurer’s surplus as regards policyholders as of the end of the preceding year. This type of dividend is referred to as “ordinary dividends.” Any dividends in excess of these levels require the approval of the Oklahoma Insurance Commissioner and, in the case of Family Benefit Life (the Missouri life insurance company we acquired in 2011), the Missouri Insurance Director. This type of dividend is referred to as “extraordinary dividends”. Accordingly, any dividend payments from our insurance subsidiary will require the prior approval of the Oklahoma Insurance Commissioner. As of December 31, 2011, cash and cash equivalents of $14,383,877 and $9,103,505, respectively, of the total $27,705,711 were held by TLIC and Family Benefit Life and may not be available for use by FTFC due to the required pre-approval by the Oklahoma Insurance Department and Missouri Department of Insurance of any dividend or intercompany transaction to transfer funds to FTFC.  The maximum dividend, which may be paid in any twelve-month period without notification or approval, is limited to the lesser of 10% of statutory surplus as of December 31 of the preceding year or the net gain from operations of the preceding calendar year.  Cash dividends may only be paid out of surplus derived from realized net profits.  Based on these limitations, there is no capacity for TLIC to pay a dividend in 2011 without prior approval.  However, there is the capacity for Family Benefit Life to pay a dividend up to $934,675 in 2012 without prior approval. There were no dividends paid or a return of capital to the parent company in 2010.

Furthermore, risk-based capital requirements and other capital requirements can also limit, in certain circumstances, the ability of our insurance subsidiary to pay dividends. For example, certain states have established minimum capital requirements for insurance companies licensed to do business in their state.

In addition, although we are under no obligation to do so, we may elect to contribute additional capital to strengthen the surplus of our insurance subsidiary for regulatory purposes or to provide the capital necessary for growth.

There are risks to our business associated with the current economic environment.

Over the past three years, the U.S. economy has experienced unprecedented credit and liquidity issues and entered into a recession. Following several years of rapid credit expansion, a sharp contraction in mortgage lending coupled with dramatic declines in home prices, rising mortgage defaults and increasing home foreclosures, resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks. These write-downs, initially of mortgage-backed securities but spreading to most sectors of the credit markets, and to credit default swaps and other derivative securities, have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions, to be subsidized by the U.S. government and, in some cases, to fail. Reflecting concern about the stability of the financial markets, generally, and the strength of counterparties, many lenders and institutional investors have reduced and, in some cases, ceased to provide funding to borrowers, including other financial institutions. These factors, combined with declining business and consumer confidence and increased unemployment, have precipitated an economic slowdown and fears of a prolonged recession.

Even under more favorable market conditions, general factors such as the availability of credit, consumer spending, business investment, capital market conditions and inflation affect our business. For example, in an economic downturn, higher unemployment, lower family income, lower corporate earnings, lower business investment and lower consumer spending may depress the demand for life insurance and annuity products. In addition, this type of economic environment may result in higher lapses or surrenders of policies. Accordingly, the risks we face related to general economic and business conditions are more pronounced given the severity and magnitude of the recent adverse economic and market conditions experienced.

More specifically, our business is exposed to the performance of the debt and equity markets, which have been materially and adversely affected by recent economic developments. Adverse conditions, including but not limited to, a lack of buyers in the marketplace, volatility, credit spread changes, and benchmark interest rate changes, have affected and will continue to impact the liquidity and value of our investments. We experienced realized losses during 2009 due to bond defaults; however the recovery in the debt and equity market performance was beneficial to us during 2010 and 2011 due to having purchased the bonds and equity securities of FLAC in a depressed market.  In addition, in late 2011, we purchased the bonds and equity securities of Family Benefit Life at the prevailing market prices of late December 2011.

Changes in interest rates that have adversely affected, and will continue to adversely affect, our business, financial condition, growth and profitability include, but are not limited to, the following:

A widening of credit spreads, such as the market experienced in 2008 could increase the net unrealized loss position of our investment portfolio and may ultimately result in increased realized losses. The value of our investment portfolio can also be affected by illiquidity and by changes in assumptions or inputs we use in estimating fair value. Although the value of our investments decreased on an aggregate basis in 2011, there is still a $2,696,000 unrealized gain net of applicable deferred income taxes.  However, there can be no assurance that higher realized and/or unrealized losses will not occur in the future. Continued adverse capital market conditions could result in further realized and/or unrealized losses.

Changes in interest rates also have other effects related to our investment portfolio. In periods of increasing interest rates, life insurance policy loans, surrenders and withdrawals could increase as policyholders seek investments with higher returns. This could require us to sell invested assets at a time when their prices are depressed by the increase in interest rates, which could cause us to realize investment losses. Conversely, during periods of declining interest rates, we could experience increased premium payments on products with flexible premium features, repayment of policy loans and increased percentages of policies remaining in-force. We would obtain lower returns on investments made with these cash flows. In addition, borrowers may prepay or redeem bonds in our investment portfolio so that we might have to reinvest those proceeds in lower yielding investments. As a consequence of these factors, we could experience a decrease in the spread between the returns on our investment portfolio and amounts credited to policyholders and contract owners, which could adversely affect our profitability.

Increasing consumer concerns about the returns and features of our products or our financial strength may cause existing customers to surrender policies or withdraw assets, and diminish our ability to sell policies and attract assets from new and existing customers, which would result in lower sales and revenues.

It is difficult to predict how long the current economic and market conditions will continue, whether the financial markets will continue to deteriorate and which aspects of our products and/or business will be adversely affected. However, the lack of credit, lack of confidence in the financial sector, increased volatility in the financial markets and reduced business activity are likely to continue to materially and adversely affect our business, financial condition and results of operations.

The determination of the amount of realized investment losses recorded as impairments of our investments is highly subjective and could have a material adverse effect on our operating results and financial condition.

The determination of the amount of realized investment losses recorded as impairments vary by investment type and is based upon our periodic evaluation and assessment of known and inherent risks associated with the respective asset class. Such evaluations and assessments are revised as conditions change and new information becomes available. We update our evaluations regularly and reflect changes in realized investment gains and losses from impairments in operating results as such evaluations are revised. Our assessment of whether unrealized losses are other-than-temporary impairments requires significant judgment and future events may occur, or additional information may become available, which may necessitate future impairments of securities in our portfolio. Historical trends may not be indicative of future other-than-temporary impairments. For example, the cost of our fixed maturity and equity securities is adjusted for impairments in value deemed to be other-than-temporary in the period in which the determination is made. The assessment of whether impairments have occurred is based on our case-by-case evaluation of the underlying reasons for the decline in fair value.

The determination of the fair value of our fixed maturity securities results in unrealized net investment gains and losses and is highly subjective and could materially impact our operating results and financial condition.
In determining fair value, we generally utilize market transaction data for the same or similar instruments. The degree of management judgment involved in determining fair values is inversely related to the availability of market observable information. The fair value of financial assets and financial liabilities may differ from the amount actually received to sell an asset or the amount paid to transfer a liability in an orderly transaction between market participants at the measurement date. Moreover, the use of different valuation assumptions may have a material effect on the fair values of the financial assets and financial liabilities. As of December 31, 2011, our total unrealized net investment gains before deferred income taxes and adjustment to deferred acquisition costs were $3,071,056.

If we fail to raise a significant portion of the offering our plans to seek acquisitions will be effected.

If we do not raise a significant portion of this offering, we will be limited to the size and financing options available for any acquisitions of life insurance companies or life insurance business. This may negatively impact our plan for growth of the Company.

Our business is subject to extensive regulation.

Our insurance business is subject to extensive regulation and supervision in the jurisdictions in which we operate. Our insurance subsidiary is subject to state insurance laws that establish supervisory agencies. Such agencies have broad administrative powers including the power to grant and revoke business licenses, regulate and supervise sales practices and market conduct, establish guaranty associations, license agents, approve policy forms, establish reserve requirements, prescribe the form and content of required financial statements and reports, determine the reasonableness and adequacy of statutory capital and surplus, perform financial, market conduct and other examinations, define acceptable accounting principles; and regulate the types and amounts of permitted investments.

The regulations issued by state insurance agencies can be complex and subject to differing interpretations. If a state insurance regulatory agency determines that our insurance subsidiary is not in compliance with applicable regulations, the subsidiary is subject to various potential administrative remedies including, without limitation, monetary penalties, restrictions on the subsidiary’s ability to do business in that state and a return of a portion of policyholder premiums. In addition, regulatory action or investigations could cause us to suffer significant reputational harm, which could have an adverse effect on our business, financial condition and results of operations.

Our insurance subsidiary is also subject to risk-based capital requirements. These requirements were designed to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks associated with asset quality, mortality and morbidity, asset and liability matching and other business factors. The requirements are used by states as an early warning tool to discover companies that may be weakly-capitalized for the purpose of initiating regulatory action. Generally, if an insurer’s risk-based capital falls below specified levels, the insurer is subject to different degrees of regulatory action depending upon the magnitude of the deficiency. The 2011 statutory annual statements filed with the state insurance regulators reflected total adjusted capital in excess of the levels subjecting the subsidiary to any regulatory action.

Regulatory developments relating to the recent financial crisis may also significantly affect our operations and prospects in ways that we cannot predict.  New regulations will likely affect critical matters, including capital requirements.  If we fail to manage the impact of these developments effectively, our prospects, results and financial condition could be materially adversely affected.

Our reserves for future insurance policy benefits and claims may prove to be inadequate, requiring us to increase liabilities which results in reduced net income and shareholders’ equity.

Liabilities for insurance products are calculated using management’s best judgments, based on our past experience and standard actuarial tables of mortality, morbidity, lapse rates, investment experience and expense levels. We establish reserves based on assumptions and estimates of factors either established at the date of acquisition for business acquired or considered when we set premium rates for business written.
Many factors can affect these reserves and liabilities, such as economic and social conditions, changes in life expectancy and regulatory actions. Therefore, the reserves and liabilities we establish are necessarily based on estimates, assumptions, industry data and prior years’ statistics. It is possible that actual claims will materially exceed our reserves and have a material adverse effect on our results of operations and financial condition.

We may be required to accelerate the amortization of the cost of policies produced or the value of policies acquired.

Costs of policies produced represent the costs that vary with, and are primarily related to, producing new insurance business. The value of policies acquired represents the value assigned to the right to receive future cash flows from contracts in-force in FLAC and Family benefit Life at the dates FLAC and Family Benefit Life were acquired. The balances of these accounts are amortized over the expected lives of the underlying insurance contracts. On an ongoing basis, we test these accounts recorded on our balance sheet to determine if these amounts are recoverable under current assumptions. In addition, we regularly review the estimates and assumptions underlying these accounts for those products for which we amortize the cost of policies produced or the value of business acquired in proportion to gross profits or gross margins. If facts and circumstances change, these tests and reviews could lead to reduction in the balance of those accounts that could have an adverse effect on the results of our operations and our financial condition.

Our operating results will suffer if policyholder surrender levels differ significantly from our assumptions.

Surrenders of our annuities and life insurance products can result in losses and decreased revenues if surrender levels differ significantly from assumed levels. The surrender charges that are imposed on our fixed rate annuities typically decline during a penalty period, which ranges from three to ten years after the date the policy is issued. Surrender charges are eliminated after the penalty period. Surrenders and redemptions could require us to dispose of assets earlier than we had planned, possibly at a loss. Moreover, surrenders and redemptions require faster amortization of either the acquisition costs or the commissions associated with the original sale of a product, thus reducing our net income. We believe policyholders are generally more likely to surrender their policies if they believe the issuer is having financial difficulties, or if they are able to reinvest the policy’s value at a higher rate of return in an alternative insurance or investment product.

The amount of statutory capital that we have and the amount of statutory capital that we must hold to maintain our financial strength and credit ratings and meet other requirements can vary significantly from time to time and is sensitive to a number of factors outside of our control, including equity market, credit market, interest rate, changes in policyholder behavior and changes in rating agency models.

We conduct the majority of our business through our life insurance company subsidiary.  Accounting standards and statutory capital and reserve requirements for these entities are prescribed by the applicable insurance regulators and the National Association of Insurance Commissioners (“NAIC”).  Insurance regulators have established regulations that provide minimum capitalization requirements based on risk-based capital formulas for life companies.  The risk-based capital formula for life companies establishes capital requirements relating to insurance, business, asset and interests rate risks, including equity, interest rate and expense recovery risks associated with variable annuities that contain death benefits or certain living benefits.

In any particular year, statutory surplus amounts and risk-based capital ratios may increase or decrease depending on a variety of factors -  the amount of statutory income or losses generated by our insurance subsidiary (which itself is sensitive to equity market and credit market conditions), the amount of additional capital our insurance subsidiary must hold to support business growth, changes in equity market levels, the  value of certain fixed-income and equity securities in our investment portfolio, the value of certain derivative instruments, changes in interest rates, as well as changes to the NAIC risk-based capital formulas.  Most of these factors are outside of the Company’s control.  The Company’s financial strength is significantly influenced by the statutory surplus amounts and risk-based capital ratios of our insurance company subsidiary.  Due to a variety of factors, projecting statutory capital and the related risk-based capital ratios is complex.

Changing interest rates may adversely affect our results of operations.

Our profitability is affected by fluctuating interest rates. While we monitor the interest rate environment and our financial results could be adversely affected by changes in interest rates. Our annuity business is subject to several inherent risks arising from movements in interest rates, especially if we fail to anticipate or respond to such movements. First, interest rate changes can cause compression of our net spread between interest earned on investments and interest credited to customer deposits. Our ability to adjust for such a compression is limited by the guaranteed minimum rates that we must credit to policyholders on certain products, as well as the terms on most of our other products that limit reductions in the crediting rates to pre-established intervals. Second, if interest rate changes produce an unanticipated increase in surrenders of our annuity products, we may be forced to sell invested assets at a loss in order to fund such surrenders. Third, the profits from other insurance products can be adversely affected when interest rates decline because we may be unable to reinvest the cash from premiums received at the interest rates anticipated when we sold the policies. Finally, changes in interest rates can have significant effects on the market value and performance of our investments in general.

Concentration of our investment portfolios in any particular sector of the economy or type of asset may have an adverse effect on our financial position or results of operations.

The concentration of our investment portfolios in any particular industry, group of related industries, asset classes (such as residential mortgage-backed securities and other asset-backed securities), or geographic area could have an adverse effect on their value and performance and, consequently, on our results of operations and financial position. While we seek to mitigate this risk by having a broadly diversified portfolio, events or developments that have a negative impact on any particular industry, group of related industries or geographic area may have an adverse effect on the investment portfolios to the extent that the portfolios are concentrated.

General market conditions affect investments and investment income.

The performance of our investment portfolio depends in part upon the level of and changes in interest rates, risk spreads, market volatility, the performance of the economy in general, the performance of the specific obligors included in our portfolio and other factors that are beyond our control. Changes in these factors can affect our net investment income in any period, and such changes can be substantial.

Financial market conditions can also affect our realized and unrealized investment gains (losses). During periods of rising interest rates, the fair values of our investments will typically decline. Conversely, during periods of falling interest rates, the fair values of our investments will typically rise.

Competition from companies that have greater market share, higher ratings, greater financial resources and stronger brand recognition, may impair our ability to retain existing customers and sales representatives, attract new customers and sales representatives and maintain or improve our financial results.

We sell life insurance and fixed annuities and have a relatively small market share. Many of our competitors are larger companies that have higher financial strength ratings, greater capital, technological and marketing resources. Recent industry consolidation, including business combinations among insurance and other financial services companies, has resulted in larger competitors with even greater financial resources. Furthermore, changes in federal law have narrowed the historical separation between banks and insurance companies, enabling traditional banking institutions to enter the insurance and annuity markets and further increase competition. This increased competition may harm our ability to improve our profitability.

In addition, because the actual cost of products is unknown when they are sold, we are subject to competitors who may sell a product at a price that does not cover its actual cost. Accordingly, if we do not also lower our prices for similar products, we may lose market share to these competitors. If we lower our prices to maintain market share, our profitability will decline.

We must attract and retain sales representatives to sell our insurance and annuity products. Strong competition exists among insurance and financial services companies for sales representatives. We compete for sales representatives primarily on the basis of our financial position, financial strength ratings, support services, compensation, products and product features. Our competitiveness for such agents also depends upon the relationships we develop with these agents. If we are unable to attract and retain sufficient numbers of sales representatives to sell our products, our ability to compete and our revenues and profitability would suffer.

Tax law changes could adversely affect our insurance product sales and profitability.

We sell deferred annuities and some forms of life insurance that are attractive, in part, because policyholders generally are not subject to U.S. federal income tax on increases in policy values until some form of distribution is made. Congress has enacted legislation to lower marginal tax rates, to reduce the U.S. federal estate tax gradually over a ten-year period (with total elimination of the U.S. federal estate tax in 2010) and to increase contributions that may be made to individual retirement accounts and 401(k) accounts. While these tax law changes were extended at the beginning of 2011, future congressional action to cancel the extensions could diminish the appeal of our annuity and life insurance products because the benefit of tax deferral is lessened when tax rates are lower and because fewer people may purchase these products when they can contribute more to individual retirement accounts and 401(k) accounts. Additionally, Congress has considered, from time to time, other possible changes to U.S. tax laws, including elimination of the tax deferral on the accretion of value within certain annuities and life insurance products. Such a change would make these products less attractive to prospective purchasers and therefore would likely cause our sales of these products to decline.

We face risk with respect to our reinsurance agreements.

We transfer exposure to certain risks to others through reinsurance arrangements. Under these arrangements, other insurers assume a portion of our losses and expenses associated with reported and unreported claims in exchange for a portion of policy premiums. The availability, amount and cost of reinsurance depend on general market conditions and may vary significantly. As of December 31, 2011, our reinsurance receivables totaled $1,132,121. Our ceded life insurance in-force totaled $40.1 million. When we obtain reinsurance, we are still liable for those transferred risks if the reinsurer cannot meet its obligations. Therefore, the inability of our reinsurers to meet their financial obligations may require us to increase liabilities, thereby reducing our net income and shareholders’ equity.

Our insurance subsidiary may be required to pay assessments to fund other companies’ policyholder losses or liabilities and this may negatively impact our financial results.

The solvency or guaranty laws of most states in which an insurance company does business may require that company to pay assessments up to certain prescribed limits to fund policyholder losses or liabilities of other insurance companies that become insolvent. Insolvencies of insurance companies increase the possibility that these assessments may be required. These assessments may be deferred or forgiven under most guaranty laws if they would threaten an insurer’s financial strength and, in certain instances, may be offset against future premium taxes. We cannot estimate the likelihood and amount of future assessments. Although past assessments have not been material, if there were a number of large insolvencies, future assessments could be material and could have a material adverse effect on our operating results and financial position.

We may not be able to obtain a favorable insurance rating.

Insurance ratings have become an increasingly important factor in establishing the competitive position of insurance companies. Ratings reflect the rating agencies’ opinion of an insurance company’s financial strength, operating performance and ability to meet its obligations to policyholders. There can be no assurance that our insurance company will be rated by a rating agency or that a rating, if and when received, will be favorable to the insurance subsidiary.

Our premium finance business will be subject to risk.

Our premium finance business is subject to the risk that we will not be able to successfully market our products, the possibility of interest rate changes which could affect the profitability of the business, the possibility of regulatory changes including limits on the amount of interest which could be charged, the insolvency of an insurance company or agency whose premiums have been financed and the competition from other premium finance companies that have greater capitalization and have existing business in the states in which we operate.

Risks Related To The Offering and Ownership of Our Common Stock

No market exists or is expected to develop for the Common Stock.

There is currently no existing public or other market for our Common Stock. The development of a public trading market, if any, will depend upon the Company’s ability to meet the listing requirements on an exchange or trading system. There is no assurance that we will be able to meet those standards or that we will attempt to do so.

We have no plans to pay cash dividends on our Common Stock, and you may not receive funds without selling your Common stock.

We have not declared or paid cash dividends on our Common Stock and do not anticipate paying such dividends in the foreseeable future. We currently intend to retain available funds to finance our operations and growth. Future dividend policy will be at the discretion of our board of directors and will depend on our earnings, capital requirements, financial condition and other relevant factors. See “Description of Securities” below for additional information.

Accordingly, you may have to sell some or all of your common stock in order to generate cash from your investment. Because there is no public market for the stock, you may not receive a gain when you sell our common stock and you may lose the entire investment.

On January 10, 2011, the Company’s Board of Directors approved a 5% share dividend by which shareholders received a share of Common Stock for each 20 shares of common stock of the Company they held.  The dividend was payable to the holders of shares of the Corporation as of March 10, 2011.  Fractional shares were rounded to the nearest whole number of shares.  The Company issued 323,738 shares in connection with the stock dividend that resulted in accumulated deficit being charged by approximately $2,428,035 with an offsetting credit of $2,428,035 to common stock and additional paid-in capital.

On January 11, 2012, the Company’s Board of Directors approved another 5% share dividend by which shareholders will receive a share of Common Stock for each 20 shares of common stock of the Company they hold.  The dividend is payable to the holders of shares of the Corporation as of March 10, 2012.  Fractional shares will be rounded to the nearest whole number of shares.  It is anticipated that approximately 378,000 shares will be issued in connection with the stock dividend that will result in accumulated deficit being charged by approximately $2,835,000 with an offsetting credit of approximately $2,835,000 to common stock and additional paid-in capital.

You will suffer an immediate and substantial dilution in the net tangible book value of the Shares you purchase.

Using our December 31, 2011 net worth, there will be an immediate and substantial dilution in the book value of each purchaser’s investment. The dilution would be a minimum of $3.83 per share or 51.1% of the $7.50 offering price if all the shares offered are sold and could be substantially higher depending upon the number of shares sold. This dilution, which is influenced by our net losses from operations, is due in large part to the fact that prior investors in the Company paid an average price of $2.67 per share when they purchased their shares of Common Stock, which is substantially less than the offering price of $7.50 per share in this offering. Dilution will also affect your investment if the minimum number of shares is sold in this offering.  See “Dilution” below for additional information.

Our management will have broad discretion in using the net proceeds of this offering.

We intend to reserve a substantial portion of the offering for the acquisition of other life insurance companies or blocks of life insurance business and for working capital. While such acquisitions require approval of the insurance commissioner in the appropriate state, management will have absolute and broad discretion regarding the selection of any acquisition. Investors will be dependent upon the judgment and ability of management to select an acquisition that meets the financial and operational objectives of the Company. Investors will also be dependent upon management’s judgment regarding timing of an acquisition. In addition, prospective investors who invest in the Company will be entirely dependent on the judgment of our management in connection with the allocation of the funds raised herein for working capital. There can be no assurance that determinations ultimately made by such persons relating to the specific allocation of those proceeds will permit us to achieve our business objectives. See “Use of Proceeds” below for additional information.

This offering has not been independently reviewed.

We are offering the shares of Common Stock directly through issuer agents. While we have reserved the right to place the shares through the services of a stock broker, the shares in all likelihood will be sold without the use of an investment banker. Consequently, no independent review of the offering has been, or will likely be, made by any investment banker.

The offering price of the shares has been fixed exclusively by our management.

While our management has reviewed and considered our assets, operations, and the acquisitions of FLAC and Family Benefit Life in relationship to our initial offerings, the offering price is arbitrarily determined by the Company and bears no relationship to assets, earnings, recent arm’s-length private sales or any other valuation criteria. No assurance can be given that the shares offered hereby will have a market value or that they may be sold at this, or at any price. See “Determination of Offering Price” below for additional information.

We and our agents in this offering must comply with federal “broker” and “dealer” laws, and a failure to comply with these laws would materially and adversely affect our financial condition.

We do not plan to use the services of a broker/dealer to place the shares. Instead, we will offer the shares through certain of our agents and employees that have been registered as our agents in Oklahoma. See “Plan of Distribution” below for additional information. Neither we nor any of our agents have registered with FINRA as a “broker” or a “dealer” but have relied on a statutory exemption for a broker or dealer whose business is exclusively within a single state and who does not make use of any facility of a national securities exchange. Should a determination be made that any of the individual agents recruited to sell the shares was acting in violation of the statutory exemption, we could be subject to the voidability of contract provisions of the securities laws for any transactions made in violation of the securities acts.

We are highly dependent upon our key personnel, and the loss of any of our key personnel could materially and adversely affect our business.

Our ability to operate successfully will be dependent primarily upon the efforts of Gregg Zahn, our President and CEO. We have an employment agreement with Mr. Zahn and a $1 million “key man” life insurance policy on his life but the loss of his services could have a materially adverse effect on our ability to operate successfully.

Our officers and directors will own 13.27% of our Common Stock and will continue to have substantial control over us following this offering.

As of the date of this prospectus, our officers and directors own approximately 13.32% of the outstanding shares of our Common Stock. In the event that all of the shares are sold pursuant to this prospectus, our officers and directors will own approximately 13.27% of the outstanding shares of our Common Stock. See “Security Ownership of Certain Beneficial Owners and Management” below for additional information. As a result, the officers and directors will be able to continue to influence decisions requiring shareholder approval, including election of the directors and all corporate actions and changes. This could limit the ability of purchasers in this offering to influence the outcome of key transactions.

State insurance laws may delay, deter or prevent a takeover attempt that may be in the best interests of stockholders.

State insurance laws include provisions that may delay, deter or prevent a takeover attempt that may be in the best interests of stockholders. For example, under applicable state insurance holding company laws and regulations, no person may acquire control of us, and thus indirect control of our insurance subsidiary, unless the person has provided required information to, and the acquisition is approved or not disapproved by, the appropriate insurance regulatory authorities. Under applicable laws and regulations, any person acquiring, directly by stock ownership or indirectly (by revocable proxy or otherwise) 10% or more of the voting power of our capital stock would be presumed to have acquired control of us, and a person who beneficially acquires 10% or more of our shares of Common Stock without obtaining the approval of the appropriate state insurance commissioners would be in violation of state insurance holding company statutes and would be subject to injunctive action requiring disposition or seizure of the shares and prohibiting the voting of such shares, as well as other action determined by the state insurance commissioners, unless the appropriate insurance regulatory authorities, upon advance application, determine otherwise. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock.

USE OF PROCEEDS

The Company intends to use the proceeds to finance future acquisition of life insurance companies or blocks of life insurance business, to provide up to $4 million of capital and/or surplus for TLIC as needed to maintain adequate capital and to increase working capital. We will use up to 10% of the proceeds to pay sales commissions to our agents and an additional 5% of the proceeds to pay additional offering costs.

The following table summarizes the anticipated use of the gross proceeds from the sale of shares, assuming all shares offered are sold and if only the actual number of shares sold through March 19, 2012 (1,429,937 shares that generated gross proceeds of $10,724,527) are sold. It should be noted, however, that certain of these figures are only estimates and are subject to change, particularly if less than all of the shares offered are sold. There can be no assurance that actual experience will approach this anticipated use of proceeds:

	Actual Sales	Maximum Offering
	Through March 19, 2012	of 1,466,667 Shares
Expenses of the offering (1)
Sales commissions (2)	$1,072,452	$1,100,000
Legal, accounting, printing and office expense	160,075	176,000
Agent recruitment and training	364,718	374,000
Capital and/or surplus TLIC (3)	3,750,000	4,400,000
Available for acquisitions (3)	4,400,000	3,850,000
Working capital (3)	1,000,000	1,100,000
Total	$10,747,245	$11,000,000

(1)
Includes fees and expenses for legal, accounting, registration and our transfer agent and printing and mailing costs in connection with the offering. Also includes agent recruiting, training, and registration expenses, as well as amounts paid for prizes and bonuses to sales personnel in connection with their sales efforts. In no event will sales commissions and other offering expenses exceed 15% of the gross proceeds.

(2)	The Company’s sales agents will be paid commissions ranging from 7% to 10% of the shares sold by them. The table assumes that all commissions will be 10%.

(3)
The Company will use the net proceeds in the following order of priority; (1) acquisition of life insurance companies or blocks of life insurance business, (2) working capital, and (3) capital and/or surplus for TLIC. The Company may alter the priorities if funds are needed for capital or surplus contributions to TLIC prior to the proceeds being used for other purposes.

DETERMINATION OF OFFERING PRICE AND MARKET DATA

There is no public market for the Common Stock and, therefore, the shares have no readily ascertainable market value. Our management has determined the price of the shares being offered by this prospectus arbitrarily, and without the input of any third party. The offering price bears no relationship to assets, earnings, recent arms’-length private sales or any other valuation criteria. No assurance can be given that the Common Stock offered hereby will have a market value or that they may be sold at this, or at any price. The shares are offered only as a long-term investment for those who can afford the risk of loss of their entire investment and who can foresee no need to liquidate their investment in the near future. Management considered the price at which its previous offerings had been made, the increase in assets since the last offering, the dilution to existing shareholders, the increase in business in both the life insurance and premium finance business since the last offering and the acquisition of FLAC.

DILUTION

As of December 31, 2011, we had an aggregate of 7,733,186 shares of Common Stock issued and outstanding or subscribed (reflects the impact of the 5% stock dividend declared on January 11, 2012 and payable on March 10, 2012)  and a net book value, as reflected on our balance sheet, of $28,398,113 or approximately $3.67 per share. “Net book value per share” represents our total assets less liabilities, divided by the number of shares of Common Stock outstanding or subscribed.

After the offering, if $11 million is raised from the sale of 1,466,666 shares, we will have an aggregate of approximately 7,973,000 shares outstanding and, using December 31, 2011 net worth, a net book value of approximately $30,127,000 (assuming net proceeds from the sale of additional shares after December 31, 2011 of approximately $1,729,000) or approximately $3.78 per share. New shares will experience an immediate dilution in net book value per share of $3.72 from the $7.50 per share purchase price, while the present shareholders will receive an immediate increase in the net book value of $0.11 per share. Such dilution represents the difference between the offering price per share and the net book value per share immediately after completion of the offering assuming there is no change in net book value other than from the sale of shares. The increase in book value per share held by the current shareholders would be solely attributable to the cash paid by new shareholders for their shares.

PLAN OF DISTRIBUTION

We are offering up to 1,333,334 shares of our Common Stock on a “best efforts” basis only through a network of agents recruited, trained, and registered as our agents. We will not accept subscriptions from any potential investor who does not meet one of the following standards: (1) a minimum annual gross income of $70,000 and a minimum net worth of $70,000 excluding vehicles, home and home furnishings; or (2) a minimum net worth of $150,000 excluding vehicles, home, and home furnishings. In addition, we will not accept subscriptions from any potential investor who is investing more than 10% of his or her net worth, excluding vehicles, home and home furnishings.

Commissions to be paid to agents on each sale will range from 7% - 10% of the amount of the shares sold. In addition, the agents may receive prizes and other incentives for their sales efforts. All agents must employ the suitability standards for subscribers as set forth in the Subscription Agreement.

Our agents are registered as issuer-agents with the Oklahoma Department of Securities. These agents will be limited to making offers and sales to Oklahoma residents. In the event we elect to offer the shares in other states we will use the services of a broker-dealer licensed in that state. At that time we will enter into an underwriting agreement that will provide for the terms and conditions for the offering in that jurisdiction. Neither we nor any of our agents have registered with the SEC as a “broker” or a “dealer” in reliance on a statutory exemption for a broker or dealer whose business is exclusively intrastate and who does not make use of any facility of a national securities exchange. Should a determination be made that any of the individual agents recruited to sell the shares were acting in violation of statutory exemption, we could be subject to the voidability of contracts provisions of Section 29(b) of the Exchange Act for any transactions made in violation of that act. See, “Risk Factors — We and our agents in this offering must comply with federal “broker” and “dealer” laws, and a failure to comply with these laws would materially and adversely affect our financial condition.”

The purchase price shall be payable in cash at the time of subscription. Subscriptions are made by executing a Subscription Agreement and by payment of the purchase price by a check made payable to “First Trinity Financial Corporation.” Each subscriber will be required to represent to the Company that they meet the income and net worth requirements for this offering.

Proceeds from the sale of shares of Common Stock were held in an escrow account until over 133,334 shares were sold.  These proceeds were released from escrow after the offering exceeded $1,000,000 in gross proceeds from the sale of more than 133,334 shares.  We have decided to continue the offering until June 28, 2012 or until the additional 133,334 shares we registered for over-subscription are sold.  Our officers, directors and affiliates (as defined by regulations under the Securities Act) may purchase shares on the same terms as unaffiliated public investors.

DESCRIPTION OF SECURITIES

Capital Stock

The authorized capital stock of the Company as of March 26, 2012 consists of 20 million shares of Common Stock, par value $.01 per share, of which there are 6,798,535 shares issued and outstanding and 763,200 shares subscribed (excludes 378,000 shares from the 5% stock dividend declared on January 11, 2012 payable to shareholders of record as of March 10, 2012).  As of March 26, 2011, 1,436,966 shares have been subscribed since this offering commenced on June 29, 2010 with 669,766 of these shares now issued and outstanding.

The Company has 550,000 shares of Preferred Stock, par value $.01 per share, none of which have been designated or issued. The following summarizes the important provisions of the Company’s capital stock.

Common Stock

In the event of liquidation, holders of the shares of Common Stock are entitled to participate equally per Share in all of our assets, if any, remaining after the payment of all liabilities and any liquidation preference on our preferred stock if any is outstanding with a liquidation preference. Holders of the shares of our Common Stock are entitled to such dividends as the Board of Directors, in its discretion, may declare out of funds available therefore, subject to any preference in favor of outstanding shares of preferred stock, if any. The holders of shares are entitled to one vote for each share held of record in each matter submitted to a vote of shareholders. A majority of the outstanding shares of stock entitled to vote constitutes a quorum at any shareholder meeting. There are no preemptive or other subscription rights, conversion rights, cumulative voting, and registration or redemption provisions with respect to any shares of Common Stock. The rights, preferences, and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the owners of any series of Preferred Stock that we may designate and issue in the future.

Preferred Stock

The Board of Directors is authorized to issue up to 550,000 shares of Preferred Stock in one or more series. The Board of Directors of the Company, without further action by the shareholders, may issue shares of Preferred Stock and may fix or alter the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation preferences, conversion rights, and the designation of a number of shares constituting any wholly unissued series of preferred stock. The Company does not anticipate the issuance of any Preferred Shares at this time. In the event that Preferred Shares are to be issued, promoters will be allowed to purchase such shares only on the same terms as existing or new shareholders. In addition, the issuance of preferred shares will only occur upon the approval of a majority of our independent directors.

The actual effect of the authorization of the Preferred Stock upon the rights of the holders of Common Stock is unknown until the Board of Directors of the Company determines the specific rights of owners of any series of Preferred Stock. Depending upon the rights granted to any series of Preferred Stock, the voting power, liquidation preference, or other rights of common stock could be adversely affected.

Oklahoma Law and Certain Charter Provisions

Under the Oklahoma General Corporation Act (the “Oklahoma Act”), mergers, consolidations and sales of substantially all of the assets of an Oklahoma Corporation must generally be approved by a vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon. Section 1090.3 of the Oklahoma Act, however, restricts certain transactions between an Oklahoma corporation (or its majority owned subsidiaries), and a holder of 15% or more of the corporation’s outstanding voting stock, together with affiliates or associates thereof (an “interested shareholder”). For a period of three years following the date that a shareholder becomes an interested shareholder, Section 1090.3 prohibits the following types of transactions between the corporation and the interested shareholder (unless certain conditions, described below, are met): (i) mergers or consolidations; (ii) sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the corporation; (iii) the issuances or transfers by the corporation of any stock of the corporation that would have the effect of increasing the interested shareholder’s proportionate share of the stock of any class or series of the corporation; (iv) receipt by the interested shareholder of the benefit, except proportionately as a shareholder of the corporation, of any loans, advances, guarantees, pledges or other financial benefits provided by the corporation; (v) any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation that is owned by the interested shareholder; and (vi) any share acquisition by the interested shareholder from the corporation pursuant to Section 1090.1 of the Oklahoma Act. These restrictions do not apply if: (1) before such person becomes an interested shareholder, the board of directors approved the transaction in which the interested shareholder becomes an interested shareholder or approved the business combination; or (2) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned by (a) persons who are directors and also officers, and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in any tender or exchange offer; or (3) at or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested shareholder. The provisions of Section 1090.3 are not currently applicable to the Company, but will become so in the event that the Common Stock (or another class of our voting stock) is subsequently listed on a national securities exchange, authorized for quotation on the NASDAQ Stock Market, or held of record by 1,000 or more shareholders.

The Oklahoma Act also contains provisions regulating a “control share acquisition,” which effectively deny voting rights to shares in an Oklahoma corporation acquired in control share acquisitions unless a resolution granting such voting rights is approved at a meeting of shareholders by an affirmative majority of all voting power, excluding all interested shares. A “control share acquisition” is one by which a purchasing shareholder acquires more than 1/5th, 1/3rd or a majority, under various circumstances, of the voting power of the stock of an “issuing public corporation.” An “issuing public corporation” is an Oklahoma corporation that has (i) any class of securities registered pursuant to Section 12 or subject to Section 15(d) of the Securities Exchange Act of 1934; (ii) 1,000 or more shareholders; and (iii) either (a) more than 10% of its shareholders resident in Oklahoma; (b) more than 10% of its shares owned by Oklahoma residents; or (c) 10,000 shareholders resident in Oklahoma.

Our Certificate of Incorporation limits, to the fullest extent permitted by Oklahoma law, the liability of a director to the Company or our shareholders for monetary damages for a breach of such director’s fiduciary duty as a director. Oklahoma law presently permits such limitations of a director’s liability except where a director breaches his or her duty of loyalty to the Company or our shareholders, fails to act in good faith or engages in intentional misconduct or a knowing violation of law, authorizes payment of an unlawful dividend or stock repurchase, or obtains an improper personal benefit. This provision is intended to afford directors additional protection, and limit their potential liability, from suits alleging a breach of the duty of care by a director. We believe this provision will assist the Company in maintaining and securing the services of directors who are not employees of the Company.

Our Bylaws provide that directors and officers shall be indemnified against liabilities arising from their services as directors and/or officers to the fullest extent permitted by law, which generally requires that the individual act in good faith and in a manner he or she reasonably believes to be in or not opposed to the Company’s best interests. We have obtained directors’ and officers’ liability insurance to limit our exposure under these provisions.

Transfer Agent

Computershare Trust Company, 350 Indiana Street, Suite 800, Golden, Colorado 80401, is the transfer agent for our Common Stock. Our transfer agent’s phone number is 303-262-0600.

BUSINESS

Business Development

First Trinity Financial Corporation (the “Company”) is the parent holding company of Trinity Life Insurance Company, Family Benefit Life Insurance Company, First Trinity Capital Corporation and Southern Insurance Services, LLC.

First Trinity Financial Corporation was incorporated in Oklahoma on April 19, 2004, for the primary purpose of organizing a life insurance subsidiary.  The Company raised $1,450,000 from two private placement stock offerings during 2004.  On June 22, 2005, the Company’s intrastate public stock offering filed with the Oklahoma Department of Securities for $12,750,000, which included a 10% "over-sale" provision (additional sales of $1,275,000), was declared effective.  The offering was completed February 23, 2007.  The Company raised $14,025,000 from this offering.

On June 29, 2010, the Company commenced a public offering of its common stock registered with the U.S. Securities and Exchange Commission and the Oklahoma Department of Securities.  The public offering is for 1,333,334 shares of the Company’s common stock for $7.50 per share.  All these shares were sold as of February 17, 2012 and the Company has now received $8.5 million after reduction for offering expenses and sales commissions.  The Company has registered an additional 133,334 shares of its common stock to cover over subscriptions.  The Company is now selling these oversubscriptions.  The sale of all the additional shares would provide the Company with an additional $850,000 after reduction for offering expenses and sales commissions.

The offering was extended on June 28, 2011 and will end on June 28, 2012, unless all the Company’s shares are sold before then.  As of December 31, 2011, the Company has received gross proceeds of $9,271,215 from the subscription of 1,236,162 shares of its common stock in this offering and incurred $1,404,300 in offering costs.  The proceeds were originally deposited in an escrow account that was released from escrow by the Oklahoma Department of Securities in August 2010 after the offering exceeded $1,000,000 in gross proceeds.  Proceeds from the sale of shares of the Company’s common stock in this public offering after August 2010 were available to the Company without being held in escrow.

The Company purchased First Life America Corporation (“FLAC”) on December 23, 2008.  On August 31, 2009, two of the Company’s subsidiaries, Trinity Life Insurance Company (“Old TLIC”) and FLAC, were merged, with FLAC being the surviving company.  Immediately following the merger, FLAC changed its name to Trinity Life Insurance Company (“TLIC”).

After the merger, the Company had two wholly owned subsidiaries, First Trinity Capital Corporation (“FTCC”) and TLIC, domiciled in Oklahoma.

TLIC is primarily engaged in the business of marketing, underwriting and distributing a broad range of individual life and annuity insurance products to individuals in eight states primarily in the Midwest.  TLIC’s current product portfolio consists of a modified premium whole life insurance policy with a flexible premium deferred annuity rider, whole life, term, final expense, accidental death and dismemberment and annuity products.  The term products are both renewable and convertible and issued for 10, 15, 20 and 30 years.  They can be issued with premiums fully guaranteed for the entire term period or with a limited premium guarantee.  The final expense is issued as either a simplified issue or as a graded benefit, determined by underwriting.  The products are sold through independent agents in the states of Illinois, Kansas, Kentucky, Nebraska, North Dakota, Ohio, Oklahoma and Texas. The Company’s operations, prior to the acquisition of FLAC, involved the sale of a modified premium whole life insurance policy with a flexible premium deferred annuity rider through its subsidiary Old TLIC in the state of Oklahoma.

On October 20, 2011, Trinity Life Insurance Company announced that it had signed a transaction agreement to acquire Family Benefit Life Insurance Company, a life and annuity insurance company incorporated and domiciled in Missouri.  Prior to October 20, 2011, the Company purchased 401,381 Family Benefit Life common shares.  TLIC purchased substantially all of the remaining 886,259 issued and outstanding shares of Family Benefit Life from its shareholders.  The shares were purchased in private purchases and pursuant to a tender offer.  The transaction price per share during the tender offer was $11.05 and was based on Family Benefit Life’s statutory capital and surplus (presented in accordance with statutory accounting principles) as of September 30, 2011, and the number of common shares issued and outstanding as of September 30, 2011 plus a premium of approximately $3.7 million.

Closing of the Family Benefit Life acquisition occurred between December 13, 2011 and December 28, 2011 as Trinity Life Insurance Company purchased substantially all of Family Benefit Life’s remaining 886,259 issued and outstanding shares from the Company’s shareholders.  Approximately 1.3% of the Family Benefit Life common stock remained outstanding after the tender offer.  These 16,590 remaining shares were converted into the right for the remaining Family Benefit Life shareholders to receive $11.05 per share by a subsidiary merger consummated in March 2012.  Family Benefit Life is primarily engaged in the business of marketing, underwriting and distributing a broad range of individual life and annuity insurance products to individuals in seven states.  Family Benefit Life’s current product portfolio consists of whole life, term, accidental death and dismemberment, annuity, endowment and group life insurance products.  The products are sold through independent agents in the states of Arizona, Colorado, Kansas, Missouri, Nebraska, New Mexico and Oklahoma.  Given that the Family Benefit Life acquisition occurred in late December 2011, the acquisition only impacts the Company’s consolidated statement of financial position as of December 31, 2011 and not the consolidated statement of operations for the year ended December 31, 2011.

FTCC was incorporated in 2006, and began operations in January 2007 providing financing for casualty insurance premiums. FTCC provides financing for casualty insurance premiums for individuals and companies and is licensed to conduct premium financing business in the states of Alabama, Arkansas, Louisiana, Mississippi and Oklahoma.

The Company also owns 100% of Southern Insurance Services, LLC, (“SIS”), a limited liability company acquired in 2009, that operated a property and casualty insurance agency through 2010 but currently has no operations.

The Company was a development stage company until commencing operations in 2007.  Net losses of $3,480,907 occurred from 2004 through 2009.  Those losses resulted primarily from costs incurred while raising capital and establishing the subsidiary companies as well as losses resulting from issuing and administering new and renewal life insurance policies.  The Company’s operations produced combined net income of $7,451,329 in 2010 and 2011.  The Company has therefore had cumulative net income since inception of $3,850,422.  The Company issued 323,777 shares in connection with a stock dividend paid to shareholders of record as of March 10, 2011, however, that resulted in accumulated earnings (deficit) being charged $2,428,328 with an offsetting credit of $2,428,328 to common stock and additional paid-in capital.  The impact of this stock dividend charge of $2,428,328 to accumulated earnings (deficit) decreased the balance as of December 31, 2011 to $1,542,094.

Acquisition of Other Companies

On December 23, 2008, FTFC acquired 100% of the outstanding common stock of First Life America Corporation from an unaffiliated company (the “FLAC acquisition”).  The FLAC acquisition was accounted for as a purchase.  The aggregate purchase price for the FLAC acquisition was approximately $2,695,000 (including direct cost associated with the acquisition of approximately $195,000).  The FLAC acquisition was financed with the working capital of FTFC.  On December 31, 2008, FTFC made FLAC a 15 year loan in the form of a surplus note in the amount of $250,000 with an interest rate of 6% payable monthly, that was approved by the Oklahoma Insurance Department.

On December 28, 2011, TLIC substantially completed the acquisition of the outstanding common stock of Family Benefit Life from Family Benefit Life’s shareholders (the “Family Benefit Life acquisition”).  Approximately 1.3% of the Family Benefit Life common stock remained outstanding after the tender offer.  These 16,590 remaining shares were converted into the right for the remaining Family Benefit Life shareholders to receive $11.05 per share by a subsidiary merger consummated in March 2012.  The Family Benefit Life acquisition was accounted for as a purchase.  The aggregate purchase price for the Family Benefit Life acquisition was $13,855,129.  Given that the Family Benefit Life acquisition occurred in late December 2011, the acquisition only impacts the Company’s consolidated statement of financial position as of December 31, 2011 and not the Company’s consolidated statement of operations for the year ended December 31, 2011.

The Company acquired 100% ownership of Family Benefit Life by private purchase, tender offer and subsidiary merger for $13,855,129 paid in cash.  The fair value of the net assets acquired in this transaction was $20,770,608.  Since the fair value of the net assets acquired exceeded the purchase price for acquiring those net assets by $6,915,479, the residual was recorded in the consolidated statements of operations as a component of revenues captioned as “Gain from acquisition of Family Benefit Life” per the requirements of Financial Accounting Standards Board Codification Topic 805 “Business Combinations.”  The reason for the gain from the acquisition of Family Benefit Life related primarily to that company’s management not being committed to wanting to rebuild the marketing force of that company in the current economic environment

Financial Information about Segments

Our business is comprised of three primary operating business segments: Life and Annuity Insurance Operations, Premium Finance Operations and Corporate Operations.  Results for the parent holding company, after elimination of intercompany amounts, are allocated to the corporate operations segment.

See Note 12 of the “Notes to Consolidated Financial Statements” for operating results of our segments for each of the years ended December 31, 2011 and 2010.

Life and Annuity Insurance Operations

Our Life and Annuity Insurance Operations consists of issuing ordinary whole life insurance, modified premium whole life with an annuity rider, term, final expense, accidental death and dismemberment and annuity products.  The policies can be issued with premiums fully guaranteed for the entire term period or with a limited premium guarantee. The final expense is issued as either a simplified issue or as a Graded Benefit, determined by underwriting.

Old TLIC entered into an administrative services agreement with Investors Heritage Life Insurance Company (“IHLIC”) on January 11, 2007.  Under the terms of this agreement, IHLIC provided services that included underwriting, actuarial, policy issue, accounting, claims processing and other services incidental to the operations of OLD TLIC.  The agreement was effective for a period of five (5) years.  However, the agreement was terminated after the merger with FLAC and replaced with a new TLIC administrative services agreement dated May 28, 2009 that provides the same services as the terminated agreement with Old TLIC.  The new agreement terminated on January 31, 2012 and is now on a month-to-month basis as a new agreement is being negotiated with virtually the same terms as the previous agreement that will likely include a provision that the agreement may be terminated at any time with a 180 day prior notice.

We seek to serve middle income households in the states of Illinois, Kansas, Kentucky, Nebraska, North Dakota, Ohio, Oklahoma and Texas.  The majority of our inforce business results from the acquisition of FLAC.  We market our products through independent agents.  The acquisition of Family Benefit Life will allow us to expand during 2012 into the additional states of Arizona, Colorado, Missouri and New Mexico.

The following table sets forth our direct collected premiums and annuity considerations by state, for each state in which we are licensed, for the years ended December 31, 2011 and 2010, in accordance with statutory accounting practices prescribed by the states of domicile of TLIC.

	2011
State	Life		Annuity
Illinois	$662,596	10%	$233,200	2%
Kansas	2,027,065	31%	4,416,651	29%
Kentucky	117,781	2%	-	0%
Nebraska	127,653	2%	768,952	5%
North Dakota	141,904	2%	3,491,223	23%
Ohio	709,532	11%	25,600	0%
Oklahoma	1,615,111	24%	1,466,488	10%
Texas	1,090,481	17%	4,769,022	31%
All other	98,814	1%	65,508	0%
Total direct collected premium	$6,590,937	100%	$15,236,644	100%

	2010
State	Life		Annuity
Illinois	$504,128	8%	$11,500	0%
Kansas	1,912,919	30%	2,596,393	42%
Kentucky	105,531	2%	-	0%
Nebraska	108,450	2%	6,500	0%
North Dakota	120,800	2%	1,793,832	29%
Ohio	605,955	9%	600	0%
Oklahoma	1,836,252	29%	985,933	16%
Texas	1,027,304	16%	831,800	13%
All other	95,760	2%	12,185	0%
Total direct collected premium	$6,317,099	100%	$6,238,743	100%

Reinsurance

TLIC cedes reinsurance under various agreements allowing management to control exposure to potential losses arising from large risks and providing additional capacity for growth and risk diversification.  TLIC reinsures all amounts of risk on any one life in excess of $55,000 for individual life insurance with Investors Heritage Life Insurance Company, Munich American Reassurance Company, Optimum Re Life Company and Wilton Reassurance Company.

TLIC is a party to an Automatic Retrocession Pool Agreement (the “Reinsurance Pool”) with Optimum Re Life Company, Catholic Order of Foresters, American Home Life Insurance Company and Woodmen of the World.  The agreement provides for automatic retrocession of coverage in excess of Optimum Re Life Company’s retention on business ceded to Optimum Re Life Company by the other parties to the Reinsurance Pool.  TLIC’s maximum exposure on any one insured under the Reinsurance Pool is $50,000.   As of January 1, 2008, the Reinsurance Pool stopped accepting new cessions.

Effective September 29, 2005, FLAC and Wilton Reassurance Company executed a binding letter of intent whereby both parties agreed that FLAC would cede the simplified issue version of its Golden Eagle Whole Life (Final Expense) product to Wilton Reassurance Company on a 50/50 quota share original term coinsurance basis.  The letter of intent was executed on a retroactive basis to cover all applicable business issued by FLAC subsequent to January 1, 2005.  Wilton Reassurance Company agreed to provide various commission and expense allowances to FLAC in exchange for FLAC ceding 50% of the applicable premiums to Wilton Reassurance Company as they were collected.  As of June 24, 2006, Wilton Reassurance Company terminated the reinsurance agreement for new business issued after the termination date.

Family Benefit Life assumes reinsurance from and ceded insurance to other insurers and reinsurers under various contracts that cover individual risks or entire classes of business.  These reinsurance arrangements provide greater diversification of business and minimize losses arising from large risks or from hazards of an unusual nature.

To the extent that the reinsurance companies are unable to meet their obligations under the reinsurance agreements, TLIC and Family Benefit Life remain primarily liable for the entire amount at risk.

Competition

The U.S. life insurance industry is a mature industry that, in recent years, has experienced little to no growth. Competition is intense because the life insurance industry is consolidating, with larger, more efficient and more effective organizations emerging from consolidation.  In addition, legislation became effective in the United States that permits commercial banks, insurance companies and investment banks to combine.  These factors have increased competitive pressures in general.

Many domestic life insurance companies have significantly greater financial, marketing and other resources, longer business histories and more diversified lines of insurance products than we do.  We also face competition from companies marketing in person as well as with direct mail and Internet sales campaigns.  Although we may be at a competitive disadvantage to these entities, we believe that our premium rates and policy features are generally competitive with those of other life insurance companies selling similar types of products.

Governmental Regulation

TLIC and Family Benefit Life, respectively, are subject to regulation and supervision by the Oklahoma Insurance Department (“OID”) and the Missouri Department of Insurance (“MDOI”).  The insurance laws of Oklahoma and Missouri give the OID and MDOI broad regulatory authority, including powers to: (i) grant and revoke licenses to transact business; (ii) regulate and supervise trade practices and market conduct; (iii) establish guaranty associations; (iv) license agents; (v) approve policy forms; (vi) approve premium rates for some lines of business; (vii) establish reserve requirements; (viii) prescribe the form and content of required financial statements and reports; (ix) determine the reasonableness and adequacy of statutory capital and surplus; and (x) regulate the type and amount of permitted investments.

TLIC and Family Benefit Life can be required, under the solvency or guaranty laws of most states in which it does business, to pay assessments (up to prescribed limits) to fund policyholder losses or liabilities of other insurance companies that become insolvent.  These assessments may be deferred or foregone under most guaranty laws if they would threaten an insurer's financial strength and, in certain instances, may be offset against future premium taxes.

Oklahoma and Missouri have enacted legislation which regulates insurance holding company systems, including acquisitions, extraordinary dividends, terms of affiliate transactions, and other related matters.  Under the Oklahoma and Missouri statutes, TLIC and Family Benefit Life may not during any year pay dividends on common stock to the parent company in excess of the lesser of the net gain from operations for the preceding year or 10% of capital and surplus at the end of the preceding year, without the consent of the Oklahoma Commissioner of Insurance or Missouri Director of Insurance.  Cash dividends may only be paid out of surplus derived from realized net profits.  Based on these limitations, there is no capacity for TLIC to pay a dividend in 2012 without prior approval.  However, based on these limitations, there is capacity for Family Benefit Life to pay a dividend up to $934,675 in 2012 without prior approval.  There were no dividends paid or a return of capital to the parent company in 2011 and 2010.

There are certain factors particular to the life insurance business which may have an adverse effect on the statutory operating results of TLIC and Family Benefit Life.  One such factor is that the costs associated with issuing a new policy in force is usually greater than the first year’s policy premium.  Accordingly, in the early years of a new life insurance company, these initial costs and the required provisions for reserves often have an adverse effect on statutory operating results.

Premium Finance Operations

The premium finance subsidiary, FTCC, provides premium financing to individuals and businesses.  Many casualty insurance carriers require their premiums to be paid on an annual or lump sum basis.  A premium finance company finances these casualty premiums.  A typical premium finance contract requires the insured to pay 25% of the premium up front and the balance is paid over a nine month period.  Premium financing is unique in that the unpaid balance due the company is lower than the unearned premium, which has in effect been assigned to the company in the event of non-payment, thus, the element of risk is minimized.

FTCC was capitalized with $4,000,000 from FTFC.  The Company engages in the premium finance business, independent of its life insurance business.  FTCC is licensed to conduct premium finance business in Alabama, Arkansas, Louisiana, Mississippi and Oklahoma.  FTCC has contracted with over 200 insurance agencies to finance their casualty insurance premiums but is now focused on financing with approximately 30 agencies primarily in Oklahoma.  There is no guarantee that these agencies will write contracts with FTCC.  FTCC is not dependent on a single customer or a few major customers.  During 2011, FTCC returned $1,000,000 of capital to FTFC.

Premium finance companies are regulated by the individual states with no uniformity among state regulations. Commercial insurance premium finance transactions are not regulated directly in Oklahoma.  Consumer insurance premium finance transactions are considered a consumer credit sale and are subject to the Oklahoma Uniform Consumer Credit Code.  Therefore the regulation of the transaction is by the Oklahoma Department of Consumer Credit under the consumer credit laws.  FTCC is regulated by the Department of Banking in Mississippi.

Finance companies are subject to interest rate fluctuations.  An increase in the cost of funds or a decrease in interest rates that FTCC can charge could affect the net return.

The premium financing business is highly competitive in every channel in which FTCC competes.  FTCC competes with large financial institutions most of which may have greater financial, marketing and other resources than FTCC.  FTCC has targeted the niche market of small businesses and individual consumers needing casualty insurance financing and faces competition with many specialty financing businesses.  Some competitors are affiliated with property and casualty writing agencies and may have advantageous marketing relationships with their affiliates.

SIS, a property and casualty insurance agency acquired in 2009, wrote commercial and personal lines of insurance, primarily in the state of Mississippi.  SIS is no longer operating as a property and casualty insurance agency and currently has no operations.

Employees

As of March 26, 2012, the Company had nine full-time employees and two part-time employees.

Description of Properties

The Company leased approximately 2,517 square feet of office space in Tulsa, Oklahoma pursuant to a three-year lease that began July 1, 2008 and leased 950 square feet of office space effective December 15, 2009 that terminated December 31, 2010.  On June 17, 2010, the Company agreed to lease an additional 4,252 square feet of expansion office space whereby effective October 1, 2010, the Company would lease for five years a combined 6,769 square feet.  Under the terms of the home office leases as amended, the monthly rent expense for the 2,517 square feet was $3,041 through June 30, 2009, $3,146 from July 1, 2009 through June 30, 2010, $3,251 from July 1, 2010 through September 30, 2010 and $7,897 from October 1, 2010 through September 30, 2015.  The 950 square feet lease was $1,225 per month.  The Company incurred rent expense of $72,809 and $73,155 for the years ended December 31, 2011 and 2010, respectively.  Future minimum lease payments to be paid under non cancelable lease agreements are $94,764 for each of the years 2012 through 2014 and $71,073 in 2015.

TLIC owns approximately six and one-half acres of land located in Topeka, Kansas.  A 20,000 square foot office building has been constructed on approximately one-half of this land.

On December 24, 2009, TLIC entered into a five year lease of approximately 7,500 square feet of its building in Topeka, Kansas with an option for the lessee to renew the lease for five additional years.  The monthly lease payments are as follows: $8,888 in 2010, $9,130 in 2011 and 2012 and $9,371 in 2013 and 2014.

TLIC has also leased 10,000 square feet in the Topeka, Kansas office building under a lease that was renewed during 2006 to run through June 30, 2011 with a 90 day notice to terminate the lease by the lessee. This lease was renewed on July 1, 2011 to run through May 31, 2016.  Beginning July 1, 2014, the lessee can terminate the lease with a 180 day written notice.  The lease agreement calls for minimum monthly base lease payments of $17,535 beginning on July 1, 2011.

Effective August 29, 2005, TLIC executed a lease agreement for 2,500 square feet of the Topeka, Kansas office building.  The base lease period commenced on September 1, 2005 and ended on August 31, 2010. The lease automatically renewed on August 15, 2010, for another five years with a 90 day notice by the lessee to terminate the lease. The lease agreement called for minimum monthly base lease payments of $4,332 through August 31, 2010. The lease payments decreased to $3,100 per month for the period September 1, 2010 through August 31, 2015.

Family Benefit Life owns approximately one and one-half acres of land located in Jefferson City, Missouri.  A 6,100 square foot building (serving as Family Benefit Life’s headquarters) and a 2,200 square foot building (leased to a third party) have been constructed on one acre of this land and the other 0.5 acres is held for sale.

With respect to the 2,200 square foot building located in Jefferson City Missouri, Family Benefit Life entered into a one-year lease beginning August 1, 2010 and ending July 31, 2011.  The lease can be renewed annually if no termination notice is given by either party on or before May 1.  No notice was given by either party on May 1, 2011 and therefore the lease was renewed for an additional one-year period.  The tenant pays Family Benefit Life $15,000 per year in monthly installments of $1,250.

The future minimum lease payments to be received under the above non cancelable lease agreements are $357,180, $360,072, $360,072, $235,220 and $87,675 for the years 2012 through 2016, respectively.

Legal Proceedings

There are no material legal proceedings pending against the Company or its subsidiaries or of which any of their property is the subject.  There are no proceedings in which any director, officer, affiliate or shareholder of the Company, or any of their associates, is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Mine Safety Disclosures

Not applicable.

Market for Registrant’s Common Equity, Related Stockholder Matters and Small Business Issuer Purchases of Equity Securities

(a)         Market Information

              Trading of the Company’s common stock is limited and an established public market does not exist.

(i)          Holders

              As of March 12, 2012 there were approximately 4,000 shareholders of the Company’s outstanding common stock.

(ii)         Dividends

The Company has not paid any cash dividends since inception (April 19, 2004).  The Board of Directors of the Company has not adopted a dividend payment policy; however, dividends must necessarily depend upon the Company's earnings and financial condition, applicable legal restrictions, and other factors relevant at the time the Board of Directors considers a dividend policy.  Cash available for dividends to shareholders of the Company must initially come from income and capital gains earned on its investment portfolio and dividends paid by the Company’s subsidiaries.

Provisions of the Oklahoma Insurance Code relating to insurance holding companies subject transactions between the Company and TLIC and the Company and Family Benefit Life, including dividend payments, to certain standards generally intended to prevent such transactions from adversely affecting the adequacy of life insurance subsidiaries' capital and surplus available to support policyholder obligations.  In addition, under the Oklahoma General Corporation Act, the Company may not pay dividends if, after giving effect to a dividend, it would not be able to pay its debts as they become due in the usual course of business or if its total liabilities would exceed its total assets.

On January 10, 2011, the Company’s Board of Directors approved a 5% share dividend by which shareholders received a share of common stock for each 20 shares of common stock of the Company they hold.  The dividend was payable to the holders of shares of the Corporation as of March 10, 2011.  Fractional shares were rounded to the nearest whole number of shares.  The Company issued 323,777 shares in connection with the stock dividend that resulted in accumulated deficit being charged $2,428,328 with an offsetting credit of $2,428,328 to common stock and additional paid-in capital.

On January 11, 2012, the Company’s Board of Directors approved another 5% share dividend by which shareholders will receive a share of Common Stock for each 20 shares of common stock of the Company they hold.  The dividend is payable to the holders of shares of the Company as of March 10, 2012.  Fractional shares will be rounded to the nearest whole number of shares.  It is anticipated that approximately 378,000 shares will be issued in connection with the stock dividend that will result in accumulated deficit being charged by approximately $2,835,000 with an offsetting credit of approximately $2,835,000 to common stock and additional paid-in capital.

(iii)	Securities Authorized for Issuance Under Equity Compensation Plans

There are no plans under which equity securities are authorized for issuance.

(b)         None

(c)         No share repurchases were made.

SELECTED CONSOLIDATED FINANCIAL INFRMATION

The following table provides summary historical financial information as of and for the years ended December 31, 2011 and 2010.  You should read this information in conjunction with our consolidated financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition, Results of Operations and Liquidity and Capital Resources” which are included in this prospectus.  The results indicated below are not necessarily indicative of our future performance.

	Years Ended December 31,
Statements of Operations Financial Information	2011	2010
Premiums	$6,229,383	$5,895,030
Income from premium financing	168,124	259,296
Net investment income	2,291,761	2,441,334
Net realized investment gains	606,935	159,300
Gain from acquisition of Family Benefit Life	6,915,479	-
Other revenue	12,577	66,346
Total revenues	16,224,259	8,821,306
Total benefits, claims and expenses	8,733,988	8,936,496
Income (loss) before income tax expense (benefit)	7,490,271	(115,190)
Income tax expense (benefit)	130,278	(206,526)
Net income	$7,359,993	$91,336
Net income per common share basic and diluted	$1.00	$0.01

	Years Ended December 31,
Statements of Comprehensive Income Financial Information	2011	2010
Net income	$7,359,993	$91,336
Other comprehensive income (loss)
Total net unrealized gains arising during the period	56,345	944,617
Less: Net realized investment gains	606,935	159,300
Net unrealized gains (losses)	(550,590)	785,317
Adjustment to deferred acquisition costs	(14,753)	(6,559)
Other comprehensive income (loss) before tax expense	(565,343)	778,758
Income tax expense	43,803	340,432
Total other comprehensive income (loss)	(609,146)	438,326
Total comprehensive income	$6,750,847	$529,662

Statements of Financial Position Information	December 31, 2011	December 31, 2010
Total assets	$144,747,655	$61,588,861
Total liabilities	116,349,542	44,932,914
Total shareholders' equity	28,398,113	16,655,947

 Management’s Discussion and Analysis of Financial Condition, Results of Operation and Liquidity
and Capital Resources

Overview

First Trinity Financial Corporation  (“we” “us”, “our”, or the Company) conducts operations as an insurance holding company emphasizing ordinary life insurance products in niche markets and a premium finance company, financing casualty insurance premiums.

As an insurance provider, we collect premiums in the current period to pay future benefits to our policy and contract holders.  Our core operations include issuing modified premium whole life insurance with a flexible premium deferred annuity, ordinary whole life, final expense, term and annuity products to predominately middle income households in the states of Illinois, Kansas, Kentucky, Nebraska, North Dakota, Ohio, Oklahoma and Texas through independent agents.  With the acquisition of Family Benefit Life in late 2011, we will be expanding into Arizona, Colorado, Missouri and New Mexico in 2012.

We also realize revenues from our investment portfolio, which is a key component of our operations.  The revenues we collect as premiums from policyholders are invested to ensure future benefit payments under the policy contracts.  Life insurance companies earn profits on the investment spread, which reflects the investment income earned on the premiums paid to the insurer between the time of receipt and the time benefits are paid out under policies.  Changes in interest rates, changes in economic conditions and volatility in the capital markets can all impact the amount of earnings that we realize from our investment portfolio.

We provide financing for casualty insurance premiums through independent property and casualty insurance agents.  We are licensed in the states of Alabama, Arkansas, Louisiana, Mississippi and Oklahoma.

Recent Acquisitions

The Company expects to facilitate growth through acquisitions of other life insurance companies and/or blocks of life insurance business.  In late December 2008, the Company completed its acquisition of 100% of the outstanding stock of First Life America Corporation, included in the life insurance segment, for $2,500,000 and had additional acquisition related expenses of $195,000.  In late December 2011, the Company acquired substantially all of the outstanding stock of Family Benefit Life Insurance Company, included in the life insurance segment, for $13,855,129.  Given that the Family Benefit Life acquisition occurred in late December 2011, the acquisition only impacts the Company’s consolidated statement of financial position as of December 31, 2011 and not the Company’s consolidated statement of operations for the year ended December 31, 2011.

Our profitability in the life insurance segment is a function of our ability to accurately price the policies that we write, adequately value life insurance business acquired and administer life insurance company acquisitions at an expense level that validates the acquisition cost.  Profitability in the premium financing segment is dependent on the Company’s ability to compete in that sector, maintain low administrative costs and minimize losses.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition, results of operations and liquidity and capital resources is based on our consolidated financial statements that have been prepared in accordance with accounting principles generally accepted in the United States.  Preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses.  We evaluate our estimates and assumptions continually, including those related to investments, deferred acquisition costs, loans from premium financing, allowance for loans losses from premium financing, value of insurance business acquired, policy liabilities, income taxes, regulatory requirements, contingencies and litigation.  We base our estimates on historical experience and on various other factors and assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.  We believe the following accounting policies, judgments and estimates are the most critical to the preparation of our consolidated financial statements.

Investments in Fixed Maturities and Equity Securities

We hold fixed maturities and equity interests in a variety of companies.  We continuously evaluate all of our investments based on current economic conditions, credit loss experience and other developments.  We evaluate the difference between the cost/amortized cost and estimated fair value of our investments to determine whether any decline in fair value is other-than-temporary in nature.  This determination involves a degree of uncertainty. If a decline in the fair value of a security is determined to be temporary, the decline is recognized in other comprehensive income (loss) within shareholders’ equity.  If a decline in a security’s fair value is considered to be other-than-temporary, we then determine the proper treatment for the other-than-temporary impairment.

For fixed maturities, the amount of any other-than-temporary impairment related to a credit loss is recognized in earnings and reflected as a reduction in the cost basis of the security.  The amount of any other-than-temporary impairment related to other factors is recognized in other comprehensive income (loss) with no change to the cost basis of the security.  For equity securities, the amount of any other-than temporary impairment is recognized in earnings and reflected as a reduction in the cost basis of the security.

The assessment of whether a decline in fair value is considered temporary or other-than-temporary includes management’s judgment as to the financial position and future prospects of the entity issuing the security.  It is not possible to accurately predict when it may be determined that a specific security will become impaired.  Future adverse changes in market conditions, poor operating results of underlying investments and defaults on interest and principal payments could result in losses or an inability to recover the current carrying value of the investments, thereby possibly requiring an impairment charge in the future.  In addition, if a change occurs in our intent to sell temporarily impaired securities prior to maturity or recovery in value, or if it becomes more likely than not that we will be required to sell such securities prior to recovery in value or maturity, a future impairment charge could result. If an other-than-temporary impairment related to a credit loss occurs with respect to a bond, we amortize the reduced book value back to the security’s expected recovery value over the remaining term of the bond. We continue to review the security for further impairment that would prompt another write-down in the book value.

Deferred Policy Acquisition Costs

Commissions and other acquisition costs which vary with and are primarily related to the successful production of new and renewal insurance contracts are deferred and amortized in a systematic manner based on the related contract revenues or gross profits as appropriate.  The recovery of deferred acquisition costs is dependent on the future profitability of the underlying business for which acquisition costs were incurred.  Each reporting period, we evaluate the recoverability of the unamortized balance of deferred acquisition costs.  We consider estimated future gross profits or future premiums; expected mortality or morbidity; interest earned and credited rates; persistency and expenses in determining whether the balance is recoverable.

If we determine a portion of the unamortized balance is not recoverable, it is immediately charged to amortization expense.  The assumptions we use to amortize and evaluate the recoverability of the deferred acquisition costs involve significant judgment.  A revision to these assumptions may impact future financial results.

Deferred acquisition costs related to the successful production of new and renewal insurance business for traditional life insurance contracts are deferred to the extent deemed recoverable and amortized over the premium paying period of the related policies using assumptions consistent with those used in computing future policy benefit liabilities.

Deferred acquisition costs related to the successful production of new and renewal insurance and annuity products that subject us to mortality or morbidity risk over a period that extends beyond the period or periods in which premiums are collected and that have terms that are fixed and guaranteed (i.e., limited-payment long-duration annuity contracts) are deferred to the extent deemed recoverable and amortized in relation to the present value of actual and expected gross profits on the policies.  To the extent that realized gains and losses on securities result in adjustments to deferred acquisition costs related to insurance and annuity products, such adjustments are reflected as a component of the amortization of deferred acquisition costs.

Deferred acquisition costs related to limited-payment long-duration insurance and annuity contracts are also adjusted, net of tax, for the change in amortization that would have been recorded if the unrealized gains (losses) from securities had actually been realized.  This adjustment is included in the change in net unrealized appreciation (depreciation) on available-for-sale securities, a component of “Accumulated Other Comprehensive Income” in the shareholders’ equity section of the statement of financial position.

Loans from Premium Financing and Allowance for Loans from Premium Financing

Loans from premium financing are carried at their outstanding unpaid principal balances, net of unearned interest, charge-offs and an allowance for loan losses.  Interest on loans is earned based on the interest method for computing unearned interest.  The rule of 78s is used to calculate the amount of the interest charge to be forgiven in the event that a loan is repaid prior to the agreed upon number of monthly payments.  When serious doubt concerning collectability arises, loans are placed on a nonaccrual basis.  Generally if no payment is received after one hundred twenty days, all accrued and uncollected interest income is reversed against current period operations.  Interest income on nonaccrual loans is recognized only when the loan is paid in full.  Loan origination fees and costs are charged to expense as incurred.

The allowance for possible loan losses from financing property and casualty insurance premiums is a reserve established through a provision for possible loan losses charged to expense which represents, in management’s judgment, the known and inherent credit losses existing in the loan portfolio.  The allowance, in the judgment of management, is necessary to reserve for estimated loan losses inherent in the loan portfolio and reduces the carrying value of loans from premium financing to the estimated net realizable value on the statement of financial position.

While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors beyond our control, including the performance of the loan portfolio, the economy and changes in interest rates.  The Company’s allowance for possible loan losses consists of specific valuation allowances established for probable losses on specific loans and a portfolio reserve for probable incurred but not specifically identified loans.

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by us in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  We determine the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan-by-loan basis.

Value of Insurance Business Acquired

As a result of our purchases of FLAC and Family Benefit Life, an asset was recorded in the application of purchase accounting to recognize the value of acquired insurance in force.  The Company’s value of acquired insurance in force is an intangible asset with a definite life and is amortized under Financial Accounting Standards Board (“FASB”) guidance.  The value of acquired insurance in force is amortized primarily over the emerging profit of the related policies using the same assumptions that were used in computing liabilities for future policy benefits.  The recovery of the value of insurance business acquired is dependent on the future profitability of the underlying business that was initially recorded in the purchases of FLAC and Family Benefit Life.  Each reporting period, we evaluate the recoverability of the unamortized balance of the value of insurance business acquired.

For the amortization of the value of acquired insurance in force, the Company reviews its estimates of gross profits each reporting period.  The most significant assumptions involved in the estimation of gross profits include interest rate spreads; future financial market performance; business surrender and lapse rates; mortality and morbidity; expenses and the impact of realized investment gains and losses.  In the event actual experience differs significantly from assumptions or assumptions are significantly revised, the Company is required to record a charge or credit to amortization expense for the period in which an adjustment is made.

As of December 31, 2011 and 2010 there was $827,409 and $604,958, respectively, of accumulated amortization of the value of insurance business acquired due to the FLAC purchase that occurred at the end of 2008.  There was no 2011 amortization of the value of insurance business acquired since the Family Benefit Life purchase occurred at the end of 2011.  We expect to amortize the value of insurance business acquired by the following amounts over the next five years: $463,663 in 2012, $445,656 in 2013, $429,468 in 2014, $412,077 in 2015 and $395,047 in 2016.  As of December 31, 2011, there was no amortization of the value of insurance business acquired due to the purchase of Family Benefit Life that occurred at the end of 2011.

Future Policy Benefits

Our liability for future policy benefits is primarily comprised of the present value of estimated future payments to or on behalf of policyholders, where the timing and amount of payment depends on policyholder mortality or morbidity, less the present value of future net premiums.  For life insurance and annuity products, expected mortality and morbidity is generally based on the Company’s historical experience or standard industry tables including a provision for the risk of adverse deviation.  Interest rate assumptions are based on factors such as market conditions and expected investment returns.  Although mortality and morbidity and interest rate assumptions are “locked-in” upon the issuance of new insurance with fixed and guaranteed terms, significant changes in experience or assumptions may require the Company to provide for expected future losses on a product by establishing premium deficiency reserves.

Estimating liabilities for our long-duration insurance contracts requires management to make various assumptions, including policyholder persistency; mortality rates; investment yields; discretionary benefit increases; new business pricing and operating expense levels.  We evaluate historical experience for these factors when assessing the need for changing current assumptions. However, since many of these factors are interdependent and subject to short-term volatility during the long-duration contract period, substantial judgment is required.  Actual experience may emerge differently from that originally estimated.  Any such difference would be recognized in the current year’s consolidated statement of income.

Federal Income Taxes

We use the liability method of accounting for income taxes.  Deferred income taxes are provided for cumulative temporary differences between balances of assets and liabilities determined under GAAP and balances determined using tax basis.  A valuation allowance is established for the amount of the deferred tax asset that exceeds the amount of the estimated future taxable income needed to utilize the future tax benefits.

We evaluate our deferred income tax assets, which partially offset our deferred tax liabilities, for any necessary valuation allowances. In doing so, we consider our ability and potential for recovering income taxes associated with such assets, which involve significant judgment. Revisions to the assumptions associated with any necessary valuation allowances would be recognized in the financial statements in the period in which such revisions are made.

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2010-06, Fair Value Measurements (Topic 820 - Improving Disclosures about Fair Value Measurements (“ASU 2010-06”).  The new guidance requires entities to separately disclose information relative to transfers in and out of Levels 1 and 2 in the fair value hierarchy.  In addition, ASU 2010-06 requires separate presentation of transfers in, transfers out, purchases, sales, issuances and settlements of Level 3 investments in the tabular reconciliation of Level 3 activity.  ASU 2010-06 also clarifies the level of disaggregation for which fair value measurements should be disclosed and requires that information about input and valuation techniques be disclosed for Level 2 and Level 3 assets and liabilities.  The Company adopted this guidance effective for the first quarter of 2010.

In October 2010, the FASB issued Accounting Standards Update No. 2010-26, Financial Services – Insurance (Topic 944), Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts (“ASU 2010-26”).  The new guidance requires that an insurance entity capitalize only the following as acquisition costs related directly to the successful acquisition of new or renewal insurance contracts:

1.	Incremental direct costs of contract acquisition.
2.
The portion of an employee’s total compensation and payroll-related fringe benefits related directly to acquisition activities for time spent performing underwriting, policy issuance, policy processing, medical, inspection and sales force contract selling for a contract that has actually been acquired.

3.	Other costs related directly to the acquisition activities described in point 2 above that would not have been incurred by the insurance entity had the acquisition contract transaction not occurred.
4.	Advertising costs that meet the capitalization criteria of Subtopic 340-20.

All other acquisition costs should be charged to expense as incurred.  In addition, administrative costs, rent, depreciation, occupancy, equipment and all other general overhead costs are considered indirect costs and should be charged to expense as incurred.  ASU 2010-26 is effective for interim and annual reporting periods beginning after December 15, 2011.  Early adoption is permitted, but only at the beginning of an entity’s annual reporting period.  The Company will adopt ASU 2010-26 in first quarter 2012.  The Company has assessed the guidance and has determined that it will not have a significant financial impact since the Company utilizes a dynamic model whereby deferred acquisition costs on the statement of financial position only include policies currently in force.  This current dynamic model results in immediate amortization of all deferred acquisition costs on the statement of operations where the policy is no longer in force.  Once adopted, the above defined acquisition costs will only be capitalized directly related to the successful acquisition of new or renewal insurance contracts.  After adoption, these acquisition costs will be amortized on the statement of operations when the related policies are no longer in force.

In May 2011, the FASB issued Accounting Standards Update No. 2011-04, Fair Value Measurements (Topic 820) - Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (“ASU 2011-04”).  The new pronouncement ensures that fair value has the same meaning in U.S. GAAP and International Financial Reporting Standards (“IFRS”) and that their respective fair value measurements and disclosure requirements are the same (except for minor differences in wording and style).  The amendments in ASU 2011-04 change the wording used to describe the requirements in U.S. GAAP for measuring and disclosing information about fair value measurements.  The amendments clarify the following:

1.
The concepts of highest and best use and valuation premise in a fair value measurement are relevant only when measuring the fair value of nonfinancial assets and are not relevant when measuring the fair value of financial assets and liabilities.

2.	Requirements specific to measuring the fair value of an instrument classified in shareholders’ equity.
3.	Quantitative information about the observable inputs used in a fair value measurement of items categorized within Level 3 of the fair value hierarchy should be disclosed.

The amendments also change a particular principle or requirement for measuring fair value or disclosing information about fair value measurements.  The amendments change the following:

1.	Measuring the fair value of financial instruments that are managed within a portfolio.
2.	In the absence of Level 1 input, premiums or discounts should be applied if market participants would do so when pricing an asset or liability.
3.	Expanded the disclosures about fair value instruments.
a.	Within Level 3 of the fair value hierarchy.
b.	Use of nonfinancial assets in a way that differs from the assets highest and best use.
c.	Categorization by level of the fair value hierarchy for items that are not measured at fair value in the statement of financial position but for which fair value is required to be disclosed.

ASU 2011-04 is effective for public companies for interim and annual periods beginning on or after December 15, 2011 and shall be applied prospectively.  Early application is not permitted.  The Company will adopt this guidance in first quarter 2012.

In June 2011, the FASB issued Accounting Standards Update No. 2011-05, Comprehensive Income (Topic 220) - Presentation of Comprehensive Income (“ASU 2011-05”).  The new pronouncement improves the comparability, consistency and transparency of financial reporting by increasing the prominence of items reported in other comprehensive income and facilitates the convergence of U.S. GAAP and IFRS.  ASU 2011-05 eliminates the option of presenting components of other comprehensive income as part of the statement of changes in shareholders’ equity.  ASU 2011-05 requires that all nonowner changes in shareholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  In a single continuous statement, the following shall be presented: components of net income, net income, components of comprehensive income, total for other comprehensive income and the total of comprehensive income.  In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income and the total of comprehensive income.  ASU 2011-05 indicates that regardless of whether comprehensive income is presented in a single continuous statement or in two separate but consecutive statements, reclassification adjustments between net income and other comprehensive income are required to be presented on the face of the financial statements.  ASU 2011-05 is effective for public companies for interim and annual periods beginning on or after December 15, 2011.  Early adoption is permitted.

In December 2011, the FASB issued ASU 2011-12, Comprehensive Income (Topic 220 - Deferral of Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05 (“ASU 2011-12”).  ASU 2011-12 indefinitely defers the requirement to present reclassification adjustments out of accumulated other comprehensive income by components in both the statement in which net income is presented and the statement in which other comprehensive income is presented.

Business Segments

FASB guidance requires a "management approach" in the presentation of business segments based on how management internally evaluates the operating performance of business units.  The discussion of segment operating results that follows is being provided based on segment data prepared in accordance with this methodology.

Our business segments are as follows:

·	Life and annuity insurance operations, consisting of the operations of TLIC and Family Benefit Life;
·	Premium finance operations, consisting of the operations of FTCC and SIS; and
·	Corporate operations, which includes the results of the parent company after the elimination of intercompany amounts.

Please see Note 12 to the Consolidated Financial Statements for additional information regarding segment data.

Results of Operations

Revenues

Our primary sources of revenue are life insurance premium income and investment income.  Premium payments are classified as first-year, renewal and single.  In addition, realized gains and losses on investment holdings can significantly impact revenues from period to period.  During 2011, we experienced a gain from the acquisition of Family Benefit Life.

Total consolidated revenues increased 83.9% from $8,821,306 for the year ended December 31, 2010 to $16,224,259 for the year ended December 31, 2011, an increase of $7,402,953.

Premiums

Premiums increased 5.7% from $5,895,030 for the year ended December 31, 2010 to $6,229,383 for the year ended December 31, 2011, an increase of $334,353.  The increase was due to the following:

·	$338,463 increase in final expense first year premium production.

·	$431,401 increase in final expense renewal premium production.

·	$15,553 decrease in whole life and term renewal premium production

·	$419,958 decrease in first year production of whole life and term premiums due to the focus of our captive agents on the public stock offering that began on June 29, 2010.

Income from Premium Financing

Income from premium financing decreased 35.2% from $259,296 for the year ended December 31, 2010 to $168,124 for the year ended December 31, 2011, a decrease of $91,172.  The income from premium financing has steadily decreased during the past two years.  Premium financing operations are mostly based on the production of loan agreements with Oklahoma agents although we are issuing a limited number of loans in Louisiana and Mississippi with profitable agencies but currently have no production in Alabama and Arkansas.  The Company is closely evaluating premium financing operations to determine if it can continue based almost entirely on Oklahoma production.

Net Investment Income

Net investment income decreased 6.1% from $2,441,334 for the year ended December 31, 2010 to $2,291,761 for the year ended December 31, 2011, a decrease of $149,573.

Gross investment income increased 10.1% from $2,627,127 for the year ended December 31, 2010 to $2,893,214 for the year ended December 31, 2011, an increase of $266,087.  The cash provided by continued insurance operations has provided a larger invested asset base that the company has continued to invest.  However, it has been difficult throughout 2011 to locate adequate yield in investment grade securities.

Investment expenses, however, increased 223.7% from $185,793 for the year ended December 31, 2010 to $601,453 for the year ended December 31, 2011, an increase of $415,660.  The increased investment expenses are primarily attributed to the following increases: $187,000 increase in real estate taxes, $130,000 increase in investment advisory management services and a $94,000 increase in depreciation of the real estate held for investment due to the change on January 1, 2011 of the useful life of the building from 39 year to 19 years.  The Company engaged a new investment advisory management firm in late 2011 with the goal of reducing these expenses in 2012.

Net Realized Investment Gains

Net realized investment gains were $606,935 and $159,300 for the years ended December 31, 2011 and 2010, respectively, an increased net realized investment gain of $447,635.  The increased net realized investment gains are primarily due to sales of fixed maturity available-for-sale securities and call activity during 2011.

The 2011 net realized investment gains from the sales of fixed maturity securities available-for-sale of $606,935 resulted from sale proceeds of $4,671,870 on fixed maturity securities available-for-sale having a $4,064,935 carrying value at the 2011 disposal dates.

The 2010 net realized investment gains from the sales of fixed maturity available-for-sale securities of $139,172 resulted from sale proceeds of $1,868,930 on fixed maturity available-for-sale securities having a $1,729,758 carrying value at the 2010 disposal dates.

The 2010 net realized investment gains from the sales of two equity securities available-for-sale of $20,128 resulted from sale proceeds of $65,592 on equity securities available-for-sale having a $45,464 carrying value at the 2010 disposal dates.

There were no 2011 sales of equity securities available-for-sale.

We have recorded no other-than-temporary impairments in 2011 and 2010.  As of December 31, 2011, we held nine fixed maturity securities available-for-sale with an unrealized loss of $84,771, fair value of $1,887,299 and amortized cost of $1,972,070.  All of these fixed maturity securities available-for-sale had a fair value to cost ratio equal to or greater than 90%.  As of December 31, 2010, we held five fixed maturity securities available-for-sale with an unrealized loss of $43,118, fair value of $1,467,816 and amortized cost of $1,510,934.  All of these fixed maturity securities available-for-sale had a fair value to cost ratio equal to or greater than 94%.

Gain from Acquisition of Family Benefit Life

In late December 2011, we acquired substantially all of the outstanding common stock of Family Benefit Life from its shareholders for $13,855,129 paid in cash.  The fair value of the net assets acquired in this transaction was $20,770,608.  Since the fair value of the net assets acquired exceeded the cost paid for those assets by $6,915,479, the residual was recorded in the consolidated statements of operations as a component of revenues captioned “Gain from acquisition of Family Benefit Life” per the requirements of Financial Accounting Standards Board Codification Topic 805 “Business Combinations.”  The reason for the gain from the acquisition of Family Benefit Life related primarily to that company’s management not being committed to rebuild the marketing force of that company in the current economic environment.

The total acquisition date fair value of the net assets acquired from Family Benefit Life in late December 2011 is as follows:

Category of Net Asset Acquired	Fair Value
Available-for-sale fixed maturity securities	$56,252,307
Available-for-sale equity securities	304,773
Mortgage loans on real estate	79,710
Investment real estate	582,560
Policy loans	1,047,378
Other invested assets	110
Cash and cash equivalents	9,103,505
Accrued investment income	775,438
Recoverable from reinsurers	120,068
Agents' balances and due premiums	16,476
Value of insurance business acquired	5,627,662
Other assets	10,336
Policyholders' account balances	(36,746,133)
Future policy benefits	(13,502,833)
Policy claims	(166,593)
Premims paid in advance	(12,214)
Deferred federal income taxes	(2,188,650)
Current federal taxes payable	(36,720)
Other liabilities	(496,572)
Fair value of net assets acquired	$20,770,608
Cash paid as purchase consideration	$(13,855,129)
Gain from acquisition of Family Benefit Life	$6,915,479

Other Income

Other income was $12,577 and $66,346 for the years ended December 31, 2011 and 2010, a decrease of $53,769.  The decrease is primarily due to a decrease in service fees in 2011.

Total Benefits, Claims and Expenses

Our benefits, claims and expenses are primarily generated from benefit payments, surrenders, interest credited to policyholders, change in reserves, commissions and other underwriting, insurance and acquisition expenses.  Benefit payments can significantly impact expenses from period to period.

Total consolidated benefits, claims and expenses decreased 2.3% from $8,936,496 for the year ended December 31, 2010 to $8,733,988 for the year ended December 31, 2011, a decrease of $202,508.

Benefits and Claims

Benefits and claims increased 4.8% from $5,063,553 for the year ended December 31, 2010 to $5,308,825 for the year ended December 31, 2011, an increase of $245,272.

The increase in benefits and claims is primarily due to the following:

·
$278,598 increase in interest credited to policyholders primarily due to an increase in the amount of policyholders’ account balances in the consolidated statement of financial position (increased deposits in excess of withdrawals).

·
$56,522 increase in death benefits primarily due to an increase in the number of claims incurred, increase in the average claim amount and an increase in the amount and number of claims in course of settlement.

·	$58,252 decrease in the change in reserves.

·	$31,596 decrease in surrenders primarily related to improved persistency.

Deferral and of Deferred Acquisition Costs

Certain costs related to the successful acquisition of traditional life insurance policies are capitalized and amortized over the premium-paying period of the policies.  Certain costs related to the successful acquisition of insurance and annuity policies that subject us to mortality or morbidity risk over a period that extends beyond the period or periods in which premiums are collected and that have terms that are fixed and guaranteed (i.e., limited-payment long-duration annuity contracts) are capitalized and amortized in relation to the present value of actual and expected gross profits on the policies.  These acquisition costs, which are referred to as deferred policy acquisition costs, include commissions and other successful costs of acquiring life insurance, which vary with, and are primarily related to, the production of new and renewal insurance and annuity contracts.

For the years ended December 31, 2011 and 2010, capitalized costs were $2,262,751 and $1,773,199, respectively.  Amortization of deferred policy acquisition costs for the years ended December 31, 2011 and 2010 was $230,284 and $451,349, respectively.  The $489,552 increase in the acquisition costs deferred primarily relates to increased new business production of final expense policies and annuity contracts.  In addition, there was a 2011 change in the methodology of deferring and amortizing deferred acquisition costs that is explained below.  The $221,065 decrease in the amortization of deferred acquisition costs primarily reflects the impact of a 2011 change in the methodology of deferring and amortizing deferred acquisition costs as explained below.  During 2011 $358,740 of deferrable acquisition costs associated with policies that were issued and lapsed in 2011 were not deferred and were not amortized.  During 2010, $299,158 of deferrable acquisition costs associated with policies that were issued and lapsed in 2010 were deferred and were amortized during 2010.

A summary of the impact of this 2011 methodology change on the deferral and amortization of deferred acquisition costs for the year ended December 31, 2011 and 2010  is as follows:

	2011 Methodology	2010 Methodology
Year ended Decenber 31, 2011
Deferrred	$(2,262,751)	$(2,621,491)
Amortized	230,284	589,024

Year ended Decenber 31, 2010
Deferrred	$(1,474,041)	$(1,773,199)
Amortized	152,191	451,349

Amortization of Value of Insurance Business Acquired

The cost of acquiring insurance business is amortized primarily over the emerging profit of the related policies using the same assumptions that were used in computing liabilities for future policy benefits.   Amortization of the value of insurance business acquired was $222,451 and $271,465 for the years ended December 31, 2011 and 2010, respectively.  The decrease in the amortization of value of insurance business acquired of $49,014 reflects improved persistency in the whole life, term and annuity business of FLAC acquired in late 2008.  As of December 31, 2011, there was no amortization the value of insurance business acquired due to the purchase of Family Benefit Life that occurred at the end of 2011.

Commissions

Commissions increased 36.3% from $1,673,975 for the year ended December 30, 2010 to $2,281,934 for the year ended December 31, 2011, an increase of $607,959.  The increase is primarily due to:

·	$410,025 increase in final expense first year commissions that corresponds to the $338,463 increase in final expense first year premiums.

·	$378,283 increase in annuity first year, single and renewal commissions that corresponds to the $8,853,768 of increased 2011 annuity considerations deposited.

·	$46,091 increase in final expense renewal commissions that corresponds to the $431,401 increase in final expense renewal year premiums.

·
$218,728 decrease in first year whole life and term commissions that corresponds to the $419,958 decrease in other first year premiums due to the focus of our captive agents on the public stock offering that began on June 29, 2010.

·
$7,712 decrease in renewal whole life and term commissions that corresponds to a $15,553 decrease in renewal whole life and term premiums due to the focus of our captive agents on the public stock offering that began on June 29, 2010.

Other Underwriting, Insurance and Acquisition Expenses

Other underwriting, insurance and acquisition expenses decreased 9.1% to $3,249,353 for the year ended December 31, 2010 to $2,953,245 for the year ended December 31, 2011, a decrease of $296,108.  The decrease is primarily due to:

·
$304,000 decrease in salaries and wages primarily due to decreased 2011 staffing levels and 2011 staffing resources utilized on the public stock offering that were capitalized as offering costs that reduced additional paid in capital in the shareholders’ equity section of the statement of financial position.

·
$175,000 decrease in loan losses and other operating expenses in the premium finance operations due to the decline in production of new loans and our focus on business in Oklahoma and with profitable agencies.

·
$98,000 decrease in agency costs due to the focus of our captive agents on the public stock offering where those agency costs are capitalized as offering costs that reduced additional paid in capital in the shareholders’ equity section of the statement of financial position.

·	$93,000 decrease in travel and entertainment and other home office expenses related to a 2011 cost containment program.

·	$41,000 decrease in employee benefits primarily due to decreased staffing levels.

·
$303,000 increase in professional fees primarily related to engagement of actuaries, lawyers and other professionals to assist with due diligence and other acquisition activities and stock dividend fees.

·
$93,000 increase in third party administration fees related to an increase in services provided, increased number of policies administered and increased underwriting and new business services related to increased final expense production.

·	$19,000 increase in other underwriting, insurance and acquisition expenses.

Federal Income Taxes

FTFC files a consolidated federal income tax return with FTCC but does not file a consolidated tax return with TLIC or Family Benefit Life.  TLIC and Family Benefit Life are taxed as a life insurance companies under the provisions of the Internal Revenue Code and must file separate tax returns until they have been a member of the consolidated filing group for five years.  Certain items included in income reported for financial statement purposes are not included in taxable income for the current period, resulting in deferred income taxes.  For the years ended December 31, 2011 and 2010, deferred income tax expense (benefit) was $96,183 and ($206,526), respectively.  Current income taxes were $34,095 for the year ended December 31, 2011.  There were no current income taxes for the year ended December 31, 2010.

Net Income (Loss) and Net Income (Loss) Per Common Share Basic and Diluted

For the years ended December 31, 2011 and 2010, respectively, there was net income of $7,359,993 and $91,336.

Net income per common share basic and diluted is calculated using the weighted average number of common shares outstanding and subscribed during the year.  The weighted average outstanding and subscribed common shares basic and diluted for the years ended December 31, 2011 and 2010 were 7,349,296 and 6,547,177, respectively.  These weighted average shares reflect the retrospective adjustment for the impacts of the 5% stock dividend declared by the Company on January 10, 2011 and January 11, 2012 and payable to holders of shares of the Company as of March 10, 2011 and March 10, 2012.

The Company issued 323,777 shares in connection with the 2011 stock dividend that resulted in accumulated deficit being charged $2,428,328 with an offsetting credit of $2,428,328 to common stock and additional paid-in capital.  This was a non-cash investing and financing activity.  It is anticipated that approximately 378,000 shares will be issued in connection with the 2012 stock dividend that will result in accumulated deficit being charged by approximately $2,835,000 with an offsetting credit of approximately $2,835,000 to common stock and additional paid-in capital.  This will also be a non-cash investing and financing activity.

Business Segments

Life and Annuity Insurance Operations

Revenues from Life and Annuity Insurance Operations increased 88.5% from $8,495,479 for year ended December 31, 2010 to $16,011,386 for the year ended December 31, 2011, an increase of $7,515,907.  The increase in revenue from 2010 to 2011 primarily relates to the $6,915,479 gain from the acquisition of Family Benefit Life and $447,635 of increased net realized investment gains.

The income before total federal income taxes from Life and Annuity Insurance Operations was $8,238,255 and $736,035, respectively, for the years ended December 31, 2011 and 2010.  The $7,502,220 increased profitability for 2011 compared to 2010 is primarily due to the $6,915,479 gain from the acquisition of Family Benefit Life and $447,635 of increased net realized investment gains

Premium Finance Operations

Revenues from Premium Finance Operations decreased 48.5% from $323,816 for year ended December 31, 2010 to $166,919 for the year ended December 31, 2011, a decrease of $156,897.  The decrease relates to a decrease in production of loan agreements as management focuses on business primarily with Oklahoma profitable agents.

The loss before total federal income taxes from Premium Finance Operations was $212,706 and $340,395 for the years ended December 31, 2011 and 2010, respectively.  The $127,689 decreased loss from 2010 to 2011 is primarily attributable to a decrease in allowance for loan losses, 2011 loan production intentionally decreased with reduced loan issuance made through profitable agencies primarily in Oklahoma and decreased 2011 costs to operate our premium finance operations.

Corporate Operations

Revenues from Corporate Operations were $45,954 and $2,011 for the years ended December 31, 2011 and 2010, respectively.  This $43,943 increase is primarily due to an increase in net investment income.

The loss before total federal income taxes from Corporate Operations was $535,278 and $510,830 for the years ended December 31, 2011 and 2010, respectively.  The $24,448 increased loss from 2010 to 2011 is primarily due to increased operating expenses related to the 2011 stock dividend processing and transferring.

Consolidated Financial Condition

As of December 31, 2011, our available-for-sale fixed maturity securities had a fair value of $81,051,207 and amortized cost of $78,128,103 compared to a fair value of $26,623,318 and an amortized cost of $23,183,633 as of December 31, 2010.  The increase is primarily due to the $56,252,307 in fair value of the available-for-sale fixed maturity securities acquired in the Family Benefit Life acquisition.  This portfolio is reported at fair value with unrealized gains and losses, net of applicable income taxes, reflected as a separate component in shareholders' equity within “Accumulated Other Comprehensive Income.”  The available-for-sale fixed maturity securities portfolio is invested in a variety of companies and U. S. Government securities.

As of December 31, 2011, our available-for-sale equity securities had a fair value of $898,893 compared to a fair value of $529,314 as of December 31, 2010.  The cost of available-for-sale equity securities were $750,941 as of December 31, 2011 and $347,353 as of December 31, 2010.  The increase is primarily due to the $304,773 in fair value of the available-for-sale equity securities acquired in the Family Benefit Life acquisition.  This portfolio is also reported at fair value with unrealized gains and losses, net of applicable income taxes, reflected as a separate component in shareholders' equity within “Accumulated Other Comprehensive Income.”  The available-for-sale equity securities portfolio is invested in a variety of companies.

As of December 31, 2011, we held the following additional invested assets: mortgage loans on real estate of $1,985,394; investment real estate of $3,466,581; policy loans of $1,472,666 and other long-term investments of $9,875,675.  The other long-term investments are comprised of lottery prize receivables.

As of December 31, 2010, we held the following additional invested assets: mortgage loans on real estate of $1,156,812; investment real estate of $3,077,520; policy loans of $367,284 and other long-term investments of $6,886,529.  The other long-term investments are comprised of lottery prize receivables.

Please see the summary of total acquisition date fair value of the net assets acquired from Family Benefit Life summarized previously to ascertain the amount of increased investments derived from this acquisition.

Total investments were $98,750,416 and $38,640,777 as of December 31, 2011 and December 31, 2010, respectively.  Please see the summary of total acquisition date fair value of the net assets acquired from Family Benefit Life summarized previously to ascertain the amount of increased investments derived from this acquisition.

Deferred policy acquisition costs were $5,251,999 and $3,234,285 as of December 31, 2011 and December 31, 2010, respectively.  Policy acquisition expenses related to new insurance sales were capitalized in the amount of $2,262,751 and $1,773,199 for the years ended December 31, 2011 and 2010, respectively.  Amortization of deferred acquisition costs for the years ended December 31, 2011 and 2010 was $230,284 and $451,349, respectively.

The value of insurance business acquired was $7,912,469 and $2,507,258 as of December 31, 2011 and December 31, 2010, respectively.  Amortization of value of insurance business acquired for the years ended December 31, 2011 and 2010 was $222,451 and $271,465, respectively.  The value of insurance business acquired recorded in connection with the Family Benefit Life acquisition was $5,627,662.

As of December 31, 2011 and December 31, 2010, we held loans from premium financing of $1,022,416 and $1,143,977, respectively. The loan balances as of December 31, 2011 and December 31, 2010, respectively, are net of unearned interest of $23,287 and $35,519 and allowance for loan losses of $229,004 and $443,071.

The progression of the Company’s loans from premium financing for the years ended December 31, 2011 and December 31, 2010 is summarized as follows:

	December 31, 2011	December 31, 2010
Balance, beginning of year	$1,622,567	$3,140,800
Loans financed	2,341,126	3,486,083
Unearned interest	136,189	36,624
Capitalized fees and interest	52,155	(4,208)
Payment of loans and unearned interest	(2,877,330)	(5,036,732)
Ending loan balance including unearned interest	1,274,707	1,622,567
Unearned interest included in ending loan balances	(23,287)	(35,519)
Loan balance net of unearned interest	1,251,420	1,587,048
Less allowance for loan loss	(229,004)	(443,071)
Loan balance net of unearned interest and
allowance for loan losses at the end of the year	$1,022,416	$1,143,977

As of December 31, 2011, we held the following additional assets (excluding cash and cash equivalents and certificates of deposit that are discussed below under “Liquidity and Capital Resources”): amounts recoverable from reinsurers of $1,132,121; accrued investment income of $1,122,574; agents’ balances and due premiums of $381,901; property and equipment of $170,843 and other assets of $1,297,205.  Other assets include federal and state incomes taxes recoverable, prepaid expenses, notes receivable and customer account balances receivable.

As of December 31, 2010, we held the following additional assets (excluding cash and cash equivalents and certificates of deposit that are discussed below under “Liquidity and Capital Resources”): amounts recoverable from reinsurers of $977,397; accrued investment income of $385,948; agent balances and due premiums of $357,979; property and equipment of $102,374 and other assets of $1,151,315.  Other assets include federal and state incomes taxes recoverable, prepaid expenses, notes receivable and customer account balances receivable.  Please see the summary of total acquisition date fair value of the net assets acquired from Family Benefit Life summarized previously to ascertain the amount of increased assets derived from this acquisition.

Total liabilities as of December 31, 2011 and December 31, 2010 were $116,349,542 and $44,932,914, respectively.  Please see the summary of total acquisition date fair value of the net assets acquired from Family Benefit Life summarized previously to ascertain the amount of increased liabilities derived from this acquisition.

Total policy liabilities as of December 31, 2011 were $111,269,643 and were composed of policyholders’ account balances of $81,730,322; future policy benefits of $28,977,186; policy claims of $515,522 and premiums paid in advance of  $46,613. Please see the summary of total acquisition date fair value of the net assets acquired from Family Benefit Life summarized previously to ascertain the amount of increased liabilities derived from this acquisition.

Total policy liabilities as of December 31, 2010 were $44,115,568 and were composed of policyholders’ account balances of $30,261,070; future policy benefits of $13,444,284; policy claims of $367,306 and premiums paid in advance of $42,908.  Please see the summary of total acquisition date fair value of the net assets acquired from Family Benefit Life summarized previously to ascertain the amount of increased liabilities derived from this acquisition.

The liability for deferred federal income taxes was $2,622,711 and $294,705 as of December 31, 2011 and December 31, 2010, respectively, an increase of $2,328,006.  $2,258,650 of the increase in deferred federal income taxes relates to the Family Benefit Life acquisition.  $1,222,984 of the increase is due to net unrealized gains on available-for-sale securities.  The remaining $965,666 of the increase is due to the net deferred taxes arising from the temporary differences of the U.S. GAAP fair value of the net assets acquired compared to the carrying value for tax purposes.

Other liabilities as of December 31, 2011 and December 31, 2010 were $2,457,188 and $523,271, respectively.  Other liabilities include deposits on pending policy applications, accrued expenses, accounts payable and unearned investment income.  The $1,933,917 increase in other liabilities during 2011 is primarily due to a $1,100,000 increase in deposits on pending applications; $95,000 representing the remaining unearned liability for a $120,000 leasehold improvement credit granted by a lessor in December 2010 that is being amortized to rental expense over the remaining lease term; $86,000 of liabilities for estimated future guaranty fund assessments, $497,000 related to the acquisition of Family Benefit Life and $156,000 of accrued liabilities and other payables.

Liquidity and Capital Resources

Our operations have been financed primarily through the private placement of equity securities and an intrastate public stock offering. Through December 31, 2011, we have received $24,746,215 from the sale of our shares. Our operations have been profitable and have generated $3,970,422 of net income from operations since we were incorporated in 2004 as shown in the accumulated earnings balance in the December 31, 2011 consolidated statement of financial position.  The Company issued 323,777 shares in connection with a stock dividend paid to shareholders of record as of March 10, 2011, however, that resulted in accumulated earnings being charged $2,428,328 with an offsetting credit of $2,428,328 to common stock and additional paid-in capital.  The impact of this stock dividend charge of $2,428,328 to accumulated earnings (deficit) decreased the balance as of December 31, 2011 to $1,542,094.

 As of December 31, 2011, we had cash and cash equivalents totaling $27,705,711 with $9,103,505 acquired in the acquisition of Family Benefit Life.  Some of our excess funds have been invested in money market mutual funds.  As of December 31, 2011, cash and cash equivalents of $14,383,877 and $9,103,505, respectively, of the total $27,705,711 were held by TLIC and Family Benefit Life and may not be available for use by FTFC due to the required pre-approval by the Oklahoma Insurance Department and Missouri Department of Insurance of any dividend or intercompany transaction to transfer funds to FTFC.  The maximum dividend, which may be paid in any twelve-month period without notification or approval, is limited to the lesser of 10% of statutory surplus as of December 31 of the preceding year or the net gain from operations of the preceding calendar year.  Cash dividends may only be paid out of surplus derived from realized net profits.  Based on these limitations, there is no capacity for TLIC to pay a dividend in 2011 without prior approval.  However, there is the capacity for Family Benefit Life to pay a dividend up to $934,675 in 2012 without prior approval. There were no dividends paid or a return of capital to the parent company in 2010.

The Federal Deposit Insurance Corporation currently insures all non-interest bearing accounts.  We monitor the solvency of all financial institutions in which we have funds to minimize the exposure for loss.  We do not believe we are at significant risk for such a loss.

During the years ended December 31, 2011 and 2010, cash and cash equivalents increased $14,720,433 and $5,904,586, respectively.

Our operating activities for the year ended December 31, 2011 provided $1,948,708 of cash compared to $1,220,685 of cash provided by operations during the year ended December 31, 2010.  The $728,023 increase in cash provided by operations in 2011 is primarily due to increased premiums and decreased expenses in excess of increased benefits, claims and commissions.

Cash used by investing activities for the years ended December 31, 2011 and 2010 was $5,428,643 and $2,809,417, respectively.  The $2,619,226 of increased cash used was primarily utilized to purchase Family Benefit Life that required the net use of $4,751,624 of cash ($13,855,129 of cash consideration to purchase 1,287,640 shares of Family Benefit Life Common Stock from shareholders that is offset by $9,103,505 of cash acquired with the Family Benefit Life net assets).

Net cash provided by financing activities for the years ended December 31, 2011 and 2010 was $18,200,368 and $7,493,318, respectively.  The 2011 increase in cash of $10,707,050 provided by financing activities resulted from a net increase in policy deposits of $8,591,326 for the year ended December 31, 2011 and a net increase of $2,115,724 in the net proceeds from the public stock offering.

Shareholders’ equity at December 31, 2011 was $28,398,113 compared to $16,655,947 as of December 31, 2010.  The increase of $11,742,166 is due primarily to the net income in 2011 of $7,359,993 and the net proceeds of $4,991,319 from the public stock offering that commenced on June 29, 2010 less a $609,146 decrease in the unrealized appreciation of available-for-sale securities.  For the year ended December 31, 2011, the public stock offering generated proceeds of $5,908,890 less $917,571 of offering costs.

Equity per common share outstanding and subscribed increased 51.7% to $3.67 as of December 31, 2011 compared to $2.42 per share at December 31, 2010, based upon 7,733,186 common shares outstanding and subscribed as of December 31, 2011 and 6,894,275 outstanding common shares as of December 31, 2010.  These common shares outstanding and subscribed reflect the retrospective adjustment for the impact of the 2011 and 2012 5% stock dividends declared by the Company on January 10, 2011 and paid to holders of shares of the Company as of March 10, 2011 and declared by the Company on January 11, 2012 and payable to holders of shares on the Company as of March 10, 2012.

The liquidity requirements of our life insurance company are met primarily by funds provided from operations. Premium deposits and revenues, investment income and investment maturities are the primary sources of funds, while investment purchases, policy benefits, and operating expenses are the primary uses of funds.  There were no liquidity issues in 2011 or 2010.  Our investments consist primarily of marketable debt securities that could be readily converted to cash for liquidity needs.

We are subject to various market risks.  The quality of our investment portfolio and the current level of shareholders’ equity continue to provide a sound financial base as we strive to expand our marketing to offer competitive products.  Our investment portfolio recovered from the disruptions in the capital markets and had unrealized appreciation on available-for-sale securities of $3,071,056 and $3,621,646 as of December 31, 2011 and December 31, 2010, respectively, prior to the impact of income taxes and deferred acquisition cost adjustments.  This $550,590 decrease in unrealized gain for the year ended December 31, 2011 is offset by the net realized investment gain of $606,935 due to the sale and call activity for available-for-sale fixed maturity securities during 2011.

A primary liquidity concern is the risk of an extraordinary level of early policyholder withdrawals.  We include provisions within our insurance policies, such as surrender charges, that help limit and discourage early withdrawals.  Individual life insurance policies are less susceptible to withdrawal than annuity reserves and deposit liabilities because policyholders may incur surrender charges and undergo a new underwriting process in order to obtain a new insurance policy.  Cash flow projections and cash flow tests under various market interest rate scenarios are also performed annually to assist in evaluating liquidity needs and adequacy.  We currently anticipate that available liquidity sources and future cash flows will be adequate to meet our needs for funds.

One of the significant risks relates to the fluctuations in interest rates.  Regarding interest rates, the value of our available-for-sale fixed maturity securities investment portfolio will increase or decrease in an inverse relationship with fluctuations in interest rates, while net investment income earned on newly acquired available-for-sale fixed maturity securities increases or decreases in direct relationship with interest rate changes.  From an income perspective, we are exposed to rising interest rates which could be a significant risk, as TLIC's and Family Benefit Life’s annuity business is subject to variable interest rates.  The life insurance company's life insurance policy liabilities bear fixed rates.  From a liquidity perspective, our fixed rate policy liabilities are relatively insensitive to interest rate fluctuations.  We believe gradual increases in interest rates do not present a significant liquidity exposure for the life insurance policies.  We maintain conservative durations in our fixed maturity portfolio.  As of December 31, 2011, cash and the fair value of fixed maturity available-for-sale securities with maturities of less than one year and the fair value of lottery receivables with maturities of less than one year equaled 28.4% of total policy liabilities.  If interest rates rise significantly in a short time frame, there can be no assurance that the life insurance industry, including the Company, would not experience increased levels of surrenders and reduced sales, and thereby be materially adversely affected.

In addition to the measures described above, TLIC and Family Benefit Life must comply with the NAIC promulgated Standard Valuation Law ("SVL") which specifies minimum reserve levels and prescribes methods for determining them, with the intent of enhancing solvency.  Upon meeting certain tests, which TLIC and Family Benefit Life met during 2011 and 2010, the SVL also requires the Company to perform annual cash flow testing for TLIC and Family Benefit Life.  This testing is designed to ensure that statutory reserve levels will maintain adequate protection in a variety of potential interest rate scenarios.  The Actuarial Standards Board of the American Academy of Actuaries also requires cash flow testing as a basis for the actuarial opinion on the adequacy of the reserves which is a required part of the annual statutory reporting process.

Our marketing plan could be modified to emphasize certain product types and reduce others.  New business levels could be varied in order to find the optimum level.  We believe that our current liquidity, current bond portfolio maturity distribution and cash position give us substantial resources to administer our existing business and fund growth generated by direct sales.  We will service other expenses and commitments by: (1) using available cash, (2) dividends from TLIC and Family Benefit Life that are limited by law to the lesser of prior year net operating income or 10% of prior year-end surplus unless specifically approved by the controlling insurance department, (3) dividends from FTCC and (4) corporate borrowings, if necessary.

We will use the majority of our capital provided from the public stock offerings to expand life insurance operations and acquire life insurance companies.  The operations of TLIC may require additional capital contributions to meet statutory capital and surplus requirements mandated by state insurance departments.  Life insurance contract liabilities are generally long term in nature and are generally paid from future cash flows.

On March 12, 2009, we entered into a senior revolving loan with a bank to loan up to $3,000,000 to provide working capital and funds for expansion.   The loan was renewed on April 30, 2009 and modified to increase the revolving loan amount to $3,600,000.  The loan agreement terminated on May 31, 2010 and was not renewed at our election.  On July 21, 2009, FTCC borrowed $100,000 under the loan agreement and repaid $99,999 on November 4, 2009.  The remaining $1 was repaid on May 31, 2010.

On June 29, 2010, the Company commenced a public offering of its common stock registered with the U.S. Securities and Exchange Commission and the Oklahoma Department of Securities.  The public offering is for 1,333,334 shares of the Company’s common stock for $7.50 per share.  All these shares were sold as of February 17, 2012 and the Company has now received $8.5 million after reduction for offering expenses and sales commissions.  The Company has registered an additional 133,334 shares of its common stock to cover over subscriptions.  The Company is now selling these oversubscriptions.  The sale of all the additional shares would provide the Company with an additional $850,000 after reduction for offering expenses and sales commissions.

The offering was extended on June 28, 2011 and will end on June 28, 2012 unless all the Company’s shares are sold before then.  As of December 31, 2011, the Company has received gross proceeds of $9,271,215 from the subscription of 1,236,162 shares of its common stock in this offering and incurred $1,404,300 in offering costs.  The proceeds were originally deposited in an escrow account that was released from escrow by the Oklahoma Department of Securities in August 2010 after the offering exceeded $1,000,000 in gross proceeds.  Those proceeds were made available to the Company in August 2010.  Proceeds from the sale of shares of the Company’s common stock in this public offering after August 2010 were available to the Company without being held in escrow.

We are not aware of any commitments or unusual events that could materially affect our capital resources.  We are not aware of any current recommendations by any regulatory authority which, if implemented, would have a material adverse effect on our liquidity, capital resources or operations.

We believe that our existing cash and cash equivalents as of December 31, 2011 will be sufficient to fund our anticipated operating expenses.

Loans outstanding from premium financing declined during 2010 and have continued to decline during 2011 as we have decreased production of premium financing contracts.  The growth of the premium finance subsidiary is uncertain and may require additional capital.  The premium financing operations have steadily decreased during the past two years.  Premium financing loan operations is now based on the production of loan agreements with Oklahoma agents.  We are only writing business in Louisiana and Mississippi with profitable agencies and currently have no production in Alabama and Arkansas.  The Company is closely evaluating premium financing loan operations to determine if it can continue based almost entirely on Oklahoma production.

Funds will not be available to continue the expansion of the Company’s subsidiaries without borrowing funds or raising additional capital.  As introduced above, we have begun a public offering to generate additional funding.  We intend to use the proceeds to finance future acquisitions of life insurance companies or blocks of life insurance business, provide up to $3.0 million of capital and/or surplus to TLIC as needed to maintain adequate capital and increase working capital.  We have based this estimate upon assumptions that may prove to be wrong and we could use our capital resources sooner than we currently expect.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements.

Forward Looking Information

We caution readers regarding certain forward-looking statements contained in this report and in any other statements made by, or on behalf of, the Company, whether or not in future filings with the Securities and Exchange Commission.  Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments.  Statements using verbs such as "expect", "anticipate", "believe" or words of similar import generally involve forward-looking statements.  Without limiting the foregoing, forward-looking statements include statements which represent our beliefs concerning future levels of sales and redemptions of our products, investment spreads and yields or the earnings and profitability of our activities.

Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which are subject to change.  These uncertainties and contingencies could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.  Whether or not actual results differ materially from forward-looking statements may depend on numerous foreseeable and unforeseeable factors and developments.  Some of these may be national in scope, such as general economic conditions, changes in tax laws and changes in interest rates.  Some may be related to the insurance industry generally, such as pricing competition, regulatory developments, industry consolidation and the effects of competition in the insurance business from other insurance companies and other financial institutions operating in our market area and elsewhere.  Others may relate to the Company specifically, such as credit, volatility and other risks associated with our investment portfolio.  We caution that such factors are not exclusive.  We disclaim any obligation to update forward-looking information.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

We have had no disagreements with our accountants on accounting or financial disclosure issues.

DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth information concerning each executive officer and director as of the date of this prospectus.  The Board of Directors is comprised of only one class. Our directors will serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. The following also includes a brief description of our executive officers and directors’ business experience

			Director
Name of Nominee	Age	Position/Principal Occupation	Since
Gregg E. Zahn (4)	50	Director; Chairman, President and Chief Executive Officer of First Trinity	2004
Scott J. Engebritson	54	Director; Vice Chairman of the Board of First Trinity	2004
William S. Lay (4)	72	Director; Vice President and Chief Investment Officer of First Trinity	2007
H. Bryan Chrisman (1) (4)	47	Director; Insurance Marketing	2004
Bill H. Hill (1) (2)	71	Director; Former President of Eastern Oklahoma State College	2004
Charles W. Owens (2) (3)	57	Director; Insurance and Marketing Services	2004
George E. Peintner (3) (4)	68	Director; Marketing Company	2004
Shannon B. Young (2) (3)	50	Director; Insurance Marketing	2008
G. Wayne Pettigrew (3) (4)	49	Director; Insurance and Pension Benefits Consulting	2004
Gary L. Sherrer (1) (2)	63	Director; Assistant Vice President, Division of Agricultural Sciences and Sciences and Natural Resources for Oklahoma State University Foundation	2004
Will W. Klein (1)	69	Director; Insurance Company Chief Executive Officer	2011
________________________
(1)             Member Audit Committee
(2)             Member Compensation Committee
(3)             Member Nominating and Corporate Governance Committee
(4)	Member Investment Committee

The following is a brief description of the previous business background of the executive officers and directors.

Gregg E. Zahn is President, Chief Executive Officer and a member of the Board of Directors of First Trinity since October 2007.   He became Chairman in 2011.  From 2004 until October 2007 he was Director of Training and Recruiting and a member of the Board of Directors. He is President and Chief Executive Officer and Director of TLIC and FTCC and has served in those positions since October 2007. He was Executive Vice President of FLAC from December 2008 until August 2009.  He became Chairman, Chief Executive Officer and Director of Family Benefit Life Insurance Company in December 2011.  Between 1997 and March 2004, Mr. Zahn served as Marketing Vice President of First Alliance Insurance Company of Lexington, Kentucky and as Assistant to the President of First Alliance Corporation and Mid American Alliance Corporation. He was President of Alliance Insurance Management from 2001 to 2003.

Scott J. Engebritson became Vice Chairman of the Board of Directors in 2011 and served as its Chairman from the Company’s inception in 2004 to 2011.  He was Chief Executive Officer from the inception of First Trinity in 2004 until October 2007. He was President and a Director of Trinity Life Insurance Company (“TLIC”) and Chairman of the Board and Director of First Trinity Capital Corporation (“FTCC”) from their inception in 2006 until October 2007, Chairman of the Board of First Life America Corporation and director from December 2008 until August 2009 and director of Family Benefit Life Insurance Company in December 2011. TLIC, Family Benefit Life and FTCC are subsidiaries of First Trinity.  He currently serves as Chairman of the Board and President of Great Plains Financial Corporation a position he has held since its inception in 2006.  Mr. Engebritson served as Chairman of the Board for Mid-American Alliance Corporation and its subsidiary Mid-American Century Life Insurance Company from their inception in 1995 until they were merged with Citizens Inc. in 2003. Mr. Engebritson served as Chairman of the Board of Western States Alliance from 2000 to 2006. He served as Co-Chairman of the Board of Arkansas Security Capital from 2001 to 2005. He served as Chairman of the Board of Midwest Holding Inc. from 2004 to 2006.

William S. Lay is Vice President, Chief Investment Officer and a Director and served as Chief Financial Officer from April of 2007 through June 2010 and Secretary and Treasurer from April 2007 through March 2011.  He also serves as an Officer and Director of TLIC, Family Benefit Life Insurance Company and FTCC.  For the past five years, Mr. Lay has been a financial officer and business consultant, specializing in corporate financial and consulting services for small sized entrepreneurial companies. Prior to that, Mr. Lay was an officer and director of numerous life insurance companies and also has experience in business acquisitions, mergers and reorganizations.

H. Bryan Chrisman CLU, ChFC, has been a member of the Board of Directors since inception in 2004. He is a Director of TLIC and FTCC. Mr. Chrisman is a Principal with IMA, LLC, an insurance marketing firm that he helped found in 2001.

Bill H. Hill has been a member of the Board of Directors since 2004. He also serves as a Director of TLIC and FTCC. He was President of Eastern Oklahoma State College, in Wilburton, OK from 1986-2000. He retired in 2000 and has been a rancher since that time.

Will W. Klein has been a member of the Board of Directors since 2011. He also serves as a Director of TLIC and FTCC. He has been Chief Executive Officer of SkyMed International, Inc. since 1993. Mr. Klein was named to The Order of Canada in 1983, the country’s highest civilian honor.

Charles W. Owens has been a member of the Board of Directors since inception in 2004.  He is a Director of TLIC and FTCC. Mr. Owens has served as the President and Owner of Tinker Owens Insurance and Marketing Services since its inception in 1988.

George E. Peintner has been a member of the Board of Directors since inception in 2004.  He is a Director of TLIC, Family Benefit Life and FTCC. Mr. Peintner is the Owner of Peintner Enterprises. Peintner Enterprises is a Marketing Company established in 1980.

G. Wayne Pettigrew has been a member of the Board of Directors since inception in 2004.  He is a Director of TLIC and FTCC. Mr. Pettigrew served in the Oklahoma House of Representatives from 1994 until 2004. He owns and operates Group Pension Planners, insurance and pension benefits consulting firm. He also serves on the Alumni Board at East Central University in Ada, Oklahoma.

Gary L. Sherrer has been a member of the Board of Directors since inception in 2004.  He is a Director of TLIC, Family Benefit Life Insurance Company and FTCC. He is an Assistant Vice President for External Affairs for the Division of Agricultural Sciences and Natural Resources for Oklahoma State University. Mr. Sherrer was Assistant CEO of KAMO Power from 2001-2004. Prior to his position as Assistant CEO, Mr. Sherrer held the position of Chief Administrative Officer for seven years at KAMO Power.

Shannon B. Young was an advisory Director from April 2007 to December 2008, when he became a member of the Board of Directors. He is Marketing Director and Partner at Insurance Marketing Alliance, LLC. He also is a member of the Oklahoma City Underwriters Association.

There are no family relationships between directors or officers.

Board Meetings and Committees

The Board of Directors of First Trinity held four meetings during 2010. The meetings are held on call and there is an organizational meeting following the annual meeting of shareholders. During 2010, the Board of Directors had a standing Audit Committee, Compensation Committee, Nomination and Governance Committee and Investment Committee.

Two Directors, Scott J. Engebritson, and H. Bryan Chrisman attended fewer than 75% of the total number of Board of Directors meetings.  In addition, one Director, H. Bryan Chrisman, attended fewer than 75% of the total number of committee meetings held by the Company on which he served.  The Company encourages, but does not require, its board members to attend the annual shareholder meeting.  In 2011, seven directors attended the shareholder meeting.  First Trinity plans to schedule future annual meetings so that at least a majority of its directors can attend the Annual Meeting.

Code of Conduct and Ethics

The Company has a Code of Conduct and Ethics (“Code”) applicable to all directors and employees, including our Chairman of the Board, Chief Executive Officer and other senior executives, to help ensure that our business is conducted in accordance with high standards of ethical behavior.  The code is published on our website at www.firsttrinityfinancial.com under “Corporate Governance”
Communication with the Board of Directors

Shareholders and other interested parties can communicate with the Board of Directors, including the non-management directors, either by writing to First Trinity Financial, Board of Directors, Attn: Corporate Secretary, 7633 East 63rd Place, Suite 230, Tulsa, Oklahoma 74133 or by calling 1-888-883-1499.  An independent third-party service answers all calls to this toll-free telephone number, and passes the caller’s information on to our Chairman of the Audit Committee, who in turn transmits the information to the appropriate member of the Board of Directors. Communications may be anonymous or confidential. Complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to the Chairman of the Audit Committee. Other concerns will be referred to the Chairman of the Board. All shareholder-related complaints and concerns will be received, processed and acknowledged by the Company’s Board of Directors. Further information regarding communications with the Board of Directors may be found at the Company’s website, www.firsttrinityfinancial.com under “Corporate Governance.”

Audit Committee

The Audit Committee of the Board of Directors is currently composed of four directors: Will W. Klein (chairman), H. Bryan Chrisman, Bill H. Hill and Gary L. Sherrer, each of whom is determined to be an independent director as the term is defined by the NASDAQ listing standards.  The Board of Directors has also determined that Mr. Klein qualifies as an "audit committee financial expert," as defined in applicable SEC rules.

The Audit Committee met one time during 2011. The Audit Committee was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 to oversee the Company's financial reporting process, the system of internal financial controls and audits of its financial statements. The Audit Committee (1) provides oversight of the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements, (2) assists the Board of Directors in oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent public accounting firm’s qualifications, independence and performance, and the Company’s internal accounting and financial controls, and (3) provides to the Board of Directors such information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors.  The Audit Committee acts pursuant to a written charter adopted by the Board of Directors, which is available in the “Corporate Governance” section of the Company’s website at www.firsttrinityfinancial.com.

Compensation Committee

The Compensation Committee currently consists of directors Charles W. Owens (Chairman), Bill H. Hill, George E. Peintner, Gary L. Sherrer and Shannon B. Young, each of whom is determined to be an independent director as the term is defined by the NASDAQ listing standards.  The Compensation Committee met two times during 2011.  The Compensation Committee reviews and approves the compensation and benefits for the Company’s executive officers and performs such other duties as may from time to time be determined by the Board of Directors.  The Compensation committee acts pursuant to a written Charter adopted by the Board of Directors, which is available in the “Corporate Governance” section of the Company’s website at www.firsttrinityfinancial.com.

Nominating and Corporate Governance Committee

The Board of Directors provided for a Nominating and Corporate Governance Committee at its April 18, 2007 meeting.  This committee meets on call and submits recommendations to the Board of Directors for members of the Board to be submitted to the shareholders for election. The Nominating and Corporate Governance Committee which currently consists of directors G. Wayne Pettigrew (Chairman), Charles W. Owens and Gary L. Sherrer, Shannon B. Young, each of whom is deemed to be an independent director as the term is defined by the NASDAQ listing standards, met two times in 2011.  The Nominating and Corporate Governance committee acts pursuant to a written Charter adopted by the Board of Directors, which is available in the “Corporate Governance” section of the Company’s website at www.firsttrinityfinancial.com.  The Nominating Committee considers individuals recommended by Company shareholders.  Such recommendations should be submitted to the Secretary of the Company at least 120 days before the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of shareholders.  In considering nominees, the Committee should address the performance and contribution of incumbent directors, as well as the qualifications of new nominees.

Director Compensation

Directors who are not employees of the Company will receive a $1,000 annual retainer, $1,500 plus expenses for each Board of Directors meeting they attend in person, $250 for each meeting in which they participate telephonically and $250 for any committee meeting they attend not held in conjunction with a Board of Directors’ meeting.  The Director Compensation Table for 2011 is set forth below.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

The Company’s Board of Directors is composed of eleven members.  Eight members are independent and three members are executive officers of the Company.  Mr. Zahn serves as both the principal officer of the Company in his role as President and Chief Executive Officer and Chairman of the Board of Directors.   The Company does not have a lead independent director.  The Company has determined that this leadership structure is appropriate given that the Company initially formed a financial holding company and raised capital by intrastate private and public offerings in the state of Oklahoma through the sale of shares with the purpose of establishing a life insurance company and premium financing company.  The Company has grown by acquisition and by the production of life insurance and annuity policies and premium financing contracts.  Initially Mr. Engebritson served as Chairman of the Board of Directors with Mr. Zahn being the principal executive officer.  Mr. Engebritson served as a mentor to Mr. Zahn from 2004 through 2011.  In 2011, the Board of Directors acknowledged the leadership and vision that Mr. Zahn had for the Company and elected him Chairman with Mr. Engebritson serving as Vice Chairman.  Having Mr. Zahn in these dual roles has galvanized the Company’s focus on its vision and mission as it grew to over $140,000,000 of assets during late 2011 with the acquisition of Family Benefit Life Insurance Company.

The Board of Directors is elected by the shareholders to oversee management and to ensure that the long-term interests of the shareholders are being served. In considering the long-term interests of shareholders, the Board recognizes the importance of considering and addressing the interests of the Company's other major constituents, including policyholders, employees and the communities in which the Company conducts its business.  To fulfill this oversight function, the Company’s Board of Directors holds four regularly scheduled meetings during the year, at which it reviews and discusses reports by management on the performance of the Company, its plans and prospects, as well as immediate issues facing the Company. In addition to its general oversight of management, the Board or its Committees also perform a number of specific functions, including:

·	reviewing, advising, approving and monitoring fundamental financial and business strategies and major corporate actions;

·	assessing major risks facing the Company, and reviewing options for their mitigation;

·	selecting, evaluating and compensating the CEO and overseeing CEO succession planning:

·	providing advice and counsel to the CEO and senior management;

·	providing counsel and oversight on the selection, evaluation, development and compensation of senior management; and

·	ensuring processes are in place for maintaining the integrity of the Company, including the integrity of the financial statements.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ( $)	Total ($)
H. Bryan Chrisman	2,250						2,250
Bill H. Hill	6,250						6,250
Charles W. Owens	6,250						6,250
Shannon B. Young	5,750						5,750
George E. Peintner	6,000						6,000
G. Wayne Pettigrew	6,000						6,000
Gary L. Sherrer	6,250						6,250
Will W. Klein	1,500						1,500

SECURITY OWNERSHIP

The following table sets forth the beneficial ownership of the Company’s common stock as of the Record Date (i) by all persons known to the Company, based on statements filed by such persons pursuant to Section 13(d) or 13(g) of the exchange act, to be the beneficial owners of more than 5% of FTFC’s common stock, (ii) by the executive officers named in the Summary Compensation Table under “Executive Compensation”, (iii) by each director, and (iv) by all current directors and executive officers as a group.

		Percentage
	Common Stock	Beneficially
Name	Beneficially Owned (1)	Owned (1)
Scott J. Engebritson	207,821	2.62%
Gregg E. Zahn	465,255	5.87%
William S. Lay	22,050	*
H. Bryan Chrisman	110,250	1.39%
Bill H. Hill	30,870	*
Charles W. Owens (2)	48,510	*
George E. Peintner	44,100	*
Shannon B. Young	38,588	*
G. Wayne Pettigrew	46,305	*
Gary L. Sherrer	44,100	*
All directors and executive officers as a group (10 persons)	1,057,849	13.34%

* represents less than 1%

(1) As of March 26, 2012, there are 7,932,442 shares entitled to vote.
(2) Includes 4,410 shares jointly owned by Mr. Owens and his children.

EXECUTIVE COMPENSATION

The Compensation Committee assists the Board of Directors in overseeing the management of the Company’s compensation and benefits program, chief executive officer performance and executive development and succession efforts.  In addition they will oversee the evaluation of management and compensation of the officers of the Company.

The primary objective of our compensation program is to offer executive officers competitive compensation packages that will permit the Company to attract and retain individuals with superior abilities and to motivate and reward such individuals in an appropriate manner in the long term interest of the Company and its shareholders.

Management provides recommendations to the Compensation Committee regarding most compensation matters, including executive compensation; however, the Compensation Committee does not delegate any of its functions to others in setting compensation. The Company does not currently engage any consultant related to executive compensation matters.

The Company’s compensation program for executive officers consists of base salary, consideration for annual bonuses, 401(k) plan and life, health and dental insurance coverage. These elements are intended to provide an overall compensation package that is commensurate with the Company’s financial resources, that is appropriate to assure the retention of experienced management personnel, and that aligns their financial interest with those of our shareholders.

Base Salary:  Salary levels recommended by the Compensation Committee are intended to be competitive with salary levels of similarly situated companies, commensurate with the executive officers' respective duties and responsibilities, and reflect the financial performance of the Company.  Annual salary increases are considered based on the same criteria.

Cash Bonuses: Bonus amounts are based on individual performance and are intended to reward superior performance.  The Compensation Committee may also take into account additional considerations that it deems appropriate. Bonuses are discretionary and there is no formal bonus plan in place.

The following Summary Compensation Table sets forth the compensation of the executive officers compensation that exceeded $100,000.

Summary Compensation Table

				All Other
		Salary	Bonus	Compensation	Total
Name and Principal Position	Year	($)	($)	($) (3)	($)
Gregg E. Zahn (1)	2011	247,917	-	9,300	257,217
President and Chief Executive Officer	2010	210,000	-	9,000	219,000

William S. Lay (2)	2011	-	-	-	-
Vice President and Chief Investment Officer	2010	125,000	-	-	125,000

Jeffrey J. Wood (3)	2011	185,417	-	-	185,417
Chief Financial Officer, Secretary and Treasurer	2010	-	-	-	-

(1) Mr. Zahn was elected President and Chief Executive Officer on October 4, 2007.
(2) Mr. Lay served as Chief Financial Officer from April 2007 through June 2010 and Secretary and Treasurer from April 2007 through March 2011.
(3) Mr. Wood was elected Chief Financial Officer in June 2010 and Secretary and Treasurer in March 2011.
(4) This amount is an auto allowance

Employment Agreements

Gregg E. Zahn on December 8, 2012, entered into an amendment of his employment agreement, effective and retroactive to August 1, 2011.  The employment agreement dated June 7, 2010 with the Company, effective and retroactive to May 1, 2010 contains the terms and conditions of the agreement. The amended agreement is for a term through April 30, 2013 with automatic one-year extensions each year on May 1 and is subject to earlier termination based on disability, death, termination by the Company, with or without cause.  Mr. Zahn’s current base salary of $275,000 per year is effective retroactive to August 1, 2011 and upon the Company reaching $100,000,000 in consolidated GAAP assets, he will receive an automatic base annual salary increase to $300,000.  (On December 28, 2011, with its acquisition of Family Benefit Life, his annual salary increased to $300,000 effective January 1, 2012.)  He also receives an $850 per month auto allowance.  He is entitled to participate in the Company’s employee benefit plans available to other executives.  He is eligible for a bonus at the discretion of the Compensation Committee and the Board of Directors, based on performance.  Amounts payable, as of December 31, 2010, in the event of Mr. Zahn’s termination of employment by the company not for cause or for good reason is $550,000.

William S. Lay entered into an employment agreement dated April 18, 2009 and amended on April 23, 2010 with the Company, effective and retroactive to January 1, 2009.  The amended agreement is for a term through December 31, 2011 and is subject to earlier termination based on disability, death, termination by the Company, with or without cause.  Mr. Lay’s base salary was $125,000 for 2009, $62,500 for working 750 hours in 2010 and $31,250 for working 375 hours in 2011.  Any additional hours beyond 750 in 2010 and 375 in 2011 are reimbursed at $90 per hour.  He is entitled to participate in the Company’s employee benefit plans available to other executives.  He is eligible for a bonus at the discretion of the Compensation Committee and the Board of Directors, based on performance.  On December 8, 2011, Mr. Lay entered into a new employee agreement, effective January 1, 2012.  The December 8, 2011 agreement is for a term through December 31, 2013 and is subject to earlier termination based on disability, death, termination by the Company, with or without cause.  Mr. Lay’s base salary will be $31,250 for working 375 hours in 2012 and 2013.  Any additional hours beyond 375 in 2012 and 2013 will be reimbursed at $90 per hour.  He is entitled to participate in the Company’s employee benefit plans available to other executives.  He is eligible for a bonus at the discretion of the Compensation Committee and the Board of Directors, based on performance.  Amounts payable, as of December 31, 2011, in the event of Mr. Lay’s termination of employment by the company not for cause or for good reason is $31,250.

Jeffrey J. Wood entered into an employment agreement dated December 8, 2011 with the Company, effective and retroactive to August 1, 2011.  The agreement is for a term through December 31, 2013 with automatic one-year extensions each year on December 31and is subject to earlier termination based on disability, death, termination by the Company, with or without cause.  Mr. Wood’s base salary is $200,000 effective August 1, 2011.  He is entitled to participate in the Company’s employee benefit plans available to other executives.  He is eligible for a bonus at the discretion of the Compensation Committee and the Board of Directors, based on performance.  Amounts payable, as of December 31, 2010, in the event of Mr. Wood’s termination of employment by the company not for cause or for good reason is $200,000.

LEGAL MATTERS

The validity of the shares of Common Stock offered by this prospectus will be passed upon for the Company by Hall, Estill, Hardwick, Gable, Golden & Nelson, 320 South Boston Avenue, Suite 200, Tulsa, Oklahoma 74103.

EXPERTS

The consolidated financial statements as of December 31, 2011 and 2010 and for each of the two years ended December 31, 2011 and 2010, have been so included in reliance on the report of Kerber, Eck & Braeckel LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and accordingly file annual, quarterly and current reports, proxy statements and other information with the SEC. Members of the public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

     In addition, we are required to file electronic versions of these materials with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval database system, or EDGAR. Copies of the registration statement of which this prospectus is a part and its exhibits, as well as of our annual reports, quarterly reports, proxy statements and other filings may be examined without charge via the EDGAR database. The web address of the EDGAR database is www.sec.gov. They are also available on our website, www.firsttrinityfinancial.com. Our website is not a part of this prospectus.

FIRST TRINITY FINANCIAL CORPORATION AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 and 2010

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Shareholders of First Trinity Financial Corporation

We have audited the accompanying consolidated statements of financial position of First Trinity Financial Corporation and Subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the years then ended.  The Company’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Trinity Financial Corporation and Subsidiaries as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Kerber, Eck & Braeckel LLP

Springfield, Illinois
March 24, 2012

First Trinity Financial Corporation and Subsidiaries
Consolidated Statements of Financial Position

	December 31, 2011	December 31, 2010
Assets
Investments
Available-for-sale fixed maturity securities at fair value (amortized cost: $78,128,103 and $23,183,633 as of December 31, 2011 and December 31, 2010, respectively)	$81,051,207	$26,623,318
Available-for-sale equity securities at fair value (cost: $750,941 and $347,353 as of December 31, 2011 and December 31, 2010, respectively)	898,893	529,314
Mortgage loans on real estate	1,985,394	1,156,812
Investment real estate	3,466,581	3,077,520
Policy loans	1,472,666	367,284
Other long-term investments	9,875,675	6,886,529
Total investments	98,750,416	38,640,777

Cash and cash equivalents	27,705,711	12,985,278
Certificate of deposit (restricted)	-	102,273
Accrued investment income	1,122,574	385,948
Recoverable from reinsurers	1,132,121	977,397
Agents' balances and due premiums	381,901	357,979
Loans from premium financing, net	1,022,416	1,143,977
Deferred policy acquisition costs	5,251,999	3,234,285
Value of insurance business acquired	7,912,469	2,507,258
Property and equipment, net	170,843	102,374
Other assets	1,297,205	1,151,315
Total assets	$144,747,655	$61,588,861
Liabilities and Shareholders' Equity
Policy liabilities
Policyholders' account balances	$81,730,322	$30,261,070
Future policy benefits	28,977,186	13,444,284
Policy claims	515,522	367,306
Premiums paid in advance	46,613	42,908
Total policy liabilities	111,269,643	44,115,568
Deferred federal income taxes	2,622,711	294,075
Other liabilities	2,457,188	523,271
Total liabilities	116,349,542	44,932,914
Shareholders' equity
Common stock, par value $.01 per share, 20,000,000 shares authorized, 6,798,535 and 5,805,000 issued and outstanding as of December 31, 2011 and 2010, respectively and 566,404 and 448,310 subscribed as of December 31, 2011 and 2010, respectively	73,649	62,533
Additional paid-in capital	24,086,146	16,677,615
Accumulated other comprehensive income	2,696,224	3,305,370
Accumulated earnings (deficit)	1,542,094	(3,389,571)
Total shareholders' equity	28,398,113	16,655,947
Total liabilities and shareholders' equity	$144,747,655	$61,588,861

See notes to consolidated financial statements.

First Trinity Financial Corporation and Subsidiaries
Consolidated Statements of Operations

	Year Ended December 31,
	2011	2010
Revenues
Premiums	$6,229,383	$5,895,030
Income from premium financing	168,124	259,296
Net investment income	2,291,761	2,441,334
Net realized investment gains	606,935	159,300
Gain from acquisition of Family Benefit Life	6,915,479	-
Other income	12,577	66,346
Total revenues	16,224,259	8,821,306
Benefits, Claims and Expenses
Benefits and claims
Increase in future policy benefits	1,982,865	2,041,117
Death benefits	1,479,188	1,422,666
Surrenders	336,062	367,658
Interest credited to policyholders	1,510,710	1,232,112
Total benefits and claims	5,308,825	5,063,553
Policy acquisition costs deferred	(2,262,751)	(1,773,199)
Amortization of deferred policy acquisition costs	230,284	451,349
Amortization of value of insurance business acquired	222,451	271,465
Commissions	2,281,934	1,673,975
Other underwriting, insurance and acquisition expenses	2,953,245	3,249,353
Total benefits, claims and expenses	8,733,988	8,936,496
Income (loss) before total federal income tax expense (benefit)	7,490,271	(115,190)
Current federal income tax expense	34,095	-
Deferred federal income tax expense (benefit)	96,183	(206,526)
Total federal income tax expense (benefit)	130,278	(206,526)
Net income	$7,359,993	$91,336
Net income per common share basic and diluted	$1.00	$0.01

See notes to consolidated financial statements.

First Trinity Financial Corporation and Subsidiaries
Consolidated Statement of Changes in Shareholders' Equity

	Common Stock $.01 Par Value	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Earnings (Deficit)	Total Shareholders' Equity
Balance at January 1, 2010	$58,050	$13,806,503	$2,867,044	$(3,480,907)	$13,250,690
Subscriptions of common stock	4,483	2,871,112	-	-	$2,875,595
Comprehensive income:
Net income	-	-	-	91,336	91,336
Change in net unrealized appreciation on available-for-sale securities	-	-	438,326	-	438,326
Total comprehensive income	-	-	-	-	529,662
Balance at December 31, 2010	62,533	16,677,615	3,305,370	(3,389,571)	16,655,947
Stock dividend	3,238	2,425,090	-	(2,428,328)	-
Subscriptions of common stock	7,878	4,983,441	-	-	4,991,319
Comprehensive income (loss):
Net income	-	-	-	7,359,993	7,359,993
Change in net unrealized appreciation on available-for-sale securities	-	-	(609,146)	-	(609,146)
Total comprehensive income	-	-	-	-	6,750,847
Balance at December 31, 2011	$73,649	$24,086,146	$2,696,224	$1,542,094	$28,398,113

See notes to consolidated financial statements.

First Trinity Financial Corporation and Subsidiaries
Consolidated Statements of Cash Flows

	Year Ended December 31,
	2011	2010
Operating activities
Net income	$7,359,993	$91,336
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for depreciation	213,434	81,768
Accretion of discount on investments	(895,526)	(692,415)
Realized investment gains	(606,935)	(159,300)
Gain on acquisition of Family Benefit Life	(6,915,479)	-
Gain on sale of fixed asset	(2,171)	-
Loss on sale of invested real estate	2,151	-
Amortization of policy acquisition cost	230,284	451,349
Policy acquisition cost deferred	(2,262,751)	(1,773,199)
Amortization of value of insurance business acquired	222,451	271,465
Provision for deferred federal income taxes	96,183	(206,526)
Interest credited on policyholder deposits	1,514,071	1,225,864
Change in assets and liabilities:
Accrued investment income	38,812	(45,564)
Policy loans	(58,004)	(32,262)
Allowance for loan losses	(214,067)	124,245
Recoverable from reinsurers	(34,656)	(107,103)
Agents' balances and due premiums	(7,446)	(84,136)
Other assets	(172,164)	(314,105)
Future policy benefits	2,030,069	2,094,644
Policy claims	(18,377)	78,033
Premiums paid in advance	(8,509)	23,967
Other liabilities	1,437,345	192,624
Net cash provided by operating activities	1,948,708	1,220,685
Investing activities
Purchase of fixed maturity securities	(2,494,847)	(4,859,909)
Sales of fixed maturity securities	3,971,870	1,868,930
Maturities of fixed maturity securities	700,000	-
Purchase of equity securities	(98,815)	(42,500)
Sale of equity securities	-	65,592
Acquistion of Family Benefit Life	(4,751,624)	-
Purchase of mortgage loans	(962,500)	-
Reduction in mortgage loans	213,628	209,141
Purchase of real estate	(18,434)	(117,873)
Sale of real estate	49,000	123,500
Purchase of other long term investments	(3,867,415)	(2,724,500)
Payments on other long term investments	1,511,541	1,224,591
Maturity of certificate of deposit	102,273	-
Loans made for premiums financed	(2,541,702)	(3,628,294)
Loans repaid for premiums financed	2,877,330	5,109,902
Purchases of furniture and equipment, net	(118,948)	(37,997)
Net cash used in investing activities	(5,428,643)	(2,809,417)
Financing activities
Policyholder account deposits	15,236,644	6,382,876
Policyholder account withdrawals	(2,027,595)	(1,765,153)
Proceeds from public stock offering	4,991,319	2,875,595
Net cash provided by financing activities	18,200,368	7,493,318
Increase in cash	14,720,433	5,904,586
Cash and cash equivalents, beginning of period	12,985,278	7,080,692
Cash and cash equivalents, end of period	$27,705,711	$12,985,278

See notes to consolidated financial statements.

First Trinity Financial Corporation and Subsidiaries
Consolidated Statements of Cash Flows (continued)
Supplemental Disclosure: Cash Investing Activity for Acquisition of Family Benefit Life Insurance Company

Year Ended December 31,
2011
Cash used in Family Benefit Life acquisition	$13,855,129
Cash provided in Family Benefit Life acquisition	9,103,505
Decrease in cash from Family Benefit Life acquisition	4,751,624
Fair value of assets acquired in Family Benefit Life Acquisition (excluding cash)
Available-for-sale fixed maturity securities	56,252,307
Available-for-sale equity securities	304,773
Mortgage loans on real estate	79,710
Investment real estate	582,560
Policy loans	1,047,378
Accrued investment income	775,438
Recoverable from reinsurers	120,068
Agents' balances and due premiums	16,476
Value of insurance business acquired	5,627,662
Other assets (includes reclassification of $36,720 of current taxes payable)	(26,274)
Total fair value of assets acquired (excluding cash)	64,780,098
Fair value of liabilities assumed in Family Benefit Life acquisition
Policyholders' account balances	36,746,133
Future policy benefits	13,502,833
Policy claims	166,593
Premiums paid in advance	12,214
Deferred federal income taxes	2,188,650
Other liabilities	496,572
Total fair value of liabilities assumed	53,112,995
Fair value of net assets acquired in Family Benefit Life acquisition (excluding cash)	11,667,103
Fair value of net assets acquired (including cash) in excess of purchase price	$6,915,479

See notes to consolidated financial statements.

1.     Organization and Significant Accounting Policies

Nature of Operations

First Trinity Financial Corporation (the “Company”) is the parent holding company of Trinity Life Insurance Company, Family Benefit Life Insurance Company, First Trinity Capital Corporation and Southern Insurance Services, LLC.  The Company was incorporated in Oklahoma on April 19, 2004, for the primary purpose of organizing a life insurance subsidiary.  The Company raised $1,450,000 from two private placement stock offerings during 2004.  On June 22, 2005, the Company’s intrastate public stock offering filed with the Oklahoma Department of Securities for $12,750,000, which included a 10% "over-sale" provision (additional sales of $1,275,000), was declared effective.  The offering was completed February 23, 2007.  The Company raised $14,025,000 from this offering.

On June 29, 2010, the Company commenced a public offering of its common stock registered with the U.S. Securities and Exchange Commission and the Oklahoma Department of Securities.  The public offering is for 1,333,334 shares of the Company’s common stock for $7.50 per share.  All these shares were sold as of February 17, 2012 and the Company has now received $8.5 million after reduction for offering expenses and sales commissions.  The Company has registered an additional 133,334 shares of its common stock to cover over subscriptions.  The Company is now selling these oversubscriptions.  The sale of all the additional shares would provide the Company with an additional $850,000 after reduction for offering expenses and sales commissions.

The offering was extended on June 28, 2011 and will end on June 28, 2012, unless all the Company’s shares are sold before then.  As of December 31, 2011, the Company has received gross proceeds of $9,271,215 from the subscription of 1,236,162 shares of its common stock in this offering and incurred $1,404,300 in offering costs.  The proceeds were originally deposited in an escrow account that was released from escrow by the Oklahoma Department of Securities in August 2010 after the offering exceeded $1,000,000 in gross proceeds.  Proceeds from the sale of shares of the Company’s common stock in this public offering after August 2010 were available to the Company without being held in escrow.

The Company purchased First Life America Corporation (“FLAC”) on December 23, 2008.  On August 31, 2009, two of the Company’s subsidiaries, Trinity Life Insurance Company (“Old TLIC”) and FLAC, were merged, with FLAC being the surviving company.  Immediately following the merger, FLAC changed its name to Trinity Life Insurance Company (“TLIC”).  After the merger, the Company had two wholly owned subsidiaries, First Trinity Capital Corporation (“FTCC”) and TLIC, domiciled in Oklahoma.

TLIC is primarily engaged in the business of marketing, underwriting and distributing a broad range of individual life and annuity insurance products to individuals in eight states primarily in the Midwest.  TLIC’s current product portfolio consists of a modified premium whole life insurance policy with a flexible premium deferred annuity rider, whole life, term, final expense, accidental death and dismemberment and annuity products.  The term products are both renewable and convertible and issued for 10, 15, 20 and 30 years.  They can be issued with premiums fully guaranteed for the entire term period or with a limited premium guarantee.  The final expense is issued as either a simplified issue or as a graded benefit, determined by underwriting.  The products are sold through independent agents in the states of Illinois, Kansas, Kentucky, Nebraska, North Dakota, Ohio, Oklahoma and Texas. The Company’s operations, prior to the acquisition of FLAC, involved the sale of a modified premium whole life insurance policy with a flexible premium deferred annuity rider through its subsidiary Old TLIC in the state of Oklahoma.

On October 20, 2011, Trinity Life Insurance Company announced that it had signed a transaction agreement to acquire Family Benefit Life Insurance Company, a life and annuity insurance company incorporated and domiciled in Missouri.  Prior to October 20, 2011, the Company purchased 401,381 Family Benefit Life common shares.  TLIC purchased all of the remaining 886,259 issued and outstanding shares of Family Benefit Life from its shareholders.  The transaction price per share was $11.05 and was based on Family Benefit Life’s statutory capital and surplus (presented in accordance with statutory accounting principles) as of September 30, 2011 and the number of common shares issued and outstanding as of September 30, 2011 plus a premium of approximately $3.7 million.  The transaction was subject to completion of due diligence, the continuation of Family Benefit Life’s business in the ordinary course and certain other conditions.

1.     Organization and Significant Accounting Policies (continued)

Closing of the Family Benefit Life acquisition occurred between December 13, 2011 and December 28, 2011 as Trinity Life Insurance Company purchased the Family Benefit Life’s remaining 886,259 issued and outstanding shares from the Company’s shareholders.  Family Benefit Life is primarily engaged in the business of marketing, underwriting and distributing a broad range of individual life and annuity insurance products to individuals in seven states.  Family Benefit Life’s current product portfolio consists of whole life, term, accidental death and dismemberment, annuity, endowment and group life insurance products.  The products are sold through independent agents in the states of Arizona, Colorado, Kansas, Missouri, Nebraska, New Mexico and Oklahoma.

TLIC acquired 100% ownership of Family Benefit Life from its shareholders for $13,855,129 paid in cash.  The fair value of the net assets acquired in this transaction was $20,770,608.  Since the fair value of the net assets acquired exceeded purchase price for acquiring those net assets by $6,915,479, the residual was recorded in the consolidated statements of operations as a component of revenues captioned as “Gain from acquisition of Family Benefit Life” per the requirements of Financial Accounting Standards Board Codification Topic 805 “Business Combinations.”  The reason for the gain from the acquisition of Family Benefit Life related primarily to that company’s management not being committed to rebuild the marketing force of that company in the current economic environment.

FTCC was incorporated in 2006, and began operations in January 2007 providing financing for casualty insurance premiums. FTCC provides financing for casualty insurance premiums for individuals and companies and is licensed to conduct premium financing business in the states of Alabama, Arkansas, Louisiana, Mississippi and Oklahoma.  The Company also owns 100% of Southern Insurance Services, LLC, (“SIS”), a limited liability company acquired in 2010, that operated as a property and casualty insurance agency but currently has no operations.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Principles of Consolidation

The consolidated financial statements include the accounts and operations of the Company and its subsidiaries.  All intercompany accounts and transactions are eliminated in consolidation.

Reclassifications

Certain reclassifications have been made in the prior year financial statements to conform to current year classifications.  These reclassifications had no effect on previously reported net income or shareholders' equity.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

Investments

Fixed maturity securities are comprised of bonds that are classified as available-for-sale and are carried at fair value with unrealized gains and losses, net of applicable income taxes, reported in accumulated other comprehensive income.  The amortized cost of fixed maturity securities available-for-sale is adjusted for amortization of premium and accretion of discount to maturity.

1.     Organization and Significant Accounting Policies (continued)

Interest income, as well as the related amortization of premium and accretion of discount, is included in net investment income under the effective yield method.  The amortized cost of fixed maturity securities available-for-sale is written down to fair value when a decline in value is considered to be other-than-temporary.

Equity securities available-for-sale are comprised of common stock and are carried at fair value.  The associated unrealized gains and losses, net of applicable income taxes, are included in accumulated other comprehensive income.  The cost of equity securities available-for-sale is written down to fair value when a decline in value is considered to be other-than-temporary.  Dividends from these investments are recognized in net investment income when declared.

The Company evaluates the difference between the cost/amortized cost and estimated fair value of its investments to determine whether any decline in value is other-than-temporary in nature.  This determination involves a degree of uncertainty.  If a decline in the fair value of a security is determined to be temporary, the decline is recorded as an unrealized loss in stockholders' equity.  If a decline in a security's fair value is considered to be other-than-temporary, the Company then determines the proper treatment for the other-than-temporary impairment.  For fixed maturity securities available-for-sale, the amount of any other-than-temporary impairment related to a credit loss is recognized in earnings and reflected as a reduction in the cost basis of the security; and the amount of any other-than-temporary impairment related to other factors is recognized in other comprehensive income (loss) with no change to the cost basis of the security.  For equity securities available-for-sale, the amount of any other-than-temporary impairment is recognized in earnings and reflected as a reduction in the cost basis of the security.

The assessment of whether a decline in fair value is considered temporary or other-than-temporary includes management's judgment as to the financial position and future prospects of the entity issuing the security.  It is not possible to accurately predict when it may be determined that a specific security will become impaired.  Future adverse changes in market conditions, poor operating results of underlying investments and defaults on mortgage loan payments could result in losses or an inability to recover the current carrying value of the investments, thereby possibly requiring an impairment charge in the future.

Likewise, if a change occurs in the Company’s intent to sell temporarily impaired securities prior to maturity or recovery in value, or if it becomes more likely than not that the Company will be required to sell such securities prior to recovery in value or maturity, a future impairment charge could result.

If an other-than-temporary impairment related to a credit loss occurs with respect to a bond, the Company amortizes the reduced book value back to the security's expected recovery value over the remaining term of the bond.  The Company continues to review the security for further impairment that would prompt another write-down in the value.

Mortgage loans are carried at unpaid balances, net of unamortized premium or discounts.  Interest income and the amortization of premiums or discounts are included in net investment income.

Investment real estate is carried at amortized cost.  Depreciation on the office building is calculated over its estimated useful life of 19 years.  On January 1, 2011, the useful life of the building was changed from 39 years to 19 years.

Policy loans are carried at unpaid principal balances.  Interest income on policy loans is recognized in net investment income at the contract interest rate when earned.

Other long term investments are comprised of lottery prize receivables and are carried at amortized cost, net of unamortized premium or discount.  Interest income and the accretion of discount are included in net investment income.

Cash and Cash Equivalents and Certificates of Deposit

Cash and cash equivalents include cash on hand, amounts due from banks and money market instruments.

Certificates of deposit are carried at cost.  The Company limits its investment in certificates of deposit to accounts that are federally insured.  The Company had no certificates of deposit as of December 31, 2011.

1.     Organization and Significant Accounting Policies (continued)

Realized gains and losses on sales of investments are recognized in operations on the specific identification basis.  Interest and dividends earned on investments are included in net investment income.

Deferred Policy Acquisition Costs

Commissions and other acquisition costs which vary with and are primarily related to the successful production of new business are deferred and amortized in a systematic manner based on the related contract revenues or gross profits as appropriate.  Recoverability of deferred acquisition costs is evaluated periodically by comparing the current estimate of the present value of expected pretax future profits to the unamortized asset balance.  If this current estimate is less than the existing balance, the difference is charged to expense.

Deferred acquisition costs for traditional life insurance contracts are deferred to the extent deemed recoverable and amortized over the premium paying period of the related policies using assumptions consistent with those used in computing future policy benefit liabilities.

Deferred acquisition costs related to insurance and annuity products that subject the Company to mortality or morbidity risk over a period that extends beyond the period or periods in which premiums are collected and that have terms that are fixed and guaranteed (i.e., limited-payment long-duration annuity contracts) are deferred to the extent deemed recoverable and amortized in relation to the present value of actual and expected gross profits on the policies.  To the extent that realized gains and losses on fixed income securities result in adjustments to deferred acquisition costs related to insurance and annuity products, such adjustments are reflected as a component of the amortization of deferred acquisition costs.

Deferred acquisition costs related to limited-payment long-duration insurance and annuity contracts are also adjusted, net of tax, for the change in amortization that would have been recorded if the unrealized gains (losses) from available-for-sale securities had actually been realized.  This adjustment is included in the change in net unrealized appreciation (depreciation) on available-for-sale securities, a component of “Accumulated Other Comprehensive Income” in the shareholders’ equity section of the statement of financial position

Loans from Premium Financing

Loans from premium financing are carried at their outstanding unpaid principal balances, net of unearned interest, charge-offs and an allowance for loan losses.  Interest on loans is earned based on the interest method for computing unearned interest.  The rule of 78s is used to calculate the amount of the interest charge to be forgiven in the event that a loan is repaid prior to the agreed upon number of monthly payments.  When serious doubt concerning collectability arises, loans are placed on a nonaccrual basis.  Generally if no payment is received after one hundred twenty days, all accrued and uncollected interest income is reversed against current period operations. Interest income on nonaccrual loans is recognized only when the loan is paid in full. Loan origination fees and costs are charged to expense as incurred.

Allowance for Loan Losses from Premium Financing

The allowance for possible loan losses from financing casualty insurance premiums is a reserve established through a provision for possible loan losses charged to expense which represents, in management’s judgment, the known and inherent credit losses existing in the loan portfolio.  The allowance, in the judgment of management, is necessary to reserve for estimated loan losses inherent in the loan portfolio and reduces the carrying value of the loans from premium financing to the estimated net realizable value on the statement of financial position.

While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors beyond the Company’s control, including the performance of the Company’s loan portfolio, the economy and changes in interest rates.  The Company’s allowance for possible loan losses consists of specific valuation allowances established for probable losses on specific loans and a portfolio reserve for probable incurred but not specifically identified loans.

1.     Organization and Significant Accounting Policies (continued)

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.

Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis.

Property and Equipment

Property and equipment are carried at amortized cost.  Office furniture and equipment is recorded at cost or fair value at acquisition less accumulated depreciation using the straight-line method over the estimated useful life of the respective assets of 3 to 7 years.  Leasehold improvements are recorded at cost and amortized over the remaining non cancelable lease term.

Reinsurance

The Company cedes reinsurance under various agreements allowing management to control exposure to potential losses arising from large risks and providing additional capacity for growth.  Estimated reinsurance recoverable balances are reported as assets and are recognized in a manner consistent with the liabilities related to the underlying reinsured contracts.

Value of Insurance Business Acquired

As a result of the Company’s purchase of FLAC and Family Benefit Life, an asset was recorded in the application of purchase accounting to recognize the value of acquired insurance in force.  The Company’s value of acquired insurance in force is an intangible asset with a definite life and is amortized under Financial Accounting Standards Board (“FASB”) guidance.  The value of acquired insurance in force is amortized primarily over the emerging profit of the related policies using the same assumptions that were used in computing liabilities for future policy benefits.

For the amortization of the value of acquired insurance in force, the Company periodically reviews its estimates of gross profits. The most significant assumptions involved in the estimation of gross profits include interest rate spreads, future financial market performance, business surrender/lapse rates, mortality and morbidity, expenses and the impact of realized investment gains and losses. In the event actual experience differs significantly from assumptions or assumptions are significantly revised, the Company is required to record a charge or credit to amortization expense for the period in which an adjustment is made.

As of December 31, 2011 and 2010 there was $827,409 and $604,958, respectively, of accumulated amortization of the value of insurance business acquired due to the purchase of FLAC that occurred at the end of 2008.  The Company expects to amortize the value of insurance business acquired by the following amounts over the next five years:  $463,663 in 2012, $445,656 in 2013, $429,468 in 2014, $412,077 in 2015 and $395,047 in 2016.  As of December 31, 2011, there was no amortization of the value of insurance business acquired due to the purchase of Family Benefit Life that occurred at the end of 2011.

Other Assets and Other Liabilities

Other assets consist primarily of prepaid expenses, recoverable federal and state income taxes, notes receivable and customer account balances receivable.  Other liabilities consist primarily of accrued expenses, account payables, deposits on pending policy applications and unearned investment income.

1.     Organization and Significant Accounting Policies (continued)

Policyholders’ Account Balances

The Company’s liability for policyholders’ account balances represents the contract value that has accrued to the benefit of the policyholder as of the financial statement date.  This liability is generally equal to the accumulated account deposits plus interest credited less policyholders’ withdrawals and other charges assessed against the account balance.  Interest crediting rates for individual annuities range from 3.75% to 6.75%.  Interest crediting rates for premium deposit funds range from 3% to 4%.

Future Policy Benefits

The Company’s liability for future policy benefits is primarily comprised of the present value of estimated future payments to or on behalf of policyholders, where the timing and amount of payment depends on policyholder mortality or morbidity, less the present value of future net premiums.  For life insurance and annuity products, expected mortality and morbidity is generally based on the Company’s historical experience or standard industry tables including a provision for the risk of adverse deviation.  Interest rate assumptions are based on factors such as market conditions and expected investment returns.  Although mortality, morbidity and interest rate assumptions are “locked-in” upon the issuance of new insurance with fixed and guaranteed terms, significant changes in experience or assumptions may require the Company to provide for expected future losses on a product by establishing premium deficiency reserves.

Policy Claims

Policy claim liabilities represent the estimated liabilities for claims reported plus estimated incurred but not yet reported claims developed from trends of historical market data applied to current exposure.

Federal Income Taxes

The Company uses the liability method of accounting for income taxes.  Deferred income taxes are provided for cumulative temporary differences between balances of assets and liabilities determined under GAAP and balances determined using tax bases.  A valuation allowance is established for the amount of the deferred tax asset that exceeds the amount of the estimated future taxable income needed to utilize the future tax benefits.

Common Stock

Common stock is fully paid, non-assessable and has a par value of $.01 per share.

On January 10, 2011, the Company’s Board of Directors approved a 5% share dividend by which shareholders received a share of common stock for each 20 shares of common stock of the Company they hold.  The dividend was payable to the holders of shares of the Corporation as of March 10, 2011.  Fractional shares were rounded to the nearest whole number of shares.  The Company issued 323,777 shares in connection with the stock dividend that resulted in accumulated deficit being charged $2,428,328 with an offsetting credit of $2,428,328 to common stock and additional paid-in capital.  This was a non-cash investing and financing activity.

On January 11, 2012, the Company’s Board of Directors approved another 5% share dividend by which shareholders will receive a share of Common Stock for each 20 shares of common stock of the Company they hold.  The dividend is payable to the holders of shares of the Corporation as of March 10, 2012.  Fractional shares will be rounded to the nearest whole number of shares.  It is anticipated that approximately 378,000 shares will be issued in connection with the stock dividend that will result in accumulated deficit being charged by approximately $2,835,000 with an offsetting credit of approximately $2,835,000 to common stock and additional paid-in capital.  This will also be a non-cash investing and financing activity.

1.     Organization and Significant Accounting Policies (continued)

Accumulated Other Comprehensive Income

FASB guidance requires the inclusion of unrealized gains or losses on available-for-sale securities, net of tax, as a component of other comprehensive income.  Unrealized gains and losses recognized in accumulated other comprehensive income that are later recognized in net income through a reclassification adjustment are identified on the specific identification method.

In addition, deferred acquisition costs related to limited-payment long-duration insurance and annuity contracts are also adjusted, net of tax, for the change in amortization that would have been recorded if the unrealized gains (losses) from available-for-sale securities had actually been realized.  This adjustment is included in the change in net unrealized appreciation (depreciation) on available-for-sale securities, a component of “Accumulated Other Comprehensive Income” in the shareholders’ equity section of the statement of financial position.

Revenues and Expenses

Revenues on traditional life insurance products consist of direct premiums reported as earned when due.  Liabilities for future policy benefits are provided and acquisition costs are amortized in a systematic manner based on the related contract revenues or gross profits as appropriate.   Acquisition costs for traditional life insurance contracts are deferred to the extent deemed recoverable and are amortized over the premium paying period of the related policies using assumptions consistent with those used in computing future policy benefit liabilities.  Traditional life insurance products are treated as long-duration contracts since they are ordinary whole life insurance products, which generally remain in force for the lifetime of the insured.

Deferred acquisition costs related to insurance and annuity products that subject the Company to mortality or morbidity risk over a period that extends beyond the period or periods in which premiums are collected and that have terms that are fixed and guaranteed are deferred to the extent deemed recoverable and amortized in relation to the present value of actual and expected gross profits on the policies.  These insurance and annuity contracts are treated as long-duration insurance contracts since the Company is subject to risk from policyholder mortality and morbidity over an extended period.

Income from premium financing includes cancellation and late fees.

Net Income per Common Share

Net income per common share basic and diluted is calculated using the weighted average number of common shares outstanding and subscribed during the year.  The weighted average outstanding and subscribed common shares basic and diluted for the years ended December 31, 2011 and 2010 were 7,349,296 and 6,547,177, respectively.  These weighted average shares reflect the retrospective adjustment for the impacts of the 5% stock dividend declared by the Company on January 10, 2011 and January 11, 2012 and payable to holders of shares of the Company as of March 10, 2011 and March 10, 2012.

Subsequent Events

Management has evaluated all events subsequent to December 31, 2011 through the date that these financial statements have been issued.  Please see Note 17.

1.     Organization and Significant Accounting Policies (continued)

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2010-06, Fair Value Measurements (Topic 820 - Improving Disclosures about Fair Value Measurements (“ASU 2010-06”).  The new guidance requires entities to separately disclose information relative to transfers in and out of Levels 1 and 2 in the fair value hierarchy.  In addition, ASU 2010-06 requires separate presentation of transfers in, transfers out, purchases, sales, issuances and settlements of Level 3 investments in the tabular reconciliation of Level 3 activity.  ASU 2010-06 also clarifies the level of disaggregation for which fair value measurements should be disclosed and requires that information about input and valuation techniques be disclosed for Level 2 and Level 3 assets and liabilities.  The Company adopted this guidance effective for the first quarter of 2010.

In October 2010, the FASB issued Accounting Standards Update No. 2010-26, Financial Services – Insurance (Topic 944), Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts (“ASU 2010-26”).  The new guidance requires that an insurance entity capitalize only the following as acquisition costs related directly to the successful acquisition of new or renewal insurance contracts:

1.	Incremental direct costs of contract acquisition.
2.
The portion of an employee’s total compensation and payroll-related fringe benefits related directly to acquisition activities for time spent performing underwriting, policy issuance, policy processing, medical, inspection and sales force contract selling for a contract that has actually been acquired.

3.	Other costs related directly to the acquisition activities described in point 2 above that would not have been incurred by the insurance entity had the acquisition contract transaction not occurred.
4.	Advertising costs that meet the capitalization criteria of Subtopic 340-20.

All other acquisition costs should be charged to expense as incurred.  In addition, administrative costs, rent, depreciation, occupancy, equipment and all other general overhead costs are considered indirect costs and should be charged to expense as incurred.  ASU 2010-26 is effective for interim and annual reporting periods beginning after December 15, 2011.  Early adoption is permitted, but only at the beginning of an entity’s annual reporting period.  The Company will adopt ASU 2010-26 in first quarter 2012.  The Company has assessed the guidance and has determined that it will not have a significant financial impact since the Company utilizes a dynamic model whereby deferred acquisition costs on the statement of financial position only include policies currently in force.  This current dynamic model results in immediate amortization of all deferred acquisition costs on the statement of operations where the policy is no longer in force.  Once adopted, the above defined acquisition costs will only be capitalized directly related to the successful acquisition of new or renewal insurance contracts.  After adoption, these acquisition costs will be amortized on the statement of operations.

In May 2011, the FASB issued Accounting Standards Update No. 2011-04, Fair Value Measurements (Topic 820) - Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (“ASU 2011-04”).  The new pronouncement ensures that fair value has the same meaning in U.S. GAAP and International Financial Reporting Standards (“IFRS”) and that their respective fair value measurements and disclosure requirements are the same (except for minor differences in wording and style).  The amendments in ASU 2011-04 change the wording used to describe the requirements in U.S. GAAP for measuring and disclosing information about fair value measurements.  The amendments clarify the following:

1.
The concepts of highest and best use and valuation premise in a fair value measurement are relevant only when measuring the fair value of nonfinancial assets and are not relevant when measuring the fair value of financial assets and liabilities.

2.	Requirements specific to measuring the fair value of an instrument classified in shareholders’ equity.
3.	Quantitative information about the observable inputs used in a fair value measurement of items categorized within Level 3 of the fair value hierarchy should be disclosed.

1.       Organization and Significant Accounting Policies (continued)

The amendments also change a particular principle or requirement for measuring fair value or disclosing information about fair value measurements.  The amendments change the following:

1.	Measuring the fair value of financial instruments that are managed within a portfolio.
2.	In the absence of Level 1 input, premiums or discounts should be applied if market participants would do so when pricing an asset or liability.
3.	Expanded the disclosures about fair value instruments.
a.	Within Level 3 of the fair value hierarchy.
b.	Use of nonfinancial assets in a way that differs from the assets highest and best use.
c.	Categorization by level of the fair value hierarchy for items that are not measured at fair value in the statement of financial position but for which fair value is required to be disclosed.

ASU 2011-04 is effective for public companies for interim and annual periods beginning on or after December 15, 2011 and shall be applied prospectively.  Early application is not permitted.  The Company will adopt this guidance in first quarter 2012.

In June 2011, the FASB issued Accounting Standards Update No. 2011-05, Comprehensive Income (Topic 220) - Presentation of Comprehensive Income (“ASU 2011-05”).  The new pronouncement improves the comparability, consistency and transparency of financial reporting by increasing the prominence of items reported in other comprehensive income and facilitates the convergence of U.S. GAAP and IFRS.  ASU 2011-05 eliminates the option of presenting components of other comprehensive income as part of the statement of changes in shareholders’ equity.  ASU 2011-05 requires that all nonowner changes in shareholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  In a single continuous statement, the following shall be presented: components of net income, net income, components of comprehensive income, total for other comprehensive income and the total of comprehensive income.  In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income and the total of comprehensive income.  ASU 2011-05 indicates that regardless of whether comprehensive income is presented in a single continuous statement or in two separate but consecutive statements, reclassification adjustments between net income and other comprehensive income are required to be presented on the face of the financial statements.  ASU 2011-05 is effective for public companies for interim and annual periods beginning on or after December 15, 2011.  Early adoption is permitted.

In December 2011, the FASB issued ASU 2011-12, Comprehensive Income (Topic 220 - Deferral of Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05 (“ASU 2011-12”).  ASU 2011-12 indefinitely defers the requirement to present reclassification adjustments out of accumulated other comprehensive income by components in both the statement in which net income is presented and the statement in which other comprehensive income is presented.

2.       Investments

Fixed Maturity and Equity Securities Available-For-Sale

Investments in fixed maturity and equity securities available-for-sale as of December 31, 2011 and December 31, 2010 are summarized as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
December 31, 2011	Cost	Gains	Losses	Value
Fixed maturity securities
U.S. government	$2,762,683	$46,489	$-	$2,809,172
Residential mortgage-backed securities	135,538	67,443	-	202,981
Corporate bonds	74,473,154	2,893,943	40,771	77,326,326
Foreign bonds	756,728	-	44,000	712,728
Total fixed maturity securities	78,128,103	3,007,875	84,771	81,051,207

		Gross	Gross
		Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Mutual funds	150,815	32,707	-	183,522
Corporate preferred stock	247,960	-	-	247,960
Corporate common stock	352,166	115,245	-	467,411
Total equity securities	750,941	147,952	-	898,893
Total fixed maturity and equity securities	$78,879,044	$3,155,827	$84,771	$81,950,100

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
December 31, 2010	Cost	Gains	Losses	Value
Fixed maturity securities
U.S. government	$1,121,014	$19,442	$31,495	$1,108,961
Residential mortgage-backed securities	153,176	38,327	-	191,503
Corporate bonds	21,700,965	3,422,257	11,623	25,111,599
Foreign bonds	208,478	2,777	-	211,255
Total fixed maturity securities	23,183,633	3,482,803	43,118	26,623,318

		Gross	Gross
		Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Mutual funds	52,000	34,800	-	86,800
Corporate common stock	295,353	147,161	-	442,514
Total equity securities	347,353	181,961	-	529,314
Total fixed maturity and equity securities	$23,530,986	$3,664,764	$43,118	$27,152,632

2.     Investments (continued)

All securities in an unrealized loss position as of the financial statement dates, the estimated fair value, pre-tax gross unrealized loss and number of securities by length of time that those securities have been continuously in an unrealized loss position as of December 31, 2011 and 2010 are summarized as follows:

		Unrealized	Number of
December 31, 2011	Fair Value	Loss	Securities
Fixed maturity securities
Less than 12 months
Corporate bonds	$1,174,571	$40,771	6
Foreign bonds	712,728	44,000	3
Total fixed maturity securities	$1,887,299	$84,771	9

		Unrealized	Number of
December 31, 2010	Fair Value	Loss	Securities
Fixed maturity securities
Less than 12 months
U.S. Government agency	$718,021	$31,495	2
Corporate bonds	749,795	11,623	3
Total fixed maturity securities	$1,467,816	$43,118	5

As of December 31, 2011, all of the above fixed maturity securities had a fair value to cost ratio equal to or greater than 90%.  As of December 31, 2010, all of the above fixed maturity securities had a fair value to cost ratio equal to or greater than 94%.  Fixed maturity securities were 88% and 87% investment grade as rated by Standard & Poor’s as of December 31, 2011 and December 31, 2010, respectively.

There were no equity securities in an unrealized loss position as of December 31, 2011 and December 31, 2010.

The Company’s decision to record an impairment loss is primarily based on whether the security’s fair value is likely to remain significantly below its book value based on all of the factors considered.  Factors that are considered include the length of time the security’s fair value has been below its carrying amount, the severity of the decline in value, the credit worthiness of the issuer, and the coupon and/or dividend payment history of the issuer.  The Company also assesses whether it intends to sell or whether it is more likely than not that it may be required to sell the security prior to its recovery in value.

For any fixed maturity securities that are other-than-temporarily impaired, the Company determines the portion of the other-than-temporary impairment that is credit-related and the portion that is related to other factors.  The credit-related portion is the difference between the expected future cash flows and the amortized cost basis of the fixed maturity security, and that difference is charged to earnings.  The non-credit-related portion representing the remaining difference to fair value is recognized in other comprehensive income (loss).  Only in the case of a credit-related impairment where management has the intent to sell the security, or it is more likely than not that it will be required to sell the security before recovery of its cost basis, is a fixed maturity security adjusted to fair value and the resulting losses recognized in realized gains (losses) in the consolidated statements of operations.  Any other-than-temporary impairments on equity securities are recorded in the consolidated statements of operations in the periods incurred as the difference between fair value and cost.

2.     Investments (continued)

Based on our review, the Company experienced no other-than-temporary impairments during the years ended December 31, 2011 and December 31, 2010.

Management believes that the Company will fully recover its cost basis in the securities held at December 31, 2011, and management does not have the intent to sell nor is it more likely than not that the Company will be required to sell such securities until they recover or mature.  The remaining temporary impairments shown herein are primarily the result of the current interest rate environment rather than credit factors that would imply other-than-temporary impairment.

Net unrealized gains included in other comprehensive income for investments classified as available-for-sale, net of the effect of deferred income taxes and deferred acquisition costs assuming that the appreciation had been realized as of December 31, 2011 and 2010 are summarized as follows:

	December 31, 2011	December 31, 2010
Unrealized appreciation on available-for-sale securities	$3,071,056	$3,621,646
Adjustment to deferred acquisition costs	(25,596)	(10,843)
Deferred income taxes	(349,236)	(305,433)
Net unrealized appreciation on available-for-sale securities	$2,696,224	$3,305,370

The amortized cost and fair value of fixed maturity available-for-sale securities as of December 31, 2011, by contractual maturity, are summarized as follows:

	Available-for-Sale
	Amortized Cost	Fair Value
Due in one year or less	$1,960,948	$2,032,875
Due in one year through five years	22,007,910	23,001,248
Due after five years through ten years	40,275,443	41,400,929
Due after ten years	13,748,264	14,413,174
Due at multiple maturity dates	135,538	202,981
	$78,128,103	$81,051,207

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

2.       Investments (continued)

Proceeds and gross realized gains (losses) from the sales, calls and maturities of fixed maturity available-for-sale securities for the years ended December 31, 2011 and 2010 are summarized as follows:

	Years Ended December 31,
	Fixed Maturity Securities		Equity Securities
	2011	2010	2011	2010
Proceeds	$4,671,870	$1,868,930	$-	$65,592
Gross realized gains	607,730	140,032	-	20,128
Gross realized losses	(795)	(860)	-	-

The accumulated change in net unrealized investment gains for fixed maturity and equity securities available-for-sale for the years ended December 31, 2011 and 2010 and the amount of realized investment gains (losses) on fixed maturity and equity securities for the years ended December 31, 2011 and 2010 are summarized as follows:

	Years Ended December 31,
	2011	2010
Change in unrealized investment gains:
Available-for-sale securities:
Fixed maturity securities	$(516,581)	$701,522
Equity securities	(34,009)	83,795
Other realized investment gains:
Available-for-sale securities:
Fixed maturity securities	606,935	139,172
Equity securities	-	20,128

Mortgage Loans on Real Estate

The Company’s mortgage loans by property type as of December 31, 2011 and 2010 are summarized as follows:

	December 31, 2011		December 31, 2010
	Amount	% of Total	Amount	% of Total
Commercial mortgage loans
Retail stores	$1,624,081	81.80%	$765,065	66.14%
Office buildings	232,079	11.69%	391,747	33.86%
Total commercial mortgage loans	$1,856,160	93.49%	$1,156,812	100.00%
Residential mortgage loans	129,234	6.51%	-	0.00%
Total mortgage loans	$1,985,394	100.00%	$1,156,812	100.00%

The mortgage loans are geographically concentrated in the states of Colorado (49%), Georgia (25%), Florida (20%), Missouri (4%) and Oklahoma (2%) as of December 31, 2011.

There were no loans more than 90 days past due at December 31, 2011.  There were no mortgage loans in default at December 31, 2011 and there was no allowance for losses as of December 31, 2011 and 2010.

2.     Investments (continued)

Investment real estate

TLIC owns approximately six and one-half acres of land located in Topeka, Kansas.  A 20,000 square foot office building has been constructed on approximately one-half of this land.  In addition, Family Benefit Life owns one and one-half acres of land located in Jefferson City, Missouri with two buildings located on one acre of the land.

The Company’s investment real estate as of December 31, 2011 and 2010 is summarized as follows:

	December 31, 2011	December 31, 2010
Land	$996,058	$792,793
Buildings	$2,758,207	$2,411,629
Less - accumulated depreciation	(287,684)	(126,902)
Investment real estate, net of accumulated depreciation	$3,466,581	$3,077,520

Other Long-Term Investments

The Company’s investment in lottery prize cash flows was $9,875,675 and $6,886,529 as of December 31, 2011 and 2010, respectively.  The lottery prize cash flows are assignment of the future rights from lottery winners at a discounted price.  Payments on these investments are made by state run lotteries.

The amortized cost and estimated fair value of lottery prize cash flows, by contractual maturity, at December 31, 2011 are summarized as follows:

	Amortized	Fair
	Cost	Value
Due in one year or less	$1,893,222	$1,915,967
Due in one year through five years	4,949,397	5,434,053
Due in five years through ten years	2,207,499	2,862,920
Due after ten years	825,557	1,397,776
	$9,875,675	$11,610,716

The outstanding balance of lottery prize cash flows, by state lottery, as of December 31, 2011 and 2010 are summarized as follows:

	December 31, 2011	December 31, 2010
California	$1,004,025	$-
Florida	284,286	316,649
Georgia	316,957	-
Illinois	661,767	863,519
Indiana	312,108	391,451
Kentucky	138,142	165,360
Massachusetts	2,131,982	2,489,977
New York	4,312,142	2,244,228
Pennsylvania	360,802	415,345
Texas	353,464	-
	$9,875,675	$6,886,529

2.       Investments (continued)

Investment Income and Investment Gains and Losses

Major categories of net investment income for the years ended December 31, 2011 and 2010 are summarized as follows:

	Years Ended December 31,
	2011	2010

Fixed maturity securities	$2,318,272	$2,107,980
Equity securities	55,725	14,361
Mortgage loans	116,219	94,133
Real estate	348,002	344,850
Short-term and other investments	54,996	65,803
Gross investment income	2,893,214	2,627,127

Investment expenses	(601,453)	(185,793)
Net investment income	$2,291,761	$2,441,334

3.       Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) on the measurement date.  The Company also considers the impact on fair value of a significant decrease in volume and level of activity for an asset or liability when compared with normal activity.

The Company holds fixed maturity and equity securities that are measured and reported at fair market value on the statement of financial position.  The Company determines the fair market values of its financial instruments based on the fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The standard describes three levels of inputs that may be used to measure fair value, as follows:

Level 1 - Quoted prices in active markets for identical assets or liabilities. The Company’s Level 1 assets and liabilities include fixed maturity and equity securities that are traded in an active exchange market, as well as certain U.S. Treasury securities that are highly liquid and are actively traded in over-the-counter markets.

Level 2 - Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.  The Company’s Level 2 assets and liabilities include fixed maturity securities with quoted prices that are traded less frequently than exchange-traded instruments or assets and liabilities whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.  This category generally includes U.S. Government and agency mortgage-backed debt securities and corporate debt securities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.  The Company’s Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.  This category generally includes certain private equity investments and asset-backed securities where independent pricing information was not able to be obtained for a significant portion of the underlying assets.

3.       Fair Value Measurements (continued)

The Company has categorized its financial instruments, based on the priority of the inputs to the valuation technique, into the three-level fair value hierarchy.  If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.  A review of fair value hierarchy classifications is conducted on a quarterly basis.  Changes in the valuation inputs, or their ability to be observed, may result in a reclassification for certain financial assets or liabilities. Reclassifications impacting Level 3 of the fair value hierarchy are reported as transfers in/out of the Level 3 category as of the beginning of the period in which the reclassifications occur.

The Company’s fair value hierarchy for those financial instruments measured at fair value on a recurring basis as of December 31, 2011 and 2010 is summarized as follows:

December 31, 2011	Level 1	Level 2	Level 3	Total
Fixed maturity securities, available-for-sale
U.S. government	$-	$2,809,172	$-	$2,809,172
Residential mortgage-backed securities	-	202,981	-	202,981
Corporate bonds	-	77,326,326	-	77,326,326
Foreign bonds	-	712,728	-	712,728
Total fixed maturity securities	$-	$81,051,207	$-	$81,051,207
Equity securities, available-for-sale
Mutual funds	$-	$183,522	$-	$183,522
Corporate preferred stock	-	247,960	$-	247,960
Corporate common stock	389,911	-	77,500	467,411
Total equity securities	$389,911	$431,482	$77,500	$898,893

December 31, 2010	Level 1	Level 2	Level 3	Total
Fixed maturity securities, available-for-sale
U.S. government	$-	$1,108,961	$-	$1,108,961
Residential mortgage-backed securities	-	191,503	-	191,503
Corporate bonds	-	25,111,599	-	25,111,599
Foreign bonds	-	211,255	-	211,255
Total fixed maturity securities	$-	$26,623,318	$-	$26,623,318
Equity securities, available-for-sale
Mutual funds	$-	$86,800	$-	$86,800
Corporate common stock	365,014	-	77,500	442,514
Total equity securities	$365,014	$86,800	$77,500	$529,314

At December 31, 2011, Level 3 financial instruments consisted of two private placement common stocks that have no active trading.  These stocks represent investments in small development stage insurance holding companies.  The fair value for these securities was determined through the use of unobservable assumptions about market participants.  The Company has assumed a willing market participant would purchase the securities for the same price as the Company paid until such time as the development stage company commences operations.

3.       Fair Value Measurements (continued)

Fair values for Level 1 and Level 2 assets for the Company’s fixed maturity and equity securities available-for-sale are primarily based on prices supplied by its custodian bank.  The custodian bank utilizes a third party pricing service to provide quoted prices in the market which use observable inputs in developing such rates.

The Company analyzes market valuations received to verify reasonableness and to understand the key assumptions used and the sources.  Since the fixed maturity securities owned by the Company do not trade on a daily basis, the custodian bank and the third party pricing service prepare estimates of fair value measurements using relevant market data, benchmark curves, sector groupings and matrix pricing.  As the fair value estimates of the Company’s fixed maturity securities are based on observable market information rather than market quotes, the estimates of fair value on these fixed maturity securities are included in Level 2 of the hierarchy.  The Company’s Level 2 investments include obligations of U.S. government agencies, mortgage-backed securities, corporate bonds and foreign bonds.

The Company’s equity securities are included in Level 1 except for mutual funds and the preferred stock included in Level 2 and the private placement common stocks are included in Level 3.  Level 1 for these equity securities is appropriate since they trade on a daily basis, are based on quoted market prices in active markets and based upon unadjusted prices.  Level 2 for the mutual funds and preferred stock is appropriate since they are not actively traded as of December 31, 2011.  The mutual funds were moved from Level 1 to Level 2 during 2010.  The Company’s fixed maturity and equity securities portfolio is highly liquid and allows for a high percentage of the portfolio to be priced through pricing services.

The change in the fair value of the Company’s Level 3 equity securities, available-for-sale for the years ended December 31, 2011 and 2010 is summarized as follows:

	Year Ended December 31,
	2011	2010

Beginning balance	$77,500	$35,000

Purchases	-	42,500

Ending balance	$77,500	$77,500

3.       Fair Value Measurements (continued)

Fair Value of Financial Instruments

The estimated fair values of financial instruments, as of December 31, 2011 and 2010 are summarized as follows:

	December 31, 2011		December 31, 2010
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Assets
Fixed maturity securities	$81,051,207	$81,051,207	$26,623,318	$26,623,318
Equity securities	898,893	898,893	529,314	529,314
Mortgage loans on real estate
Residential	129,234	131,319	-	-
Commercial	1,856,160	1,934,303	1,156,812	1,192,284
Policy loans	1,472,666	1,472,666	367,284	367,284
Other long-term investments	9,875,675	11,610,716	6,886,529	7,423,119
Cash and cash equivalents	27,705,711	27,705,711	12,985,278	12,985,278
Loans from premium financing	1,022,416	1,022,416	1,143,977	1,143,977
Liabilities
Policyholders' account balances	$81,730,322	80,609,804	$30,261,070	28,700,425
Policy claims	515,522	515,522	367,306	367,306

The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies.  However, considerable judgment was required to interpret market data to develop these estimates.  Accordingly, the estimates are not necessarily indicative of the amounts which could be realized in a current market exchange.  The use of different market assumptions or estimation methodologies may have a material effect on the fair value amounts.

The following methods and assumptions were used in estimating the “fair value” disclosures for financial instruments in the accompanying financial statements and notes thereto:

Fixed Maturity and Equity Securities

The fair value of fixed maturity and equity securities are based on the principles previously discussed as Level 1, Level 2 and Level 3.

Mortgage Loans on Real Estate

The fair values for mortgage loans are estimated using discounted cash flow analyses, using the actual spot rate yield curve in effect at the end of the period.

Cash and Cash Equivalents and Policy loans

The carrying value of these financial instruments approximates their fair values.

Other Long-Term Investments

Other long-term investments are comprised of lottery prize receivables and fair value is derived by using a discounted cash flow approach.  Projected cash flows are discounted using applicable rates.

3.       Fair Value Measurements (continued)

Loans from Premium Financing

The carrying value of loans from premium financing is net of unearned interest and any estimated loan losses and approximates fair value.  Estimated loan losses were $229,004 and $443,071 as of December 31, 2011 and 2010, respectively.

Investment Contracts – Policyholders’ Account Balances

The fair value for liabilities under investment-type insurance contracts (accumulation annuities) is calculated using a discounted cash flow approach.  Cash flows are projected using actuarial assumptions and discounted to the valuation date using risk-free rates adjusted for credit risk and the nonperformance risk of the liabilities.

The fair values for insurance contracts other than investment-type contracts are not required to be disclosed.

Policy Claims

The carrying amounts reported for these liabilities approximate their fair value.

4.       Certificate of Deposit Pledged and Special Deposits

Prior to January 1, 2011, the Company pledged a certificate of deposit with a market value of $65,000 as collateral for the letter of credit with a bank.  There were no amounts borrowed against this letter of credit. The letter of credit was obtained solely to secure the issuance of standby letters of credit.  The standby letters of credit are used to guarantee reserve credits taken by Optimum Re Insurance Company (“Optimum Re”).  The letter of credit in effect as of December 31, 2011 and into 2012 does not require a pledged certificate of deposit.

TLIC and Family Benefit Life are required to hold assets on deposit for the benefit of policyholders in accordance with statutory rules and regulations.  At December 31, 2011 and 2010, these required deposits had a carrying value that totaled $2,571,669 and $2,643,506, respectively.

5.       Loans from Premium Financing

The Company finances amounts up to 80% of the premium on casualty insurance policies after a 20% or greater down payment is made by the policy owner.  The premiums financed are collateralized by the amount of the unearned premium of the insurance policy.  Policies that become delinquent are submitted for cancellation and recovery of the unearned premium, up to the amount of the loan balance, 25 days after a payment becomes delinquent.  Loans from premium financing are carried net of unearned interest and any estimated loan losses.

Unearned interest was $23,287 and $35,519 as of December 31, 2011 and 2010, respectively.  Allowances for loan losses were $229,004 and $443,071 at December 31, 2011 and 2010, respectively.

The Company’s balance of and changes in credit losses related to loans from premium financing as of and for the years ended December 31, 2011 and 2010 are summarized as follows:

	December 31, 2011	December 31, 2010
Allowance at beginning of period	$443,071	$318,826
Additions charged (credited) to operations	(214,067)	124,245
Allowance at end of period	$229,004	$443,071

6.       Deferred Policy Acquisition Costs

The balances of and changes in deferred acquisition costs as of and for the years ended December 31, 2011 and 2010 are summarized as follows:

	2011	2010
Balance, beginning of year	$3,234,285	$1,918,994
Capitalization of commissions, sales and issue expenses	2,262,751	1,773,199
Amortization	(230,284)	(451,349)
Deferred acquisition costs allocated to investments	(14,753)	(6,559)
Balance, end of year	$5,251,999	$3,234,285

7.       Federal Income Taxes

The Company files a consolidated federal income tax return with FTCC and SIS and does not file a consolidated return with TLIC or Family Benefit Life.  TLIC and Family Benefit Life are taxed as life insurance companies under the provisions of the Internal Revenue Code and must file separate tax returns until they have been members of the filing group for five years.

A reconciliation of federal income tax expense computed by applying the federal income tax rate of 35% to income before federal income tax expense for the years ended December 31, 2011 and 2010 is summarized as follows:

	Years ended December 31,
	2011	2010
Expected tax expense (benefit)	$2,621,595	$(40,317)
Difference in book versus tax basis of Family Benefit Life	(2,420,418)	-
Small life insurance company deduction	(80,471)	(16,127)
Net operating loss generated (utilized)	74,132	(147,893)
Difference in book versus tax basis of available-for-sale fixed maturity securities	(60,492)	(10,943)
Adjustment of prior years' taxes	(6,161)	-
Graduated rate reduction	(5,748)	(1,152)
Other	7,841	9,906
Total income tax expense (benefit)	$130,278	$(206,526)

The components of total income tax expense (benefit) for the years ended December 31, 2011 and 2010 is summarized as follows:

	Years ended December 31,
	2011	2010
Current tax expense	$34,095	$-
Deferred tax expense (benefit)	96,183	(206,526)
Total income tax expense (benefit)	$130,278	$(206,526)

7.       Federal Income Taxes (continued)

Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2011 and 2010 are summarized as follows:

	2011	2010
Deferred tax liabilities:
Net unrealized investment gains	$1,572,220	$305,433
Deferred policy acquisition costs	690,885	386,061
Reinsurance recoverable	226,061	195,007
Investment real estate	30,665	31,902
Other long-term investments	-	28,275
Value of insurance business acquired	1,582,494	501,452
Property and equipment	18	878
Due premiums	11,551	3,578
Other	4,392	1,034
Total deferred tax liabilities	4,118,286	1,453,620
Deferred tax assets:
Policyholders' account balance and future policy benefits	816,953	598,161
Policy claims	24,761	21,588
Other	(8,873)	36,454
Accrued liabilities	80,000	-
Alternative minimum tax carryforward	-	2,155
Net operating loss carryforward	2,049,777	1,790,233
Net capital loss carryforward	181,483	199,099
Total deferred tax assets	3,144,101	2,647,690
Valuation allowance	(1,648,526)	(1,488,145)
Net deferred tax assets	1,495,575	1,159,545
Net deferred tax liabilities	$2,622,711	$294,075

FTFC has net operating loss carry forwards of approximately $4,848,606 expiring in 2019 through 2026.  TLIC has net operating loss carry forwards of approximately $2,006,255, expiring in 2018 through 2026.  Net operating loss carry forwards of $1,061,225 (included in the TLIC amount above), expiring in 2018 through 2023, remain from the acquisition of FLAC.  The utilization of those losses is restricted by the tax laws and some or all of the losses may not be available for use.

The Company has no known uncertain tax benefits within its provision for income taxes.  In addition, the Company does not believe it would be subject to any penalties or interest relative to any open tax years and, therefore, have not accrued any such amounts.  The Company files U.S. federal income tax returns and income tax returns in various state jurisdictions.  The 2008 through 2011 U.S. federal tax years are subject to income tax examination by tax authorities.  The Company classifies any interest and penalties (if applicable) as income tax expense in the financial statements.

8.       Reinsurance

TLIC participates in reinsurance in order to provide risk diversification, additional capacity for future growth and limit the maximum net loss potential arising from large risk.  TLIC reinsures all amounts of risk on any one life in excess of $55,000 for individual life insurance with Investors Heritage Life Insurance Company, Munich American Reassurance Company, Optimum Re and Wilton Re.

TLIC is a party to an Automatic Retrocession Pool Agreement (the “Reinsurance Pool”) with Optimum Re, Catholic Order of Foresters, American Home Life Insurance Company and Woodmen of the World. The agreement provides for automatic retrocession of coverage in excess of Optimum Re’s retention on business ceded to Optimum Re by the other parties to the Reinsurance Pool. TLIC’s maximum exposure on any one insured under the Reinsurance Pool is $50,000.   As of January 1, 2008, the Reinsurance Pool stopped accepting new cessions.

Effective September 29, 2005, FLAC and Wilton Re executed a binding letter of intent whereby both parties agreed that FLAC would cede the simplified issue version of its Golden Eagle Whole Life (Final Expense) product to Wilton Re on a 50/50 quota share original term coinsurance basis. The letter of intent was executed on a retroactive basis to cover all applicable business issued by FLAC subsequent to January 1, 2005. Wilton Re agreed to provide various commission and expense allowances to FLAC in exchange for FLAC ceding 50% of the applicable premiums to Wilton Re as they are collected.  As of June 24, 2006, Wilton Re terminated the reinsurance agreement for new business issued after the termination date.

To the extent that the reinsurance companies are unable to meet their obligations under the reinsurance agreements, TLIC remains primarily liable for the entire amount at risk.

Reinsurance assumed and ceded amounts for TLIC for 2011 and 2010 are summarized as follows:

	2011	2010
Premiums assumed	$44,118	$32,157
Commissions and expense allowances	186	120
Benefits assumed	33,811	5,593
Reserve credits assumed	52,250	50,147
Inforce amount assumed	23,737,668	24,807,969

Premiums ceded	341,106	389,866
Commissions and expense allowances	22,673	26,796
Benefits ceded	275,681	238,828
Reserve credits ceded	795,619	731,031
Inforce amount ceded	40,146,708	44,869,095

9.       Property and Equipment

Property and equipment as of December 31, 2011 and 2010 is summarized as follows:

	December 31, 2011	December 31, 2010
Total property and equipment	$281,996	$161,904
Less - accumulated depreciation	(111,153)	(59,530)
Property and equipment net of accumulated depreciation	$170,843	$102,374

10.       Leases

The Company leased approximately 2,517 square feet of office space pursuant to a three-year lease that began July 1, 2008 and leased 950 square feet of office space effective December 15, 2009 that terminated December 31, 2010.  On June 17, 2010, the Company agreed to lease an additional 4,252 square feet of expansion office space whereby effective October 1, 2010, the Company would lease for five years a combined 6,769 square feet.  Under the terms of the home office leases as amended, the monthly rent expense for the 2,517 square feet was $3,041 through June 30, 2009, $3,146 from July 1, 2009 through June 30, 2010, $3,251 from July 1, 2010 through September 30, 2010 and $7,897 from October 1, 2010 through September 30, 2015.  The 950 square feet lease was $1,225 per month.  The Company incurred rent expense of $72,809 and $73,155 for the years ended December 31, 2011 and 2010, respectively.  Future minimum lease payments to be paid under non cancelable lease agreements are $94,764 for each of the years 2012 through 2014 and $71,073 in 2015.

On December 24, 2009, TLIC entered into a five year lease of approximately 7,500 square feet of its building in Topeka, Kansas with an option for the lessee to renew the lease for five additional years.  The monthly lease payments are as follows: $8,888 in 2010, $9,130 in 2011 and 2012 and $9,371 in 2013 and 2014.

TLIC has also leased 10,000 square feet in the Topeka, Kansas office building under a lease that was renewed during 2006 to run through June 30, 2011 with a 90 day notice to terminate the lease by the lessee. This lease was renewed on July 1, 2011 to run through May 31, 2016.  Beginning July 1, 2014, the lessee can terminate the lease with a 180 day written notice.  The lease agreement calls for minimum monthly base lease payments of $17,535.

Effective August 29, 2005, TLIC executed a lease agreement for 2,500 square feet of the Topeka, Kansas office building.  The base lease period commenced on September 1, 2005 and ended on August 31, 2010. The lease automatically renewed on August 15, 2010, for another five years with a 90 day notice by the lessee to terminate the lease. The lease agreement called for minimum monthly base lease payments of $4,332 through August 31, 2010. The lease payments decreased to $3,100 per month for the period September 1, 2010 through August 31, 2015.

The future minimum lease payments to be received under the above non cancelable lease agreements are $357,180, $360,072, $360,072, $235,220 and $87,675 for the years 2012 through 2016, respectively.

Family Benefit Life entered into a one-year lease beginning August 1, 2010 and ending July 31, 2011.  The lease can be renewed annually if no termination notice is given by either party on or before May 1.  No notice was given by either party on May 1, 2011 and therefore the lease was renewed for an additional one-year period.  The tenant pays Family Benefit Life $15,000 per year in monthly installments of $1,250.

11.       Shareholders’ Equity and Statutory Accounting Practices

TLIC is domiciled in Oklahoma and prepares its statutory financial statements in accordance with statutory accounting practices prescribed or permitted by the Oklahoma Insurance Department.  Family Benefit Life is domiciled in Missouri and prepares its statutory financial statements in accordance with statutory accounting practices prescribed or permitted by the Missouri Department of Insurance.  Prescribed statutory accounting practices include publications of the NAIC, state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed.  Statutory accounting practices primarily differ from GAAP by charging policy acquisition costs to expense as incurred, establishing future policy benefit liabilities using different actuarial assumptions and valuing investments, deferred taxes, and certain assets on a different basis.

The statutory net loss for TLIC amounted to $831,650 and $449,123 for the years ended December 31, 2011 and 2010, respectively.  The statutory surplus of TLIC was $4,703,946 and $4,316,574 as of December 31, 2011 and 2010, respectively.  The statutory net income for Family Benefit Life amounted to $1,226,329 for the year ended December 31, 2011.  The statutory surplus of Family Benefit Life was $10,951,137 as of December 31, 2011.

11.       Shareholders’ Equity and Statutory Accounting Practices (continued)

TLIC is subject to Oklahoma laws and Family Benefit Life is subject to Missouri laws that limit the amount of dividends insurance companies can pay to stockholders without approval of the respective Departments of Insurance.  The maximum dividend, which may be paid in any twelve-month period without notification or approval, is limited to the lesser of 10% of statutory surplus as of December 31 of the preceding year or the net gain from operations of the preceding calendar year.  Cash dividends may only be paid out of surplus derived from realized net profits.  Based on these limitations, there is no capacity for TLIC to pay a dividend in 2012 without prior approval.  In addition, based on those limitations, there is the capacity for Family Benefit Life to pay a dividend up to $934,675 in 2012 without prior approval.  There were no dividends paid or a return of capital to the parent company in 2011 and 2010.

12.       Segment Data

The Company has a life insurance segment, consisting of the operations of TLIC and Family Benefit Life, and a premium financing segment, consisting of the operations of FTCC and SIS.  Results for the parent company, after elimination of intercompany amounts, are allocated to the corporate segment.  These segments as of and for the years ended December 31, 2011 and 2010 are summarized as follows:

	Year Ended December 31,
	2011	2010
Revenues:
Life and annuity insurance operations	$16,011,386	$8,495,479
Premium finance operations	166,919	323,816
Corporate operations	45,954	2,011
Total	$16,224,259	$8,821,306
Income (loss) before income taxes:
Life and annuity insurance operations	$8,238,255	$736,035
Premium finance operations	(212,706)	(340,395)
Corporate operations	(535,278)	(510,830)
Total	$7,490,271	$(115,190)
Depreciation and amortization expense:
Life and annuity insurance operations	$650,350	$792,490
Premium finance operations	3,708	7,363
Corporate operations	12,111	4,729
Total	$666,169	$804,582

	December 31,
	2011	2010
Assets:
Life and annuity insurance operations	$137,931,960	$55,436,841
Premium finance operations	1,864,370	3,247,530
Corporate operations	4,951,325	2,904,490
Total	$144,747,655	$61,588,861

13.       Comprehensive Income

The components of comprehensive income, net of related federal income taxes and adjustments to deferred acquisition costs, for the years ended December 31, 2011 and 2010 are summarized as follows:

	Year Ended December 31,
	2011	2010
Net income	$7,359,993	$91,336
Total net unrealized gains (losses) arising during the period	(2,211)	597,626
Less: Net realized investment gains	606,935	159,300
Net unrealized gains (losses)	(609,146)	438,326
Total comprehensive income (loss)	$6,750,847	$529,662

Realized gains and losses on the sales of investments are determined based upon the specific identification method and include provisions for other-than-temporary impairments where appropriate.

14.       Concentrations of Credit Risk

Credit risk is limited by diversifying the Company’s investments.  The Company maintains cash and cash equivalents at multiple institutions.  The Federal Deposit Insurance Corporation currently insures all non-interest bearings accounts.  Other funds are invested in mutual funds that invest in U.S. government securities.  Uninsured balances aggregate $4,150,280 as of December 31, 2011.  The Company has not experienced any losses in such accounts.   The company has lottery prize receivables due from the states of New York, Massachusetts, California and Illinois in the amounts of $4,312,142; $2,131,982; $1,004,025 and $661,767, respectively.

15.       Revolving Line of Credit

On April 30, 2009, FTCC renewed and modified its loan agreement with the First National Bank of Muskogee, to increase the revolving loan amount to $3,600,000.  The loan bore interest on the outstanding principal amount for each interest period at a rate per annum equal to the sum of the J.P. Morgan Chase Prime Rate at all times in effect plus the Prime Rate Margin of .25 of one percent. The rate had a floor of no less than 5% at any time.  FTFC was a guarantor on the loan.  The loan matured May 31, 2010 and was not renewed at the election of FTFC.  The maximum amount that was borrowed when the revolving loan was effective was $100,000.

16.       Contingent Liabilities

Guaranty fund assessments may be taken as a credit against premium taxes over a five-year period.  These assessments, brought about by the insolvency of life and health insurers, are levied at the discretion of the various state guaranty fund associations to cover association obligations.

17.       Subsequent Event

On July 26, 2011, the Company signed a definitive agreement to acquire Doctors Life Insurance Company, domiciled in California, with assets of approximately $22 million and licensed in California, Arizona, Hawaii, Montana, Nevada, Texas and Wyoming.  The purchase price would have been $4,500,000, subject to adjustment based upon required statutory capital and surplus.  In first quarter 2012, the stock purchase agreement was terminated since the closing was not going to take place.

18.       Acquisition of Family Benefit Life Insurance Company

On December 28, 2011, the Company, through its primary insurance subsidiary, TLIC, completed the Tender Offer of Family Benefit Life by paying Family Benefit Life shareholders promptly for all the issued and outstanding common shares that satisfied the terms of the offer through the expiration of the extended Tender Offer on December 21, 2011.

During the Tender Offer, TLIC accepted tenders of 869,669 shares meeting the minimum condition requirements during the original and subsequent offers which expired on December 9, 2011 and December 21, 2011, respectively, and promptly paid for the shares tendered.  The shares tendered represented 98.1% of the issued and outstanding shares not owned by TLIC.  Prior to October 20, 2011, TLIC purchased 401,381 Family Benefit Life common shares.  These purchases brought the aggregate shares held by TLIC to 1,271,050 shares, or 98.7% of the 1,287,640 shares issued and outstanding.  TLIC acquired the remaining 16,590 issued and outstanding shares of Family Benefit Life by initiating and completing a merger under the corporation laws of the state of Missouri.  TLIC paid an aggregate of $13,855,129 for the acquisition of 100% of the issued and outstanding shares of Family Benefit Life.

The net fair value of the Family Benefit Life assets acquired is included in the consolidated statement of financial position as of December 31, 2011.  The results of operations of Family Benefit Life are not included in the consolidated statement of operations for the year ended December 31, 2011 due to the late 2011 acquisition date.  The Company acquired Family Benefit Life to expand its insurance operations in additional states.

18.       Acquisition of Family Benefit Life Insurance Company (continued)

The acquisition of Family Benefit Life is summarized as follows:

Assets acquired
Available-for-sale fixed maturity securities	$56,252,307
Available-for-sale equity securities	304,773
Mortgage loans on real estate	79,710
Investment real estate	582,560
Policy loans	1,047,378
Other invested assets	110
Cash and cash equivalents	9,103,505
Accrued investment income	775,438
Recoverable from reinsurers	120,068
Agents' balances and due premiums	16,476
Value of insurance business acquired	5,627,662
Other assets	10,336
Total assets acquired	73,920,323
Liabilities assumed
Policyholders' account balances	$36,746,133
Future policy benefits	13,502,833
Policy claims	166,593
Premiums paid in advance	12,214
Deferred federal income taxes	2,188,650
Current federal taxes payable	36,720
Other liabilities	496,572
Total liabilities assumed	53,149,715
Fair value of net assets acquired	$20,770,608
Cash paid as purchase consideration	$(13,855,129)
Gain from acquisition of Family Benefit Life	$6,915,479

18.       Acquisition of Family Benefit Life Insurance Company (continued)

The following unaudited pro forma financial information has been prepared to present the results of operations of the Company assuming the acquisition of Family Benefit Life had occurred at the beginning of the years ended December 31, 2011 and 2010.  This pro forma information is supplemental and does not necessarily present the operations of the Company that would have occurred had the acquisition occurred on those dates and may not reflect the operations that will occur in the future.

Pro forma adjustments consist of the following: reduction in revenue due to the amortization of current market value adjustments over the life of the investments, reduction in deferred acquisition costs due to the business acquired, amortization of the value of insurance business acquired and deferred tax impact of these pro forma adjustments..

The unaudited pro forma financial information for the years ended December 31, 2011 and 2010 is summarized as follows:

	Historical
	First Trinity	Family Benefit Life	Pro Forma Adjustments	Pro Forma Combined
Year ended December 31, 2011
Revenues	$9,308,780	$5,302,880	$(150,000)	$14,461,660
Net income	$444,514	$1,192,250	$(256,000)	$1,380,764
Net income per common share basic and diluted	$0.06			$0.19
Year ended December 31, 2010
Revenues	$8,821,306	$4,688,631	$(140,000)	$13,369,937
Net income	$91,336	$980,520	$(236,000)	$835,856
Net income per common share basic and diluted	$0.01			$0.13

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by the Company in connection with the offering of the securities being registered are as follows:

SEC filing fee	$784
Agent recruitment and training	340,000
Legal fees and expenses	40,000
Accounting fees and expenses	40,000
Printing and mailing	20,000
Transfer agent fees	10,000
Miscellaneous	49,216

Total	$500,000

Item 14. Indemnification of Directors and Officers.

Our Bylaws require indemnification to the extent permitted by law of any director, officer, employee, and agent who is a party or is threatened to be made a party to any action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of, the Company. Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

The Company sold 2,000,000 common shares at $.10 per share to its organizing shareholders in April of 2004 for total proceeds of $200,000, in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act, and Rule 506 of Regulation D promulgated thereunder. No underwriter was involved in connection with the issuance of our shares, and we paid no finder’s fees in the April 2004 private placement. On May 21, 2004, we undertook a private placement of 1,000,000 shares of common stock for gross proceeds of $1,250,000. This private placement, which was concluded on August 31, 2004, was conducted in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. No underwriter was involved in connection with the issuance of our shares, and we paid no finder’s fees in the private placement. On June 22, 2005 the Company registered 2,550,000 shares to be sold at $5.00 per share in an intrastate public offering with the Oklahoma Securities Commission for gross proceeds in the amount of $12,750,000 with a 10% oversale provision. The offering was sold by issuer agents registered with the Oklahoma Securities Commission. That offering was completed on February 23, 2007 with gross proceeds of $14,025,000 including the 10% oversale. The offering was sold pursuant to an exemption from registration provided by Section 3(a)(11) of the Securities Act, and Rule 147 promulgated thereunder.

Item 16. Exhibits and Financial Schedules.

(a) Exhibits

See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

i

(b) Financial Statement Schedules

None.

Item 17. Undertakings.

The registrant undertakes:

(1)	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:
	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

	(iii)	To include any additional or changed material information on the plan of distribution.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed by the registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X and are not set forth in the prospectus, to deliver, or cause to be delivered to each such person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration to be signed on its behalf by the undersigned, thereunto duly authorized in Tulsa, Oklahoma on March 30, 2012.

FIRST TRINITY FINANCIAL CORPORATION an Oklahoma corporation

March 30, 2012	By:	/s/Gregg E. Zahn
Gregg E. Zahn, President and Chief Executive Officer

March 30, 2012	By:	/s/Jeffrey J. Wood
Chief Financial Officer and Chief Accounting Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Gregg E. Zahn as their true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-1 and any and all amendments including post-effective amendments thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities described herein which are the subject of such Registration Statement, as the case may be, which amendments may make such changes in such Registration Statement, as the case may be, as such attorney may deem appropriate, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do in person, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By	/s/Gregg E. Zahn	President, Chief Executive Officer Chairman of the Board	March 30, 2012
	Gregg E. Zahn	and Director

	*	Vice Chairman of the Board and Director	March 30, 2012
Scott J. Engebritson

	*	Vice President and Chief Investment Officer	March 30, 2012
William S. Lay

	*	Director	March 30, 2012
H. Bryan Chrisman

	*	Director	March 30, 2012
Bill H. Hill, Director

	*	Director	March 30, 2012
Will W. Klein, Director

		Director	March 30, 2012
Charles Wayne Owens

	*	Director	March 30, 2012
George E. Peintner

	*	Director	March 30, 2012
G. Wayne Pettigrew

	*	Director	March 30, 2012
Gary L. Sherrer

	*	Director	March 30, 2012
Shannon B. Young

*By	/s/ Gregg E. Zahn		March 30, 2012
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3.1	Amended Certificate of Incorporation, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed June 17, 2009.

3.2	By-laws, as amended and restated, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed May 1, 2009.

4.1	Specimen Stock Certificate, incorporated by reference to Exhibit 4 to the Company’s Registration Statement on Form 10SB12G filed April 30, 2007.

5.1	Opinion of Cooper & Newsome PLLP, incorporated from Pre-Effective Amendment No. 2 to the Registration Statement on Form S-1 filed June 23, 2010.

5.2	Opinion of Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C., incorporated from Pre-Effective Amendment No. 3 to the Registration Statement on Form S-1 filed March 31, 2011.

5.23*	Opinion of Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C., incorporated from Pre-Effective Amendment No. 4 to the Registration Statement on Form S-1 filed March 30, 2012.

10.1
Administrative Service Agreement between TLIC (formerly FLAC) and Investors Heritage Life Insurance Company, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 17, 2009.

10.2	Lease Agreement, incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form 10SB12G filed April 30, 2007.

10.3	Reinsurance Agreement with Investors Heritage Life Insurance Company is incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form 10SB12G/A filed July 23, 2007.

10.4	Reinsurance Agreement with Munich American Reinsurance Company is incorporated by reference to Exhibit 10.4 to the Company’s registration statement on Form 10SB12G/A filed July 23, 2007.

10.5
First Amendment to Lease Agreement between First Trinity Financial Corporation and Amejak Limited Partnership dated July 1, 2008, incorporated by reference to Exhibit 10.6 to the Company’s Annual report on Form 10-K filed April 14, 2009.

10.6
Lease Agreement dated July 10, 2006 between First Life America Corporation and the United States of America, incorporated by reference to Exhibit 10.7 of the Company’s Annual Report on Form 10-K filed April 14, 2009.

10.7
Lease Agreement dated August 2, 2006 between First Life America Corporation and the United States of America, incorporated by reference to Exhibit 10.8 of the Company’s Annual Report on Form 10-K filed April 14, 2009.

10.8	Employment Agreement of William S. Lay, dated April 18, 2009, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 22, 2009.

10.9
Loan agreement between First Trinity Capital Corporation and First National Bank of Muskogee dated March 12, 2009, incorporated by reference to the company’s Quarterly Report on form 10-Q filed May 15, 2009.

v

EXHIBIT INDEX (continued)

Exhibit Number	Description of Exhibit

10.10
Loan guaranty agreement between First Trinity Capital Corporation and First National Bank of Muskogee dated March 12, 2009, incorporated by reference to the company’s Quarterly Report on form 10-Q filed May 15, 2009.

10.11
Administrative Services Agreement between First Life America Corporation and Investors Heritage Life Insurance Company dated June 16, 2009, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 17, 2009.

10.12
First Amendment to Administrative Services Agreement between Trinity Life Insurance Company and Investors Heritage Life Insurance Company incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed June 17, 2009.

10.13	Amendment to Employment Agreement of William S. Lay dated April 23, 2010, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed April 28, 2010.

10.14	Employment Agreement of Gregg E. Zahn, President, dated June 7, 2010, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed June 11, 2010.

10.15
Second Amendment to Lease Agreement between First Trinity Financial Corporation and Amejak Limited Partnership dated June 16, 2010, incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8+K filed June 22, 2010.

10.16	Amendment to Employment Agreement of Gregg E. Zahn, President, dated December 8, 2011, incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K filed December 13, 2011.

10.17	Employment Agreement of William S. Lay, dated December 8, 2011, incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed December 13, 2011.

10.18	Employment Agreement of Jeffrey J. Wood, dated December 8, 2011, incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed December 13, 2011.

21.1	Subsidiaries of First Trinity Financial Corporation.

21.2 *	Letter to Jeffrey Reidler, Division of Corporate Finance, United States Securities and Exchange Commission.

23.1	Consent of Cooper & Newsome PLLP (included as part of its opinion), incorporated from Pre-Effective Amendment No. 2 to the Registration Statement on Form S-1 filed June 23, 2010.

23.2	Consent of Kerber, Eck and Braeckel, LLP, incorporated by reference to Exhibit 23.2 of the Company’s Pre-Effective Amendment No. 1 to Registration Statement on Form S-1 filed May 17, 2010.

EXHIBIT INDEX (continued)

Exhibit Number	Description of Exhibit

23.3
Consent of Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C., (included as part of its opinion), incorporated from Pre-Effective Amendment No. 3 to the Registration Statement on Form S-1 filed March 31, 2011.

23.4	Consent of Kerber, Eck and Braeckel, LLP, incorporated by reference to Exhibit 23.4 of the Company’s Pre-Effective Amendment No. 3 to Registration Statement on Form S-1 filed March 31, 2011.

23.5	Consent of Seaver & Forck, CPAs, incorporated by reference to Exhibit 23.1 of the Company’s Current Report on Form 8-K/A filed March 9, 2012.

23.6 *	Consent of Kerber, Eck and Braeckel, LLP, (included as part of its opinion filed as Exhibit 23.6 hereto).

24.1 *	Powers of Attorney (included in the signature pages hereto, and incorporated herein by reference).

31.1	Rule 13a-14(a)/15d-14(a) Certification of Principal Executive Officer.

31.2	Rule 13a-14(a)/15d-14(a) Certification of Principal Financial Officer.

32.1	Section 1350 Certification of Principal Executive Officer.

32.2	Section 1350 Certification of Principal Financial Officer.

99.1	Oklahoma Insurance Holding Company Disclaimer of Control of Gregg Zahn, incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form 10SB12G filed on April 20, 2007.

99.2	Form of Promotional Shares Escrow Agreement (six year restriction), is incorporated by reference to Exhibit 99.2 to the Company’s Registration Statement on Form 10SB12G filed April 20, 2007.

99.3	Form of Promotional Shares Escrow Agreement (four year restriction), is incorporated by reference to Exhibit 99.3 to the Company’s Registration Statement on Form 10SB12G filed on April 20, 2007.

99.4
Termination of Oklahoma Insurance Holding Company Disclaimer of Control between the Oklahoma Department of Insurance and Gregg Earl Zahn dated August 2, 2007 is incorporated by reference to Exhibit 99.4 to the Company’s Form 10-K filed on March 31, 2008.

99.5	First Life America Corporation unaudited financial statements for the period ending September, 30, 2008, incorporated by reference to the Company’s Form 10-K filed on April 14, 2009.

99.6	First Life America Corporation audited financial statements for the years ended December 31, 2007 and 2006, incorporated by reference to the Company’s Form 10-K filed on April 14, 2009.

EXHIBIT INDEX (continued)

Exhibit Number	Description of Exhibit

99.7	Pro forma condensed financial information for the acquisition of First Life America Corporation on December 23, 2008, incorporated by reference to the Company’s Form 10-K filed on April 14, 2009.

99.8	Form R Oklahoma Redomestication Application of First Life America Corporation, incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed June 17, 2009.

99.9	Completion of acquisition of First Life America Corporation, , incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed January 26, 2009.

99.10	Subscription Agreement, incorporated from Pre-Effective Amendment No. 2 to the Registration Statement on Form S-1 filed June 23, 2010.

99.11	Subscription Escrow Agreement, as amended on March 31, 2011, incorporated by reference to the Company’s Form 10-K filed on April 14, 2009.

99.12
Form A Application Missouri Statement Regarding the Acquisition of Control or Merger of Domestic Insurer Family Benefit Life Insurance Company on August 25, 2011, incorporated by reference to the Company’s Form 8-K filed on August 31, 2011.

99.13
Form A Approval Missouri Statement Regarding the Acquisition of Control or Merger of Domestic Insurer Family Benefit Life Insurance Company on October 14, 2011, incorporated by reference to the Company’s Form 8-K filed on October 19, 2011.

99.14	Completion of acquisition of Family Benefit Life Insurance Company, incorporated by reference to Exhibit 99.18 to the Company’s Current Report on Form 8-K filed December 28, 2011.

99.15	Family Benefit Life Insurance Company audited financial statements for the years ended December 31, 2010 and 2011, incorporated by reference to the Company’s Form 8-K/A filed on March 9, 2012.

99.16
Unaudited Pro forma financial statements for the acquisition of Family Benefit Life Insurance Company as of and for the year ended December 31, 2011, incorporated by reference to the Company’s Form 8-K/A filed on March 9, 2012.

* Filed herewith

101.INS**	XBRL Instance
101.SCH**	XBRL Taxonomy Extension Schema
101.CAL**	XBRL Taxonomy Extension Calculation
101.DEF**	XBRL Taxonomy Extension Definition
101.LAB**	XBRL Taxonomy Extension Labels
101.PRE**	XBRL Taxonomy Extension Presentation

**XBRL
Information is furnished and not filed as part of a registration statement or prospectus forpurposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filedfor purposes of section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under These sections.